Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-181773

PROSPECTUS

GREENMAN TECHNOLOGIES, INC.

11,553,282 SHARES OF COMMON STOCK

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to: (1) 9,908,591 shares that may be acquired upon the conversion of shares of our 10% Convertible Preferred Stock, which preferred stock was issued to 15 investors in a private placement completed on April 30, 2012; (2) 158,448 shares issued on June 30, 2012 in lieu of the cash payment of dividends on the preferred stock in accordance with the terms of the Certificate of Designation governing such preferred stock; and (3) 1,486,243 additional shares issuable within 15 months after June 30, 2012 in lieu of the cash payment of dividends on the preferred stock in accordance with the terms of the Certificate of Designation governing such preferred stock.

We are not selling any shares of our Common Stock in this offering and, as a result, we will not receive any proceeds from the sale of the Common Stock covered by this prospectus.  All of the net proceeds from the sale of our Common Stock will go to the selling security holders.

The selling security holders may sell Common Stock from time to time at prices established on the OTC Markets Group’s OTCQB, or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The Common Stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our Common Stock registered hereunder.

Our Common Stock is presently quoted on the OTC Markets Group’s OTCQB under the symbol “GMTI.” On July 12, 2012, the last reported sale price of our Common Stock on the OTCQB was $0.72 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before investing in shares of our Common Stock.

NEITHER THE SECURITIES & EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS July 25, 2012.

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“GreenMan,” “American Power Group” and “Green Tech Products” are our trademarks and service marks, and we claim common law rights in such marks. This prospectus refers to the trade names, service marks and trademarks of other companies. These references are made with due recognition of the rights of these companies and without any intent to misappropriate these names or marks.

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PROSPECTUS SUMMARY

GREENMAN TECHNOLOGIES, INC.

11,553,282 SHARES OF COMMON STOCK

ABOUT THIS PROSPECTUS

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our” and “GreenMan” refer to GreenMan Technologies, Inc. together with its subsidiaries. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

ABOUT GREENMAN TECHNOLOGIES

Company Overview

GreenMan Technologies, Inc. is a Delaware corporation. Prior to August 1, 2011, our business was comprised of two business segments, our dual fuel conversion operations (American Power Group) and our molded recycled rubber products operations (Green Tech Products). Our business changed substantially in August 2011, when we sold substantially all of the assets of our molded recycled rubber products operations.

Products and Services

Our American Power Group’s patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);
•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or
•	100% diesel fuel.

Our proprietary technology seamlessly displaces 40% to 70% of the normal diesel fuel consumption with various forms of natural gas and the energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers’ (OEM) specified temperatures and pressures with no loss of horsepower. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.

By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 20% to 35%;
•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions; and
•	Enhance the engine’s operating life, since natural gas is a cleaner burning fuel source.

Primary end market applications include both primary and back-up diesel generators as well as mid- to heavy-duty vehicular diesel engines.

Our Green Tech Products’ molded recycled rubber products operations, sold in August 2011, specialized in the design, development and manufacturing of branded recycled products and services that provide schools and municipalities with environmentally responsible products to create safer work and play environments.

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Recent Developments

In April 2012, we completed the following actions.

Private Placement

On April 30, 2012, we completed a private placement in which we entered into a securities purchase agreement with certain accredited investors and sold 821.6 units for gross proceeds to us of $8,216,000. Each unit had a purchase price of $10,000 and consisted of one share of 10% Convertible Preferred Stock, which we refer to in this prospectus as 10% Preferred Stock, and one warrant to purchase 25,000 shares of Common Stock.

The 10% Preferred Stock has a ten percent annual dividend, payable quarterly in shares of Common Stock, provided that if we fail to meet certain conditions set forth in the Certificate of Designations we may be required to pay such dividends in cash. As of the date of issuance, each share of 10% Preferred Stock is convertible, at any time at the option of the holder, into 25,000 shares of Common Stock at a conversion price of $0.40 per share. The conversion price is subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the conversion price of the 10% Preferred Stock. In addition to the conversion right described above, we may require the holders of the 10% Preferred Stock to convert their shares into shares of Common Stock in the event the volume weighted average price of our Common Stock exceeds certain threshold amounts.

The holders of the 10% Preferred Stock vote with the Common Stock on all matters presented to the holders of the Common Stock, other than the election of certain directors, on an as converted into Common Stock basis. The holders of 10% Preferred Stock voting as a separate class are entitled to elect three members of the Board of Directors. In connection with the exercise of that right, Dr. Allen Kahn and Thomas Galvin resigned from the Board of Directors following the completion of the private placement and the Board of Directors appointed Neil Braverman, Dr. Aviel Faliks and Jamie Weston as directors. The holders of the 10% Preferred Stock also have certain rights to elect additional members of the Board of Directors in the event we fail to make the dividend payments as required by the terms of the 10% Preferred Stock. In addition, the approval of the holders of at least 67% of the outstanding 10% Preferred Stock will be required before we may take certain actions.

The holders of the 10% Preferred Stock have priority in the event of a liquidation of our company over the outstanding shares of Common Stock. Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the Common Stock, the holders of the 10% Preferred Stock are entitled to be paid out of the assets of the company an amount equal the stated value of the 10% Preferred Stock, which is initially $10,000 per share, plus any accrued, but unpaid, dividends.

In addition, in the event we fail to take certain actions regarding the registration of the Common Stock issuable upon conversion of the 10% Preferred Stock or we take certain other actions affecting the 10% Preferred Stock, the holders of the 10% Preferred Stock may require us to redeem such preferred stock at a price to be determined at the time of redemption in accordance with the terms of the 10% Preferred Stock.

Each investor also received a warrant to purchase a number of shares of Common Stock equal to the number of shares into which the 10% Preferred Stock purchased by such investor is convertible as of the date of issuance of the warrant. The warrants have an exercise price of $0.50 per share and may be exercised at any time during a five-year period beginning October 30, 2012. The warrants are subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the exercise price of the warrants and upon other customary terms.

In connection with the private placement, we granted the investors the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to buy additional shares of 10% Preferred Stock and warrants under the same terms described above. The shares of Common Stock underlying these securities are not being registered for resale under this prospectus.

Of the $8,216,000 in gross proceeds from the private placement, our net proceeds after fees and expenses were approximately $7,500,000. We used approximately $495,000 of the net proceeds to retire short term debt and intend to use the balance to advance our dual fuel technologies business.

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In connection with the private placement, we entered into a registration rights agreement with the holders of the 10% Preferred Stock. Pursuant to the registration rights agreement, we were required to file a registration statement with the Securities and Exchange Commission on or before May 30, 2012, to register for resale the shares of Common Stock issuable upon the conversion of the 10% Preferred Stock and upon the exercise of the warrants and to use commercially reasonable best efforts to cause the registration statement to be declared effective. The registration rights agreement requires that we pay to each investor liquidated damages equal to two percent of the amount invested by such investor in the private placement in the event we fail take certain actions affecting the registration of the shares of Common Stock or the ability of the investors to sell shares of Common Stock pursuant to Rule 144 of the Securities Act of 1933, as amended. This prospectus is a part of the registration statement we filed pursuant to the registration rights agreement.

In connection with the private placement, we entered into a voting agreement with the holders of the 10% Preferred Stock. Pursuant to the voting agreement, the investors have agreed to vote their shares of 10% Preferred Stock to elect: (a) two individuals to the Board of Directors designated by Spring Mountain Capital, for as long as Spring Mountain Capital or its affiliates owns shares of 10% Preferred Stock; and (b) one individual to the Board of Directors designated by Associated Private Equity LLC, for as long as Associated Private Equity LLC or its affiliates owns shares of 10% Preferred Stock.

Amendments to Certain Related Party Promissory Notes

On April 27, 2012, we entered into amendments to promissory notes in the aggregate principal amount of $473,500 held by Charles Coppa, our Chief Financial Officer; Lyle Jensen, a member of our Board of Directors and our President and Chief Executive Officer; and Dr. Allen Kahn, a member of our Board of Directors. These amendments reduced the interest rates of the promissory notes to 8% per annum and extended the maturity dates of the notes to April 30, 2014.

Amendment to Patent License and Note

On April 27, 2012, we entered into an amendment to the exclusive patent license agreement dated June 17, 2009, under which we license certain dual fuel technology from M & R Development, Inc. The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012, the monthly royalty amount due to M&R will be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. M&R also agreed to waive any prior defaults under the license. In addition, we amended the amended and restated promissory note issued to American Power Group by M&R on December 1, 2009 to extend the maturity of the note until February 15, 2015 and to defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest.

Extension of Iowa State Credit Facility

On April 25, 2012, Iowa State Bank agreed to extend the maturity of American Power Group’s working capital line of credit to April 25, 2013 and increased the borrowing limits under the facility to $2.25 million. The other terms and conditions of the credit facility remain unchanged.

Convertible Debenture Conversions

As a condition to the closing of the private placement on April 30, 2012, the investors required that outstanding convertible promissory notes be converted into shares of Common Stock effective as of and immediately prior to the closing. At or prior to the closing, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 converted such principal, together with interest accrued thereon, into approximately 6,842,955 shares of Common Stock.

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Divestiture of Molded Rubber Products Business

In March 2011, we announced our intention to divest our Green Tech Products business and to devote all of our corporate resources to American Power Group’s dual fuel conversion business. In July 2011, our shareholders approved the sale of substantially all of Green Tech Products’ assets, subject to substantially all of its liabilities, to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’ senior managers. We completed the sale on August 1, 2011, for consideration consisting of (i) the assumption of substantially all of Green Tech Products’ liabilities, which were approximately $1.2 million, (ii) a $50,000 stock inventory credit toward the purchase of products and services from the buyer, which credit may be applied during the first nine months after completion of the sale; and (iii) a promissory note in the principal amount of $100,000 which is payable in increasing monthly installments over a period of 60 months.

In March 2012, Irish Knight Holdings agreed, in consideration of a $25,000 reduction in the stock inventory credit and a $38,000 reduction in the then outstanding balance of the promissory note, to pay us a total of $80,000 by December 31, 2012 in full satisfaction of the inventory credit and note.

U.S. Vehicular Rollout Initiative

In December 2010, the Environmental Protection Agency approved our request for an initial 11 test exemptions for aftermarket dual fuel diesel trucks. The test exemptions provided us the ability to compliantly gather critical engine performance and emission data on a pre-dual fuel and post-dual fuel basis to support anticipated changes to EPA approval requirements.

In April 2011, the EPA announced it had amended its alternative fuel conversion regulations for light, medium and heavy-duty vehicles. The new regulations introduced new flexibilities for all clean alternative fuel converters and expand compliance options for certain categories of conversions building upon the concept that it is appropriate to treat conversions differently based on the age of the vehicle or engine being converted. Previously, the EPA regulations required vehicle and engine conversion systems to be converted by a certificate of conformity to gain regulatory exemption from potential tampering charges. Under the new regulations, testing and compliance procedures differ based on the age category of the vehicle or engine that is being converted: (1) new or relatively new; (2) intermediate age (“IUL”), or (3) outside useful life (“OUL”). All conversion manufacturers seeking exemption must demonstrate compliance, but the requirements differ among age categories. Our initial focus has been on obtaining approval for vehicle families within the OUL category as we believe the testing requirements are less stringent than those for IUL category.

In September 2011, we were notified by the EPA that our first submission under the new regulations had been approved for the OUL Heavy Duty 2004 Caterpillar C-15 engine family. We believe that this first OUL approval provides us with a clear path for additional conversion approval submissions on a wide-array of heavy-duty aftermarket diesel truck engines utilizing our dual fuel technology. With the EPA acceptance of our testing protocol, we believe we can accelerate the preparation and submission timeline of subsequent OUL vehicle family submissions. In addition, we also intend to begin our IUL vehicle submission, which will be subject to different regulatory requirements but would expand our product offerings to include IUL vehicles. In May 2012, we were notified by the EPA of approval for an additional 55 CAT and Detroit Diesel OUL engine families.

Corporate Information

We were originally founded in 1992 and have operated as a Delaware corporation since 1995. Our principal executive office is located at 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940, and our telephone number is (781) 224-2411. We maintain a website at www.greenman.biz. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

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SUMMARY OF THE OFFERING

Common stock offered by selling security holders: Terms of the Offering:	11,553,282 shares The selling security holders will determine when and how they will sell the Common Stock offered in this prospectus.

Common Stock outstanding prior to the offering:	42,845,918 shares

Common Stock outstanding after the offering:

54,399,200 shares, which assumes (i) the conversion of 396.34 outstanding shares of 10% Convertible Preferred Stock into shares of Common Stock and (ii) the payment of all dividends payable on the preferred stock within 15 months after June 30, 2012 in shares of Common Stock in lieu of cash.

Use of proceeds:	We are not selling any shares of the Common Stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering.

OTCQB Symbol:	GMTI

Risk Factors:	See “Risk Factors” beginning on page 8 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the units.

The total number of shares of our Common Stock outstanding excludes (i) 10,631,409 additional shares of Common Stock issuable upon conversion of additional shares of 10% Convertible Preferred Stock, which are not included in this prospectus; (ii) 20,540,000 shares of Common Stock issuable upon the exercise of warrants issued to the purchasers of the 10% Convertible Preferred Stock at an exercise price of $.50 per share; (iii) 450,000 shares of Common Stock issuable upon the exercise of warrants issued to the placement agent in connection with the private placement of the 10% Convertible Preferred Stock at an exercise price of $.40 per share; (iv) 4,049,000 shares of Common Stock issuable under the exercise of stock options and warrants outstanding as of July 12, 2012 at a weighted average exercise price of $.37 per share; (v) 6,846,661 shares of Common Stock issuable upon the conversion of shares of 10% Convertible Preferred Stock that may be issued in connection with additional investment rights granted in the private placement; and (vi) 6,846,661 shares of Common Stock issuable upon the exercise of warrants that may be issued in connection with such additional investment rights.

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SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following summary of selected condensed consolidated financial information as of and for the fiscal years ended September 30, 2011 and 2010 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary of selected condensed consolidated financial information as of and for the six months ended March 31, 2012 and 2011 has been derived from our unaudited financial statements included elsewhere in this prospectus. The condensed consolidated financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus.

Condensed Consolidated Statements of Operations

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2012	2011	2011	2010
Net sales	$968,901	$878,123	$1,767,644	$332,533
Cost of sales	864,603	993,127	1,833,042	1,029,539
Gross profit (loss)	104,298	(115,004)	(65,398)	(697,006)
Operating expenses:
Selling, general and administrative	1,373,084	1,636,371	3,467,094	3,367,571
Impairment loss	—	149,600	149,600	—
Research and development	98,421	513,533	1,322,021	699,366
	1,471,505	2,299,504	4,938,715	4,066,937
Operating loss from continuing operations	(1,367,207)	(2,414,508)	(5,004,113)	(4,763,943)
Non operating income (expense)
Interest and financing costs	(780,014)	(263,763)	(819,475)	(88,534)
Interest income	22,053	25,077	53,191	167,664
Realized loss on investments	—	—	—	(28,393)
Other, net	(64,922)	(81,913)	(188,803)	(220,302)
Non operating expense, net	(822,883)	(320,599)	(955,087)	(169,565)
Loss from continuing operations before income taxes	(2,190,090	(2,735,107)	(5,959,200)	(4,933,508)
Income tax benefit	—	—	321,519	—
Loss from continuing operations	(2,190,090)	(2,735,107)	(5,637,681)	(4,933,508)
Discontinued operations
Loss on disposal of discontinued operations	(63,000)	—	(59,526)	—
Loss from discontinued operations	—	(1,056,044)	(1,116,413)	(708,322)
	(63,000)	(1,056,044)	(1,175,939)	(708,322)
Net loss	$(2,253,090)	$(3,791,151)	$(6,813,620)	$(5,641,830)

Loss from continuing operations per share – basic and diluted	$(0.06)	$(0.08)	$(0.16)	$(0.15)
Loss from discontinued operations per share – basic and diluted	$—	$(0.03)	$(0.03)	$(0.02)
Net loss per share – basic and diluted	$(0.06)	$(0.11)	$(0.19)	$(0.17)
Weighted average shares outstanding – basic and diluted	36,150,109	33,550,782	35,621,150	33,110,940

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Condensed Consolidated Balance Sheet Data

March 31, 2012
Assets
Cash, cash equivalents and restricted certificates of deposit	$304,798
Accounts receivable, net	388,013
Inventory	480,201
Other current assets	594,118
Property, plant and equipment, net	305,239
Long term contracts, net	366,670
Purchased technology and patents, net	366,670
Seller’s note, related party, non-current	523,248
Software development costs, net	524,323
Other assets	147,790
Total Assets	$4,001,070

Liabilities and Stockholders’ Deficit
Current liabilities	$6,880,835
Notes payable, non-current	65,134
Notes payable, related parties, non-current	473,500
Obligations under lease settlement, non-current	505,540
Stockholders’ deficit	(3,923,939)
Total Liabilities and Stockholders’ Deficit	$4,001,070

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RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our units. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to our Business

By completing the August 2011 sale of our molded rubber products business, we have sold the operations which have historically generated substantially all our revenue and cash flow during the past three years. Our remaining dual fuel conversion business has lost money in each of the fiscal quarters since its acquisition and will need additional working capital if we do not return to sustained profitability. If additional capital is not received, it may force us to adjust operations accordingly.

Since the July 2009 acquisition of American Power Group’s dual fuel conversion operations, we have invested over $7.0 million to enhance our dual fuel products and support dual fuel sales and marketing initiatives intended to promote American Power Group’s dual fuel conversion technology and establish broader market presence worldwide. Despite these efforts, American Power Group’s business has incurred significant operating losses and experienced negative cash flow from operations.

Our continued existence is dependent on our ability to generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. If American Power Group is unable to achieve sustained profitability, our ability to maintain our current level of operations could be materially and adversely affected. There is no guarantee we will be able to achieve profitability.

We may require additional funding to grow our business, which funding may not be available to us on favorable terms or at all. If we do not obtain funding when we need it, our business will be adversely affected. In addition, if we have to sell securities in order to obtain financing, the rights of our current holders may be adversely affected.

Substantial expenditures will be required to enable us to obtain the necessary additional vehicular engine family approvals from the EPA to accelerate our ability to sell our vehicular dual fuel solution in the United States. In addition, we may need additional capital to continue operations. There can be no assurance that we will generate revenues from operations or obtain sufficient capital on acceptable terms, if at all. Failure to generate such operating revenues or to obtain such capital, if needed, would have an adverse impact on our results of operations, our financial position and our ability to continue as a going concern. We may also seek funding for the manufacturing and marketing of our products through strategic partnerships and other arrangements with corporate partners.  There can be no assurance that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us if at all. There can be no assurance that additional private or public finances, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing Common Stock.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

The audit report issued by our independent registered public accounting firm contains an explanatory paragraph regarding our ability to continue as a going concern on our audited financial statements for the fiscal year ended September 30, 2011. This explanation indicates there is substantial doubt on the part of our independent registered public accounting firm as to our ability to continue as a going concern due to the risk that we may not have sufficient cash and liquid assets at September 30, 2011 to cover our operating capital requirements for the next twelve-month period. If sufficient cash cannot be obtained we would have to substantially alter our operations, or we may be forced to discontinue operations. Such an audit report from our independent registered public accounting firm may limit our ability to access certain types of financing, or may prevent us from obtaining financing on acceptable terms. There can be no assurance that our auditing firm will not include the same explanation in its opinion in the future.

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Improvement in our business depends on our ability to increase demand for our products and services.

We must substantially increase revenues from our American Power Group’s business. Factors that could limit demand for our products and services include potential changes in the regulatory environment. If, for example, the EPA withdraws support for our domestic vehicular dual fuel testing initiative, further development of the domestic market for our vehicular products could be materially delayed. Other adverse events or economic or other conditions affecting markets for our products and services, potential delays in product development, product and service flaws, changes in technology and the availability of competitive products and services could also delay or limit demand for our products and services. There can be no assurance that our efforts will be successful, that all of our products will prove to meet the anticipated levels of approval or effectiveness, or that we will be able to obtain and sustain customers as well as distribution approval.

We are exposed to risks related to technological obsolescence and competition.

We operate in competitive and evolving markets locally, nationally and globally. These markets are subject to rapid technological change and changes in demand.  In seeking market acceptance, we will encounter competition from many sources, including other well-established and larger dominant original equipment providers such as CAT, Cummings, Detroit Diesel, Volvo and Mercedes. Many of these competitors have substantially greater financial resources as well as substantially greater experience in conducting testing, manufacturing and marketing of products than we do. As a result, they may be able to adapt more quickly to new or emerging technologies, changes in customer requirements, or devote greater resources to the promotion and sale of their products and services. In addition, our competitors might succeed in developing or purchasing technologies and products that are more effective than those that we are developing or that would render our technology and products obsolete or noncompetitive. Competition could increase if new companies enter the markets in which we operate or our existing competitors expand their service lines.

We may not be able to protect our intellectual property rights adequately.

Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on patents, as well as on trademarks, copyrights, trade secrets, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Despite these efforts, we cannot be certain that the steps we take to protect our proprietary information will be adequate to prevent misappropriation of our technology or protect that proprietary information. Companies in our industry often own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we gain increasing market share, the possibility of intellectual property rights claims against our licensed dual fuel technology could grow. Although the licensor is responsible for defending all claims against the licensed dual fuel technology, it may not have the resources to defend such claims adequately. Such claims, whether having merit or otherwise, could be time consuming and expensive to litigate or settle and could divert management resources and attention. No assurance can be given that, if challenged, our patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business.

Because our dual fuel technology is licensed from a third party, if we should default on the payment of royalties or other material terms of that license, the license can be terminated. Such termination would have a material adverse effect on our business and on our results of operations.

In addition, many of our distribution agreements require us to indemnify the partner for third-party intellectual property infringement claims and may require that we pay the damages if there were an adverse ruling in any such claims and the licensor was unable to adequately indemnify us. If litigation is successfully brought by a third party against us and/or our licensor in respect of intellectual property, we may be required to cease distributing or marketing certain products or obtain licenses from the holders of the intellectual property at material cost, redesign affected products in such a way as to avoid infringing intellectual property rights, any or all of which could materially adversely affect our business, financial condition and results of operations. If those intellectual property rights are held by a competitor, we or the licensor may be unable to obtain the intellectual property at any price, which could also adversely affect our competitive position.

There is uncertainty relating to our ability to enforce our rights under the content partner agreements.

Several of our exclusive distribution agreements are with foreign entities and are governed by the laws of foreign jurisdictions. If a partner breaches such agreement, then we may incur the additional costs of determining our rights and obligations under the agreement, under applicable foreign laws, and enforcing the agreement in a foreign jurisdiction. In addition, some of the exclusive distribution agreements contain arbitration provisions that govern disputes under the agreements and there is uncertainty with respect to the enforceability of such arbitration provisions under the laws of related foreign jurisdictions. If a dispute were to arise under an exclusive distribution agreement and the related arbitration provision was not effective, then we would be exposed to the additional costs of settling the dispute through traditional legal avenues rather than through an arbitration process.

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The creditworthiness of our distributors is an ongoing concern.

We may not always be able to collect all funds owed to us by our distributors. Some distributors may experience financial difficulties which may adversely impact our collection of accounts receivable. We regularly review the collectability and creditworthiness of our distributors to determine an appropriate allowance for credit to such distributors. If our uncollectible accounts exceed that amount for which we have planned, this would adversely impact our operating results. We intend to minimize this concern with international customers by selling most of our products by way of advanced deposits and letters of credit or similar payment methods.

We depend on the manufacture and installation capabilities of third parties.

An important element of our strategy for the marketing and release of our products is to enter into various arrangements with distribution and installation entities. The success and commercialization of our dual fuel products will be dependent, in part, upon our ability to enter into such arrangements and upon the ability of these third parties to perform their responsibilities. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can be no assurance that any such arrangements will be available on terms acceptable to us, if any at all, and that such parties will perform their obligations as expected, or that any revenue will be derived from such arrangements. If we are not able to enter into such arrangements, we could encounter delays in introducing our products into the market.

We plan to assemble our dual fuel installation kits in-house after receiving components from outside vendors and have the kits installed by independent certified installers. Therefore, we may be dependent on contract manufacturers for the production of certain critical components for products as well as their installation. In the event that we are unable to obtain or retain the necessary components and services on acceptable terms, we may not be able to continue to commercialize and market our products as planned. There can be no assurance that we will be able to (i) obtain adequate supplies of our products in a timely fashion at acceptable quality and prices, (ii) enter into arrangements for the manufacture of our products with manufacturers whose facilities and procedures comply with our requirements, or (iii) that such manufacturers will be able to adequately supply us with our product needs. Our dependence upon others for the manufacture of certain critical components may adversely affect our ability to develop and deliver products on a timely and competitive basis.

Our success depends on the retention of our senior management and other key personnel.

Our success depends largely on the skills, experience and performance of our senior management. Our senior management consists of only two officers, our President and Chief Executive Officer, who has held that position for six years, and our Chief Financial Officer, who has held that position for 14 years. The loss of either member of our senior management could have a material adverse effect on our business. We do not maintain a key man insurance policy covering any or senior management or any other key employees. In addition, in the event that either our President or Chief Financial Officer is terminated by us without cause, the officer will be entitled to receive severance payments equal to twelve months’ salary and certain benefits. In the event we are required to make these severance payments to our officers, it could have a material adverse effect on our results of operations for the fiscal period in which such payments are made.

In addition, to increase revenues, we will be required to hire sales and marketing officers and to develop a larger and more effective sales force. We have not identified any candidates to lead our sales and marketing efforts. There can be no assurance that we will be able to hire, motivate and retain skilled marketing and sales personnel.

Seasonal factors may affect our quarterly operating results.

Seasonality may cause our total revenues to fluctuate. Our American Power Group subsidiary may experience some seasonality in the Hurricane Belt located in the Southeastern U.S., where critical care installations are usually not scheduled during the July-October timeframe.

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Inflation and changing prices may hurt our business.

We are generally exposed to the effects of inflation and changing prices. Because our dual fuel conversion technology replaces a certain percentage of diesel fuel with natural gas, we would be impacted by any material change in the net fuel savings between the two fuels (such as a decrease in diesel fuel prices and an increase in natural gas prices). We have generally been unaffected by interest rate changes in fiscal 2011, because we no longer maintain any floating-rate debt.

If we acquire other companies or businesses we will be subject to risks that could hurt our business.

A part of our business strategy is based on future acquisitions or significant investments in businesses that offer complementary products and services. Promising acquisitions are difficult to identify and complete for a number of reasons. Any acquisitions completed by our company may be made at a premium over the fair value of the net assets of the acquired companies and competition may cause us to pay more for an acquired business than its long-term fair market value. There can be no assurance that we will be able to complete future acquisitions on terms favorable to us or at all. In addition, we may not be able to integrate any future acquired businesses, at all or without significant distraction of management into our ongoing business. In order to finance acquisitions, it may be necessary for us to issue shares of our capital stock to the sellers of the acquired businesses and/or to seek additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of an equity financing or the use of our stock to pay for an acquisition, may result in dilution to our existing stockholders.

As we grow, we are subject to growth related risks.

We are subject to growth-related risks, including capacity constraints and pressure on our internal systems and personnel. In order to manage current operations and any future growth effectively, we will need to continue to implement and improve our operational, financial and management information systems and to hire, train, motivate, manage and retain employees. We may be unable to manage such growth effectively. Our management, personnel or systems may be inadequate to support our operations, and we may be unable to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth. Any such failure could have a material adverse impact on our business, operations and prospects. In addition, the cost of opening new facilities and the hiring of new personnel for those facilities could significantly decrease our profitability, if the new facilities do not generate sufficient additional revenue.

We incur substantial costs to operate as a public reporting company.

We incur substantial legal, financial, accounting and other costs and expenses to operate as a public reporting company. We believe that these costs are a disproportionately larger percentage of our revenues than they are for many larger companies, and they contribute significantly to our operating losses. In addition, the rules and regulations of the Securities and Exchange Commission impose significant requirements on public companies, including ongoing disclosure obligations and mandatory corporate governance practices. Our limited senior management and other personnel need to devote a substantial amount of time to ensure ongoing compliance with these requirements. Our Common Stock is currently quoted on the OTC Markets Group’s OTCQB tier. OTC Markets Group imposes no specific quotation requirements for its OTCQB tier other than that issuers must be current in their reporting to the Securities and Exchange Commission. If we are successful in listing our stock for trading on a national securities exchange or having our stock quoted on the Nasdaq Stock Market, we will be subject to additional disclosure and governance obligations. There can be no assurance that we will continue to meet all of the public company requirements to which we are subject on a timely basis, or at all, or that our compliance costs will not continue to be material.

Risks Related to the Securities Market and Our Common Stock

Our stock price may be volatile, which could result in substantial losses for our shareholders.

Our Common Stock is thinly traded and an active public market for our stock may not develop. Consequently, the market price of our Common Stock may be highly volatile. Additionally, the market price of our Common Stock could fluctuate significantly in response to the following factors, some of which are beyond our control:

•	we are now traded on the OTC Markets Group’s OTCQB;
•	changes in market valuations of similar companies;
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•	announcements by us or by our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
•	regulatory developments;
•	additions or departures of senior management and other key personnel;
•	deviations in our results of operations from the estimates of securities analysts; and
•	future issuances of our Common Stock or other securities.

We have options, warrants, convertible preferred stock and convertible notes currently outstanding. Their exercise and/or conversion will cause dilution to existing and new shareholders.

As of July 12, 2012, we had options and warrants outstanding to purchase 26,691,222 additional shares of Common Stock. These reserved shares relate to the following: 3,934,000 shares for issuance upon exercise of awards granted under our 1993 Stock Option Plan, 1996 Non-Employee Director Stock Option Plan and 2005 Stock Option Plan, and 22,757,222 shares for issuance upon exercise of other stock options and stock purchase warrants.

The exercise of these options and warrants will cause additional shares of Common Stock to be issued, resulting in dilution to investors and our existing stockholders. As of July 12, 2012, approximately 32 million shares of our Common Stock were eligible for sale in the public market exclusive of the options and warrants noted above.

Our directors, executive officers and principal stockholders own a significant percentage of our shares, which will limit your ability to influence corporate matters.

Our directors, executive officers and one other principal stockholder owned approximately nineteen percent of our outstanding Common Stock as of July 12, 2012. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

We have never paid dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have paid no cash dividends on our common stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our Common Stock will be the shareholders’ sole source of gain for the foreseeable future. The terms of the 10% Convertible Preferred Stock restrict our ability to pay dividends on our Common Stock if the dividends due on the 10% Convertible Preferred Stock are unpaid.

Anti-takeover provisions in our charter documents and Delaware law could discourage potential acquisition proposals and could prevent, deter or delay a change in control of our company.

Certain provisions of our Restated Certificate of Incorporation and By-Laws could have the effect, either alone or in combination with each other, of preventing, deterring or delaying a change in control of our company, even if a change in control would be beneficial to our stockholders. Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. For more information regarding these provisions, see “Description of Capital Stock – Delaware Law and Certain Charter and By-Law Provisions” in this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, or the Litigation Reform Act. These forward looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events, are subject to certain risks, uncertainties and assumptions, and are not guaranties of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or using other similar expressions.

In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this prospectus. These statements include, without limitation, statements relating to uncertainties associated with the our ability to continue to operate as a going concern, our ability to return to sustained profitability and to raise additional working capital and capital to fund and grow our business, our ability to increase demand for our products and services, our ability to compete effectively, our ability to retain our senior management and other key personnel and to attract additional management and key employees, our ability to acquire and integrate other businesses, our ability to protect our intellectual property rights, our ability to operate as a public company, our belief that our stock price may continue to be volatile, our belief that options, warrants and convertible promissory notes will cause dilution to our shareholders, our belief that, because our directors, officers and principal stockholders own a significant percentage of our share, our shareholders’ ability to influence corporate matters will be limited, our belief that we will not pay any cash dividends in the foreseeable future, and our belief that anti-takeover provisions in our charter documents in Delaware law could prevent, deter or delay a change in control of our company.

Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized, nor can there be any assurance that we have identified all possible issues which we might face. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our financial position and results of operations. For all of these reasons, the reader is cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date hereof. We assume no responsibility to update any forward-looking statements as a result of new information, future events, or otherwise except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the resale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the selling security holders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

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DILUTION

The selling security holders are offering for resale shares of Common Stock underlying certain outstanding shares of 10% Convertible Preferred Stock and shares of Common Stock issued or issuable within 18 months after April 30, 2012 in lieu of the cash payment of dividends on such preferred stock. To the extent such preferred stock is converted and/or such dividends are paid in shares of Common Stock in lieu of cash payments, existing shareholders will experience dilution to their ownership interests in our company. The resale of the shares of the current outstanding Common Stock under this prospectus will not dilute the ownership interests of existing stockholders.

SELLING SECURITY HOLDERS

Selling Security Holders

The Common Stock being offered for resale by the selling security holders consists of shares of Common Stock which may be acquired upon conversion of shares of preferred stock issued in our private placement completed on April 30, 2012 and shares of stock issued or issuable in lieu of the cash payment of dividends on such preferred stock. Please see the “Prospectus Summary” for a description of the private placement. The table below includes the following shares of Common Stock:

•	9,908,591 shares that may be acquired upon the conversion of shares of our 10% Convertible Preferred Stock, which preferred stock was issued to 15 investors in a private placement completed on April 30, 2012;
•	158,448 shares issued on June 30, 2012 in lieu of the cash payment of dividends on the preferred stock in accordance with the terms of the Certificate of Designation governing such preferred stock; and
•	1,486,243 additional shares issuable within 15 months after June 30, 2012 in lieu of the cash payment of dividends on the preferred stock in accordance with the terms of the Certificate of Designation governing such preferred stock.

The following table sets forth the name of each selling security holder, the number of shares of Common Stock beneficially owned by each of the selling security holders as of July 12, 2012 and the number of shares of Common Stock being offered by the selling security holders. The selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holders.

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Name of Selling Security Holder (1)	Maximum Number of Shares That May be Acquired Upon Conversion of Preferred Stock	Shares Issued on June 30, 2012 Upon Payment of Dividends on the Preferred Stock	Maximum Number of Additional Shares Issuable Upon Payment of Dividends on the Preferred Stock (2)	Maximum Number of Shares That May be Acquired Upon Exercise of Warrants	Maximum Number of Shares That May be Acquired Upon Conversion of Preferred Stock (3)	Maximum Number of Shares That May be Acquired Upon Exercise of Warrants (3)	Total Number of Shares Beneficially Owned Before Offering (4)	Maximum Number of Shares Being Offered	Total Number of Shares Beneficially Owned After Offering (5)	Percentage of Common Stock Beneficially Owned After Offering (5)
Next View Capital LP (6)	2,065,000	-	157,385	2,065,000	688,333	688,333	5,664,051	1,153,551	4,510,500	8.29%
Objective Investments LLC (7)	250,000	2,368	17,870	250,000	83,333	83,333	686,904	140,839	546,065	1.00%
Phillip Sylvester	500,000	4,737	35,739	500,000	166,666	166,666	1,373,808	281,678	1,092,130	2.01%
Associated Private Equity LLC (8)	2,625,000	24,869	187,631	2,625,000	875,000	875,000	7,212,500	1,478,813	5,733,687	10.54%
TS World Development Master Fund Ltd. (9)	500,000	4,737	35,739	500,000	166,666	166,666	1,373,808	281,678	1,092,130	2.01%
Ronald H. Muhlenkamp	1,750,000	16,579	125,088	1,750,000	583,333	583,333	4,808,333	985,875	3,822,458	7.03%
Carpe Diem Opportunity Fund LP (10)	750,000	7,105	53,609	750,000	50,000	250,000	2,060,714	422,517	1,638,197	3.01%
Provident Premier Master Fund Ltd. (11)	1,250,000	11,842	89,348	1,250,000	416,666	416,666	3,434,522	704,196	2,730,326	5.02%
SMC Select Co-Investment Fund I, LP (12)	2,500,000	23,684	178,697	2,500,000	833,333	833,333	6,869,047	1,408,393	5,460,654	10.04%
SMC Reserve Fund II, LP (12)	4,000,000	37,895	285,915	4,000,000	1,333,333	1,333,333	10,990,476	2,253,429	8,737,047	16.06%
SMC Reserve Fund II Offshore, LP (12)	1,000,000	9,474	71,478	1,000,000	333,333	333,333	2,747,618	563,356	2,184,262	4.02%
SMC Employees Partnership (12)	1,225,000	11,605	87,562	1,225,000	408,333	408,333	3,365,833	690,113	2,675,720	4.92%
Ironman PI Fund II (QP), L.P. (13)	1,250,000	-	95,269	1,250,000	416,666	416,666	3,428,601	698,275	2,730,326	5.02%
Cranshire Capital Master Fund, Ltd. (14)	375,000	3,553	26,804	375,000	125,000	125,000	1,030,357	211,258	819,099	1.51%
Kingsbrook Opportunities Master Fund LP (15)	500,000	-	38,108	500,000	166,666	166,666	1,371,440	279,310	1,092,130	2.01%

_________________

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date hereof. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.
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(2)	The 10% Preferred Stock has a ten percent annual dividend, payable quarterly in cash or, subject to certain conditions, in shares of Common Stock. The table includes the maximum number of shares of Common Stock that may be issued in payment of these dividends within 15 months after June 30, 3012. The actual number of shares which may be issued in payment of dividends will depend, in part, on the value of our Common Stock, and whether we have satisfied certain conditions for the payment of dividends with shares of our Common Stock, as of the respective dividend payment dates.
(3)	In connection with the private placement of preferred stock and warrants, the Company also granted the investors the right, exercisable at any time before March 31, 2013, to make an additional purchase of up to 1/3 of the number of shares of preferred stock and warrants purchased in the private placement, on the same terms and conditions as the original investments. The shares of Common Stock which may be acquired by the selling security holders upon conversion of such shares of preferred stock or exercise of such warrants are not being registered for resale under this prospectus.
(4)	Under the terms of the preferred stock and warrants issued in connection with the private placement, a selling security holder may not convert the preferred stock or exercise such warrants to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own more than 4.99% of our Common Stock unless such selling security holder provides no less than 61 days prior notice to us of its election to increase the limitation on beneficial ownership. For purposes of the table above, we have disregarded these limitations.
(5)	Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.
(6)	Stewart R. Flink possesses voting power and investment power over all securities included in this table which are held by Next View Capital LP.
(7)	Ross G. Kaminsky possesses voting power and investment power over all securities included in this table which are held by Objective Investments LLC.
(8)	Neil Braverman, a member of our Board of Directors, possesses voting power and investment power over all securities included in this table which are held by Associated Private Equity LLC.
(9)	Thomas A. Schmitt possesses voting power and investment power over all securities included in this table which are held by TS World Development Master Fund Ltd.
(10)	John Ziegelman possesses voting power and investment power over all securities included in this table which are held by Carpe Diem Opportunity Fund LP.
(11)	Irv Kessler possesses voting power and investment power over all securities included in this table which are held by Provident Premier Master Fund Ltd., and John Ziegelman is authorized trading agent.
(12)	On May 15, 2012, each of SMC Select Co-Investment Fund I, LP, SMC Reserve Fund II, LP, SMC Reserve Fund II Offshore, LP and SMC Employees Partnership provided notice to us of its election to increase the limitation on beneficial ownership under the terms of the preferred stock and the warrants issued in connection with the private placement to 100% of our common stock. John L. Steffens and Gregory P. Ho possess voting power and investment power over all securities included in this table which are held by each of SMC Select Co-Investment Fund I, LP, SMC Reserve Fund II, LP, SMC Reserve Fund II Offshore, LP and SMC Employees Partnership.
(13)	G. Bryan Dutt possesses voting power and investment power over all securities included in this table which are held by Ironman PI Fund II (QP), L.P.
(14)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA.
(15)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Messrs. Storch, Chill and Wallace possess voting power and investment power over all securities included in this table which are held by each of Kingsbrook Opportunities. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

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Except as set forth below under “Board Representation of Certain Selling Security Holders” and other than with respect to acquisition of the securities from us, none of the selling security holders has, or within the past three years has had, any position, office, or other material relationship with us.

Board Representation of Certain Selling Security Holders

The Certificate of Designation establishing the preferences and other special rights of our 10% Convertible Preferred Stock provides that the holders of such preferred stock, voting as a separate class, are entitled to elect three members of our Board of Directors. Pursuant to a voting agreement entered into on April 30, 2012 by the purchasers of such preferred stock on April 30, 2012, (a) Spring Mountain Capital (“Spring Mountain”) has a contractual right to designate two members of our Board of Directors for as long as selling security holders affiliated with Spring Mountain own any shares of such preferred stock; and (b) Associated Private Equity, LLC (“Associated”) has a contractual right to designate one member of our Board of Directors for as long as selling security holders affiliated with Associated own any shares of such preferred stock. In connection with these rights, Spring Mountain designated Dr. Aviel Faliks and Mr. Jamie Weston, and Associated designated Neil Braverman to serve on our Board of Directors, and each was appointed a director of the Company effective April 30, 2012.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets Group’s OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker dealers that agree with the selling security holders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.

We agreed to keep this registration effective until the earlier of (i) the date on which the securities may be resold by the selling security holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date when all of the securities have been sold pursuant to this prospectus or pursuant to Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF BUSINESS

General

GreenMan Technologies, Inc. (together with its subsidiaries we,” us” or our”) was originally founded in 1992 and has operated as a Delaware corporation since 1995. Prior to August 1, 2011, GreenMan was comprised of two business segments, the dual fuel conversion operations (American Power Group) and the molded recycled rubber products operations (Green Tech Products. As described below, our business changed substantially in August 2011, when we sold substantially all of the assets of our molded recycled rubber products operations.

Recent Developments

In April 2012, we completed the following actions.

Private Placement

On April 30, 2012, we completed a private placement in which we entered into a securities purchase agreement with certain accredited investors and sold 821.6 units for gross proceeds to us of $8,216,000. Each unit had a purchase price of $10,000 and consisted of one share of 10% Convertible Preferred Stock, which we refer to in this prospectus as 10% Preferred Stock, and one warrant to purchase 25,000 shares of Common Stock.

The 10% Preferred Stock has a ten percent annual dividend, payable quarterly in shares of Common Stock, provided that if we fail to meet certain conditions set forth in the Certificate of Designations we may be required to pay such dividends in cash. As of the date of issuance, each share of 10% Preferred Stock is convertible, at any time at the option of the holder, into 25,000 shares of Common Stock at a conversion price of $0.40 per share. The conversion price is subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the conversion price of the 10% Preferred Stock. In addition to the conversion right described above, we may require the holders of the 10% Preferred Stock to convert their shares into shares of Common Stock in the event the volume weighted average price of our Common Stock exceeds certain threshold amounts.

The holders of the 10% Preferred Stock vote with the Common Stock on all matters presented to the holders of the Common Stock, other than the election of certain directors, on an as converted into Common Stock basis. The holders of 10% Preferred Stock voting as a separate class are entitled to elect three members of the Board of Directors. In connection with the exercise of that right, Dr. Allen Kahn and Thomas Galvin resigned from the Board of Directors following the completion of the private placement and the Board of Directors appointed Neil Braverman, Dr. Aviel Faliks and Jamie Weston as directors. The holders of the 10% Preferred Stock also have certain rights to elect additional members of the Board of Directors in the event we fail to make the dividend payments as required by the terms of the 10% Preferred Stock. In addition, the approval of the holders of at least 67% of the outstanding 10% Preferred Stock will be required before we may take certain actions.

The holders of the 10% Preferred Stock have priority in the event of a liquidation of our company over the outstanding shares of Common Stock. Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the Common Stock, the holders of the 10% Preferred Stock are entitled to be paid out of the assets of the company an amount equal the stated value of the 10% Preferred Stock, which is initially $10,000 per share, plus any accrued, but unpaid, dividends.

In addition, in the event we fail to take certain actions regarding the registration of the Common Stock issuable upon conversion of the 10% Preferred Stock or we take certain other actions affecting the 10% Preferred Stock, the holders of the 10% Preferred Stock may require us to redeem such preferred stock at a price to be determined at the time of redemption in accordance with the terms of the 10% Preferred Stock.

Each investor also received a warrant to purchase a number of shares of Common Stock equal to the number of shares into which the 10% Preferred Stock purchased by such investor is convertible as of the date of issuance of the warrant. The warrants have an exercise price of $0.50 per share and may be exercised at any time during a five-year period beginning October 30, 2012. The warrants are subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the exercise price of the warrants and upon other customary terms.

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In connection with the private placement, we granted the investors the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to buy additional shares of 10% Preferred Stock and warrants under the same terms described above. The shares of Common Stock underlying these securities are not being registered for resale under this prospectus.

Of the $8,216,000 in gross proceeds from the private placement, our net proceeds after fees and expenses were approximately $7,500,000. We used approximately $495,000 of the net proceeds to retire short term debt and intend to use the balance to advance our dual fuel technologies business.

In connection with the private placement, we entered into a registration rights agreement with the holders of the 10% Preferred Stock. Pursuant to the registration rights agreement, we were required to file a registration statement with the Securities and Exchange Commission on or before May 30, 2012, to register for resale the shares of Common Stock issuable upon the conversion of the 10% Preferred Stock and upon the exercise of the warrants and to use commercially reasonable best efforts to cause the registration statement to be declared effective. The registration rights agreement requires that we pay to each investor liquidated damages equal to two percent of the amount invested by such investor in the private placement in the event we fail take certain actions affecting the registration of the shares of Common Stock or the ability of the investors to sell shares of Common Stock pursuant to Rule 144 of the Securities Act of 1933, as amended. This prospectus is a part of the registration statement we filed pursuant to the registration rights agreement.

In connection with the private placement, we entered into a voting agreement with the holders of the 10% Preferred Stock. Pursuant to the voting agreement, the investors have agreed to vote their shares of 10% Preferred Stock to elect: (a) two individuals to the Board of Directors designated by Spring Mountain Capital, for as long as Spring Mountain Capital or its affiliates owns shares of 10% Preferred Stock; and (b) one individual to the Board of Directors designated by Associated Private Equity LLC, for as long as Associated Private Equity LLC or its affiliates owns shares of 10% Preferred Stock.

Amendments to Certain Related Party Promissory Notes

On April 27, 2012, we entered into amendments to promissory notes in the aggregate principal amount of $473,500 held by Charles Coppa, our Chief Financial Officer; Lyle Jensen, a member of our Board of Directors and our President and Chief Executive Officer; and Dr. Allen Kahn, a member of our Board of Directors. These amendments reduced the interest rates of the promissory notes to 8% per annum and extended the maturity dates of the notes to April 30, 2014.

Amendment to Patent License and Note

On April 27, 2012, we entered into an amendment to the exclusive patent license agreement dated June 17, 2009, under which we license certain dual fuel technology from M & R Development, Inc. The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012, the monthly royalty amount due to M&R will be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. M&R has also agreed to waive any prior defaults under the license. In addition, we amended the amended and restated promissory note issued to American Power Group by M&R on December 1, 2009 to extend the maturity of the note until February 15, 2015 and to defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest.

Extension of Iowa State Credit Facility

On April 25, 2012, Iowa State Bank agreed to extend the maturity of American Power Group’s working capital line of credit to April 25, 2013 and increased the borrowing limits under the facility to $2.25 million. The other terms and conditions of the credit facility remain unchanged.

Convertible Debenture Conversions

As a condition to the closing of the private placement on April 30, 2012, the investors required that outstanding convertible promissory notes be converted into shares of Common Stock effective as of and immediately prior to the closing. At or prior to the closing, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 converted such principal, together with interest accrued thereon, into approximately 6,842,955 shares of Common Stock.

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Divestiture of Molded Rubber Products Business

In March 2011, we announced our intention to divest our Green Tech Products business and to devote all of our corporate resources to American Power Group’s dual fuel conversion business. In July 2011, our shareholders approved the sale of substantially all of Green Tech Products’ assets, subject to substantially all of its liabilities, to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’ senior managers. We completed the sale on August 1, 2011, for consideration consisting of (i) the assumption of substantially all of Green Tech Products’ liabilities, which were approximately $1.2 million, (ii) a $50,000 stock inventory credit toward the purchase of products and services from the buyer, which credit may be applied during the first nine months after completion of the sale; and (iii) a promissory note in the principal amount of $100,000 which is payable in increasing monthly installments over a period of 60 months.

In March 2012, Irish Knight Holdings agreed, in consideration of a $25,000 reduction in the stock inventory credit and a $38,000 reduction in the then outstanding balance of the promissory note, to pay us a total of $80,000 by December 31, 2012 in full satisfaction of the inventory credit and note.

U.S. Vehicular Rollout Initiative

In December 2010, the Environmental Protection Agency approved our request for an initial 11 test exemptions for aftermarket dual fuel diesel trucks. The test exemptions provided us the ability to compliantly gather critical engine performance and emission data on a pre-dual fuel and post-dual fuel basis to support anticipated changes to EPA approval requirements.

In April 2011, the EPA announced it had amended its alternative fuel conversion regulations for light, medium and heavy-duty vehicles. The new regulations introduced new flexibilities for all clean alternative fuel converters and expand compliance options for certain categories of conversions building upon the concept that it is appropriate to treat conversions differently based on the age of the vehicle or engine being converted. Previously, the EPA regulations required vehicle and engine conversion systems to be converted by a certificate of conformity to gain regulatory exemption from potential tampering charges. Under the new regulations, testing and compliance procedures differ based on the age category of the vehicle or engine that is being converted: (1) new or relatively new; (2) intermediate age (“IUL”), or (3) outside useful life (“OUL”). All conversion manufacturers seeking exemption must demonstrate compliance, but the requirements differ among age categories. Our initial focus has been on obtaining approval for vehicle families within the OUL category as we believe the testing requirements are less stringent than those for IUL category.

In September 2011, we were notified by the EPA that our first submission under the new regulations had been approved for the OUL Heavy Duty 2004 Caterpillar C-15 engine family. We believe that this first OUL approval provides us with a clear path for additional conversion approval submissions on a wide-array of heavy-duty aftermarket diesel truck engines utilizing our dual fuel technology. With the EPA acceptance of our testing protocol, we believe we can accelerate the preparation and submission timeline of subsequent OUL vehicle family submissions. In addition, we also intend to begin our IUL vehicle submission, which will be subject to different regulatory requirements but would expand our product offerings to include IUL vehicles. In May 2012, we were notified by the EPA of approval for an additional 55 CAT and Detroit Diesel OUL engine families.

Products and Services

Our American Power Group’s patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);
•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or
•	100% diesel fuel.

Our proprietary technology seamlessly displaces 40% to 70% of the normal diesel fuel consumption with various forms of natural gas and the energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers’ (OEM) specified temperatures and pressures with no loss of horsepower. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.

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By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 20% to 35%;
•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions; and
•	Enhance the engine’s operating life, since natural gas is a cleaner burning fuel source.

Primary end market applications include both primary and back-up diesel generators as well as mid- to heavy-duty vehicular diesel engines.

Our Green Tech Products’ molded recycled rubber products operations, sold in August 2011, specialized in the design, development and manufacturing of branded recycled products and services that provide schools and municipalities with environmentally responsible products to create safer work and play environments.

Manufacturing/Processing

Our dual fuel conversion enhancement system is configured by our internal engineering staff based on customer engine specifications and then modeled through Computational Fluid Dynamics Analysis to scientifically determine the optimum mixture of diesel and natural gas prior to final installation. All components, including several proprietary patented components, are purchased from external sources and currently assembled into installation kits at our Algona, Iowa location and then delivered on site for installation. All installations are managed by an American Power Group lead team or certified installer, which completes final testing and commissioning of the diesel engines.

Our molded recycled rubber products operations, sold in August 2011, had the maximum capacity to produce approximately 120,000 standard playground tile equivalents annually with 50,000 - 60,000 being considered the range of normal” production capacity during the past several years. In addition, Green Tech Products had an exclusive five-year manufacturing and supply agreement with a third party based in China for distribution of certain proprietary playground equipment.

Raw Materials

As described above, dual fuel conversion components, including several proprietary components, are purchased from well-known automotive parts suppliers as off-the-shelf components. We believe said suppliers are able to support the scalability of our business. While we believe our dual fuel conversion operations have access to sufficient components for the foreseeable future, management is currently identifying multiple potential sources for critical components to reduce the likelihood that supply issues could negatively impact our business.

Customers

Our dual fuel technology upgrade is ideally suited for the large domestic and international installed base of both stationary and vehicular diesel engines estimated to be in the millions. The stationary market includes primary and backup diesel power generators for oil & gas drilling rigs, shale gas recovery pumps, hospitals, cold storage warehouses, data management centers, government and manufacturing facilities and maritime applications. Vehicular applications included corporate and private route fleets, refuse haulers, public transit, government vehicles, and school buses.

The EPA estimates there are 20 million diesel engines operating in the U.S., with an estimated 13 million used in vehicular applications and 7 million used in stationary generator applications. The number of available international stationary and vehicular diesel engines is estimated to be significantly higher than the U.S. market.

Sales and Marketing

Our dual fuel conversion operations address the alternative fuel market in three distinct segments: (1) international; (2) domestic stationary; and (3) domestic vehicular. To address these markets, we have put in place a sales organization consisting of direct sales, exclusive dealers/certified installers, sales representatives, and in-country international distributors, who in most instances are large well-known companies. We currently have two domestic exclusive dealers/certified installers, and exclusive distributors in over 6 countries which market and distribute our products and we are continuously seeking additional international and domestic distribution partners to expand our distribution network.

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Competition

Under certain conditions it is not cost effective, or technologically feasible to convert a diesel engine to operate either entirely or partially on an alternative fuel. Emission standards sometimes dictate the use of highly sophisticated technology that sometimes cannot be easily retrofit onto an engine and/or are cost prohibitive. Under those situations, American Power Group offers customers a cost effective solution which can be used in heavy duty trucks, generators and other stationary industrial engines. As described earlier, our patented dual fuel conversion system is an external fuel delivery enhancement system that requires no engine modifications and can run on a combination of diesel fuel and natural gas or only diesel fuel, depending on the circumstances. The primary alternative fuel solutions available to existing diesel engine operators are:

•	New Engine – replace existing diesel engines with new 100% dedicated natural gas burning engines. This is usually a more expensive solution and available in only new engines.
•	Invasive retrofits – an existing diesel engine can be converted to be run exclusively on natural gas or some other type of fuel such as propane. The invasive solution tends to be a higher priced solution than dual fuel because the engine must be totally disassembled and re-configured to run exclusive on the new fuel.
•	Non-Invasive retrofits – are solutions where no major changes to the existing diesel engine are required. Our dual fuel conversion system is one of several known non-invasive retrofit systems available in the market.

  Today, our primary focus is on upgrading the installed base of existing diesel engines. We believe our dual fuel conversion technology upgrade is ideally suited for the large domestic and international installed base of both stationary and vehicular diesel engines, which is estimated to be in the millions of units.

Government Regulation

Our dual fuel conversion business and operations are affected by various federal, regional, state, local and foreign laws, rules, regulations and authorities. The primary domestic governing body is the EPA which is responsible for monitoring and enforcing emissions standards and safety issues. All domestic dual fuel conversion systems are subject to the rules of the EPA, with the primary requirement being the addition of our dual fuel conversion system to an existing diesel engine does not negatively impact the current emission profile of the engine or the engine’s original emission profile.

All vehicles and components on vehicles that operate on public highways must comply with the Federal Clean Air Act and meet specific EPA emission and safety guidelines or face anti-tampering infractions. Because our vehicular dual fuel system has not been previously EPA certified as a new system due to the unique nature of our dual fuel technology and the fact our primary initial target market is older, out-of-warranty diesel vehicles, we had to demonstrate to the EPA that our technology has sound engineering design and does not degrade the emissions level of the model year that would be requested for commercialization. In December 2010, EPA approved our request for an initial 11 test exemptions for aftermarket dual fuel diesel trucks. Under this exemption provision, eleven initial test vehicles were granted exemptions for the purpose of testing and verifying that the company’s non-invasive dual fuel system meets the EPA’s requirements for emissions and safety. The test exemptions provided us the ability to gather critical engine performance and emission data on a pre-dual fuel and post-dual fuel basis to support anticipated changes to EPA approval requirements.

Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizure or recall of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance, or prevent us from obtaining, or affect the timing of, regulatory approvals. We use our best efforts to keep abreast of changed or new regulations for immediate implementation.

Protection of Intellectual Property Rights and Proprietary Rights

Our American Power Group subsidiary has an exclusive, worldwide license under one U.S. patent for dual fuel conversion technology owned by M&R.

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We have used the name GreenMan” in interstate commerce since inception and assert a common law right in and to that name.

We use the name American Power Group in interstate commerce and assert a common law right in and to that name.

Employees

As of March 31, 2012, we had 13 full time employees. We are not a party to any collective bargaining agreements and consider the relationship with our employees to be satisfactory.

DESCRIPTION OF PROPERTIES

We rent approximately 1,100 square feet of office space in Lynnfield, Massachusetts, on a rolling six-month basis at $1,250 per month.

During fiscal 2010, our dual fuel subsidiary rented office and warehousing space in Algona, Iowa on a tenant at will basis and recorded rent expense of $74,949. On October 1, 2010 they signed a one-year lease with a related party for additional office space and warehouse space in Algona, Iowa at an annual rental of $106,968. On October 1, 2011, they signed a two year lease with M&R at an annual rental of $120,000. The lease maybe renewed for an additional 2 year term at a mutually agreed upon rate.

We consider our properties in good condition, well maintained and generally suitable to carry on our business activities for the foreseeable future.

LEGAL PROCEEDINGS

We are subject to routine claims from time to time in the ordinary course of our business. We do not believe that the resolution of any of the claims that are currently known to us will have a material adverse effect on our company or on our financial statements.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock has traded on the OTC Market Group’s OTCQB tier under the symbol “GMTI” since February 2011. Prior to that time our stock was traded on the OTC Bulletin Board. The following table sets forth the high and low bid quotations for our Common Stock for the periods indicated. Quotations from the OTC Markets and the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Common Stock
	High	Low
Fiscal 2010
Quarter Ended December 31, 2009	$ 0.58	$ 0.40
Quarter Ended March 31, 2010	0.48	0.32
Quarter Ended June 30, 2010	0.50	0.29
Quarter Ending September 30, 2010	0.69	0.40

Fiscal 2011
Quarter Ended December 31, 2010	$ 0.61	$ 0.40
Quarter Ended March 31, 2011	0.60	0.39
Quarter Ended June 30, 2011	0.89	0.55
Quarter Ending September 30, 2011	0.89	0.70

Fiscal 2012
Quarter Ended December 31, 2011	$ 0.79	$ 0.48
Quarter Ended March 31, 2012	0.84	0.45
Quarter Ended June 30, 2012	0.78	0.58
Quarter Ending September 30, 2012 (through July 12, 2012)	0.85	0.68

On July 12, 2012, the closing price of our Common Stock was $0.72 per share.

As of July 12, 2012, we estimate the approximate number of stockholders of record of our Common Stock to be 1,450. This number excludes individual stockholders holding stock under nominee security position listings. We have not paid any cash dividends on our Common Stock since inception and do not anticipate paying any cash dividends in the foreseeable future. Our 10% Convertible Preferred Stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. The terms of the 10% Convertible Preferred Stock restrict our ability to pay dividends on our Common Stock if the dividends due on the 10% Convertible Preferred Stock are unpaid.

Equity Compensation Plan Information

The table below sets forth certain information as of September 30, 2011 with respect to equity compensation plans under which our Common Stock is authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders (1)	3,883,500	$0.35	1,993,000
Equity compensation plans not approved by stockholders (2)	22,000	1.26	—
	3,905,500		1,993,000

____________________

(1)	This total includes shares to be issued upon exercise of outstanding options under the equity compensation plans that have been approved by shareholders (i.e., our 1993 Plan and the 2005 Plan).
(2)	This total includes shares to be issued upon exercise of outstanding options under the equity compensation plan that has not been approved by shareholders (the 1996 Non-Employee Director Plan).
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DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and we do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. The payment of dividends on Common Stock, if any, in the future is within the discretion of our Board of Directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. The terms of the 10% Convertible Preferred Stock restrict our ability to pay dividends on our Common Stock if the dividends due on the 10% Convertible Preferred Stock are unpaid. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.

Introduction

Our business changed in August 2011, when we completed the sale of substantially all of our Green Tech Products’ molded recycled rubber products operations to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’ senior managers. Green Tech Products specialized in the design, development and manufacturing of branded recycled products and services that provide schools and municipalities with environmentally responsible products to create safer work and play environments.

In April 2012, we completed the following actions.

Private Placement

On April 30, 2012 we completed a private placement of our 10% Convertible Preferred Stock to several institutional investors for gross proceeds of approximately $8.2 million. The preferred stock is convertible into Common Stock at an initial conversion price of $0.40 per share and the investors also received five-year warrants to purchase a number of shares of Common Stock equal to the number of shares into which the preferred stock is convertible, exercisable at $0.50 per share. Both the preferred stock and the warrants are subject to adjustment for certain dilutive issuances and upon other customary terms. The preferred stock may be converted at any time and the warrants may be exercised for a period of five years beginning October 30, 2012. The preferred stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. The terms of the preferred stock include certain liquidation preferences and other rights described below under “Description of Capital Stock – 10% Convertible Preferred Stock.” The investors have the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to buy additional shares of preferred stock and warrants under the same terms. We used approximately $495,000 of the net proceeds of approximately $7.5 million after fees and expenses from the financing to retire short term debt and intend to use the balance to advance our dual fuel technologies business. For a complete description of these transactions, see “Description of Business – Recent Developments – Private Placement,” in this prospectus.

Amendments to Certain Related Party Promissory Notes

On April 27, 2012, we entered into amendments to promissory notes in the aggregate principal amount of $473,500 held by Charles Coppa, our Chief Financial Officer; Lyle Jensen, a member of our Board of Directors and our President and Chief Executive Officer; and Dr. Allen Kahn, a member of our Board of Directors. These amendments reduced the interest rates of the promissory notes to 8% per annum and extended the maturity dates of the notes to April 30, 2014.

Amendment to Patent License and Note

On April 27, 2012, we entered into an amendment to the exclusive patent license agreement dated June 17, 2009, under which we license certain dual fuel technology from M&R. The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012, the monthly royalty amount due to M&R will be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. M&R also agreed to waive any prior defaults under the license. In addition, we amended the amended and restated promissory note dated December 1, 2009 to extend the maturity of the note until February 15, 2015 and to defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest.

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Extension of Iowa State Credit Facility

On April 30, 2012, Iowa State Bank agreed to extend the maturity of American Power Group’s working capital line of credit to April 25, 2013 and increased the borrowing limits under the facility to $2.25 million. The other terms and conditions of the credit facility remain unchanged.

Convertible Debenture Conversions

As a condition to the closing of the private placement on April 30, 2012, the investors required that outstanding convertible promissory notes be converted into shares of Common Stock effective as of and immediately prior to the closing. At or prior to the closing, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 converted such principal, together with interest accrued thereon, into approximately 6,842,955 shares of Common Stock.

Results of Operations

Six Months ended March 31, 2012 Compared to the Six Months ended March 31, 2011

Net sales from continuing operations for the six months ended March 31, 2012 increased $90,778 or 10% to $968,901 as compared to net sales of $878,123 for the six months ended March 31, 2011. The increase is attributable to stronger domestic stationary and international stationary and vehicular dual fuel revenues.

During the six months ended March 31, 2012, we incurred a gross profit of $104,298 as compared to a negative gross profit of $115,004 for the six months ended March 31, 2011. The increase was attributable to higher revenue and lower manufacturing overhead costs during the six months ended March 31, 2012.

Selling, general and administrative expenses for the six months ended March 31, 2012 decreased $263,287 or 16% to $1,373,084 as compared to $1,636,371 for the six months ended March 31, 2011. The decrease was primarily attributable to lower selling, professional and non-cash stock option amortization expenses.

During the six months ended March 31, 2011, we recorded an impairment loss of $149,600 associated with a long term deposit for the distribution rights to a tire to energy technology which has not been completed

Costs associated with our research and development decreased $451,112 or 81% to $98,421 for the six months ended March 31, 2012 as compared to $513,533 for the six months ended March 31, 2011. The decrease is attributable to the completion of a majority of our internal research and development projects relating to the technical feasibility of our new electronic control unit operating software as well as the introduction of new dual fuel products and enhancements made to the current family of dual fuel products.

During the six months ended March 31, 2012, interest and financing expense increased $516,251 to $780,014 including $491,638 of non-cash financing costs as compared to $263,763 for the six months ended March 31, 2011 due to increased borrowings.

Our net loss from continuing operations decreased $545,017 or 20% to $2,190,090 for the six months ended March 31, 2012 as compared to a net loss of $2,735,107 for the six months ended March 31, 2011.

The loss from discontinued operations for the six months ended March 31, 2012 and 2011 of $63,000 and $1,056,044, respectively, relates to the net results of our molded rubber products operations which were sold in August 2011.

Our net loss for the six months ended March 31, 2012 was $2,253,090 or ($.06) per basic share as compared to $3,791,151 or ($.11) per basic share for the six months ended March 31, 2011.

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Fiscal Year ended September 30, 2011 Compared to Fiscal Year ended September 30, 2010

Net sales from continuing operations for the fiscal year ended September 30, 2011 increased $1,435,111 or 432% to $1,767,644 as compared to net sales of $332,533 for the fiscal year ended September 30, 2010. The increase is attributable to stronger domestic stationary and international stationary and vehicular dual fuel revenues.

During the fiscal year ended September 30, 2011, we incurred a negative gross profit of $65,398 as compared to a negative gross profit of $697,006 for the fiscal year ended September 30, 2010. Although dual fuel revenue levels were higher, they were not sufficient to fully absorb all manufacturing overhead costs which negatively impacted the gross profit for the fiscal year ended September 30, 2011 and was primarily the reason for the negative gross profit during the fiscal year ended September 30, 2010.

Selling, general and administrative expenses for the fiscal year ended September 30, 2011 increased $99,523 or 3% to $3,467,094 as compared to $3,367,571 for the fiscal year ended September 30, 2010. The increase was primarily attributable to increased selling, professional and non-cash stock option amortization expense and the allocation of more internal resources to our ongoing dual fuel research and development efforts during the fiscal year ended September 30, 2011.

During the fiscal year ended September 30, 2011, we recorded an impairment loss of $149,600 associated with a long term deposit for the distribution rights to a tire to energy technology which has not been completed.

Expenses for internal research and development projects relating to the introduction of new dual fuel products, enhancements made to the current family of dual fuel products especially in the area of domestic and international vehicular solutions, and research and development overhead increased $622,655 or 89% to $1,322,021 for the fiscal year ended September 30, 2011 as compared to $699,366 for the fiscal year ended September 30, 2010.

During the fiscal year ended September 30, 2011, interest and financing expense increased $730,941 to $819,475 including $506,734 of non-cash financing costs as compared to $88,534 for the fiscal year ended September 30, 2010 due to increased borrowings.

During the fiscal year ended September 30, 2011, we recognized a net income tax benefit of $321,519 associated with refundable federal and state income taxes.

Our net loss from continuing operations was $5,637,681 for the fiscal year ended September 30, 2011 as compared to a net loss of $4,933,508 for the fiscal year ended September 30, 2010.

During the fiscal year ended September 30, 2011, we recognized a loss on sale of discontinued operations net of $59,526 associated with the sale of our molded rubber products business in August 2011. The loss from discontinued operations for the fiscal year ended September 30, 2011 of $1,116,413 relates to the net results of our molded rubber products operations including approximately $449,000 associated with a non-cash impairment loss and an inventory valuation allowance recorded during the year. The loss from discontinued operations of $708,322 for the fiscal year ended September 30, 2010 relates primarily to the net results of our molded rubber products operations which was offset by income from discontinued operations of $148,569 primarily with a reduction of income tax expense.

Our net loss for the fiscal year ended September 30, 2011 was $6,813,620 or ($.19) per basic share as compared to $5,641,830 or ($.17) per basic share for the fiscal year ended September 30, 2010.

Liquidity and Capital Resources

As of March 31, 2012 and September 30, 2011, we had $304,798 and $453,657, respectively, in cash, cash equivalents and restricted certificates of deposit. As of March 31, 2012 and September 30, 2011, we had a working capital deficiency of $5,113,704 and $2,666,042, respectively. Our molded rubber products business has historically been the source of substantially all of our revenue and cash flow over the past three fiscal years and we have incurred substantial losses from operations over those fiscal years. These factors among others raise substantial doubt about our ability to continue as a going concern. Our continued existence is dependent on our ability to obtain additional funding (see “Private Placement,” below), generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. The financial statements have been prepared assuming we will continue as a going concern.

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The Consolidated Statements of Cash Flows reflect events for the six months ended March 31, 2012 and 2011 as they affect our liquidity. During the six months ended March 31, 2012, net cash used in operating activities was $857,383. Our net loss for the six months ended March 31, 2012 was $2,253,090, while our cash flow was positively impacted by the following non-cash expenses and changes to our working capital: $703,998 of depreciation, amortization, stock options and deferred financing costs and an increase of $558,478 in accounts payable and accrued expenses. During the six months ended March 31, 2011, net cash used in operating activities was $2,208,785. Our net loss for the six months ended March 31, 2011 was $3,791,151 (including the non-cash impairment loss of $423,250 and an inventory valuation allowance of $175,229) while our cash flow was positively impacted by the following additional non-cash expenses and changes to our working capital: $478,096 of depreciation and net amortization and a decrease of $401,302 in inventory and other current assets and a $201,488 increase in accounts payable.

During the fiscal year ended September 30, 2011, net cash used in operating activities was $4,361,708. Our net loss for the fiscal year ended September 30, 2011 was $6,813,620 (including a non-cash impairment loss of $598,479 including an inventory valuation allowance of $175,229) while our cash flow was positively impacted by the following additional non-cash expenses and changes to our working capital: $1,117,562 of depreciation and net amortization and a $911,168 increase in accounts payable and accrued expenses. During the fiscal year ended September 30, 2010, net cash used by operations was $4,880,128. Our net loss for the fiscal year ended September 30, 2010 was $5,641,830, with our cash flow being positively impacted by the following non-cash expenses and changes to our working capital: $663,441 of depreciation and net amortization and a net decrease of $459,845 in accounts receivable, inventory and other assets. This was offset by a net decrease of $475,265 in accounts payable and accrued expenses.

Net cash used in investing activities was $527,954 for the six months ended March 31, 2012, reflecting the capitalized costs associated with our dual fuel electronic control unit engine family software applications. Net cash provided by investing activities was $441,346 for the six months ended March 31, 2011, reflecting the maturing of a certificate of deposit which offset the purchase of machinery and equipment.

Net cash provided by investing activities was $733,705 for the fiscal year ended September 30, 2011, reflecting the maturing of several certificates of deposit which offset the purchase of machinery and equipment. Net cash provided by investing activities was $3,270,830 for the fiscal year ended September 30, 2010, reflecting the maturing of a certificate of deposit as well as the sale of marketable investments which offset the purchase of machinery and equipment.

Net cash provided by financing activities was $1,236,478 during the six months ended March 31, 2012, reflecting the proceeds of $1,185,000 of new convertible notes payable plus $155,000 of proceeds from related parties which offset normal debt payments. Net cash provided by financing activities was $1,668,372 during the six months ended March 31, 2011, reflecting the proceeds from new notes payable and normal debt payments.

Net cash provided by financing activities was $3,488,110 during the fiscal year ended September 30, 2011, reflecting the proceeds of approximately $2.2 million of new notes payable and $2.2 million of convertible notes payable and normal debt payments. Net cash provided by financing activities was $141,860 during the fiscal year ended September 30, 2010, reflecting the normal debt payments and the proceeds from new notes payable including $323,500 of related party notes payable.

In order to ensure our future viability, management has implemented or is in the process of implementing the following actions:

Private Placement

On April 30, 2012 we completed a private placement of our 10% Convertible Preferred Stock to several institutional investors for gross proceeds of approximately $8.2 million. The preferred stock is convertible into Common Stock at an initial conversion price of $0.40 per share and the investors also received five-year warrants to purchase a number of shares of Common Stock equal to the number of shares into which the preferred stock is convertible, exercisable at $0.50 per share. The investors have the right, exercisable at any time before March 31, 2013, to invest up to an additional $2.7 million to purchase additional shares of preferred stock and warrants under the same terms. We used approximately $495,000 of the net proceeds of approximately $7.5 million after fees and expenses from the financing to retire short term debt and intend to use the balance to advance our dual fuel technologies business.

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Extension of Iowa State Credit Facility

On April 25, 2012, Iowa State Bank agreed to extend the maturity of American Power Group’s working capital line of credit to April 25, 2013 and increased the borrowing limits under the credit facility to $2.25 million. The other terms and conditions of the credit facility remain unchanged.

Convertible Debenture Conversions

As a condition to the closing of the private placement on April 30, 3012, the investors required that outstanding convertible promissory notes be converted into shares of Common Stock effective as of and immediately prior to the closing. At or prior to the closing, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 converted such principal, together with interest accrued thereon, into approximately 6,842,955 shares of Common Stock.

Operating Enhancements

Since the July 2009 acquisition of American Power Group’s dual fuel conversion operations, we have invested over $7.0 million to enhance our dual fuel products and support dual fuel sales and marketing initiatives intended to promote American Power Group’s dual fuel conversion technology and establish broader market presence worldwide. As a result of these efforts, revenue for the six months ended March 31, 2012 increased 10% over the prior year’s results and revenue for fiscal year ended September 30, 2011 increased more than 430% to $1.77 million, as compared to approximately $333,000 during the fiscal year ended September 30, 2010.

Divestiture of Molded Recycled Rubber Products Business

Based on the magnitude of Green Tech Products’ continuing operating losses ($6 million cumulative since acquisition), on August 1, 2011 we completed the sale of substantially all of the assets of Green Tech Products to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’ senior managers.

We will continue to try to make the correct decisions to ensure the continued viability and performance of our company. Our continued existence is dependent on our ability to generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. If American Power Group is unable to achieve sustained profitability and we are unable to obtain additional financing to supplement our cash position, our ability to maintain our current level of operations could be materially and adversely affected. There is no guarantee we will be able to achieve profitability.

Effects of Inflation and Changing Prices

Generally, we are exposed to the effects of inflation and changing prices. Given that our dual fuel conversion technology replaces a certain percentage of diesel fuel with natural gas, we would be impacted by any material change in the net fuel savings between the two fuels (for example, if diesel fuel prices decrease and natural gas prices increase). We have generally been unaffected by interest rate changes in the three and six months ended March 31, 2012 and 2011, because we no longer maintain any floating-rate debt.

Off-Balance Sheet Arrangements

We lease various facilities and equipment under cancelable and non-cancelable short operating leases which are described in Note 7 to our Audited Consolidated Financial Statements included in this prospectus.

Environmental Liability

There are no known material environmental violations or assessments.

Critical Accounting Policies

Revenue Recognition

We have primarily two sources of revenue from each business segment. Our dual fuel conversion operations derive revenue from (1) product revenue which is earned from the sale and installation of dual fuel conversion equipment and (2) maintenance and service agreements. Revenues from fixed price and modified fixed price sales and installation contracts are recognized on the percentage of completion method based on costs incurred to date in relation to the total estimated costs for each contract. Revisions in costs and earnings during the course of the contract are reflected in the accounting period in which facts requiring revisions becomes known. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued. Revenues from product sales are recognized when the product’s installation is complete, title and risk transfer to the customer and collectability is reasonably assured. Revenues derived from maintenance and service agreements are recognized when the service has been rendered to the customer.

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Our molded recycled rubber products operations derived revenue from (1) product revenue which is earned from the sale of molded rubber products and playground equipment and (2) installation revenue which is earned from the installation of molded products and playground equipment. Revenues from product sales are recognized when the products are shipped and collectability is reasonably assured. Revenues derived from installations of our products are recognized when the installation is complete.

Recent Accounting Pronouncements

The following accounting standards issued as of March 31, 2012, may affect our future financial reporting:

1.	ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs: This ASU supersedes most of the guidance in Topic 820, although many of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. In addition, certain amendments in ASU 2011-04 change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements. The amendments in ASU 2011-04 are effective for public entities for interim and annual periods beginning after December 15, 2011. We do not expect the adoption of this update will have a material effect on our consolidated financial statements.
2.	ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income: This ASU requires all non-owner changes in stockholders’ equity to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. However, ASU 2011-12 has deferred the specific requirement within ASU 2011-05 to present on the face of the financial statements items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. Entities should continue to report reclassifications out of accumulated comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. We do not expect a material impact on our financials due to the implementation of this guidance. As ASU No. 2011-05 relates only to the presentation of Comprehensive Income, we does not expect the adoption of this update will have a material effect on our consolidated financial statements.
3.	ASU 2011-08, Intangibles – Goodwill and Other (Topic 350) - Testing Goodwill for Impairment: This ASU gives an entity the option in its annual goodwill impairment test to first assess revised qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect a material impact on our financials due to the implementation of this guidance.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as follows:

Name	Age	Position
Maurice E. Needham	71	Chairman of the Board of Directors
Lyle Jensen	61	Chief Executive Officer; President; Director
Charles E. Coppa	49	Chief Financial Officer; Treasurer; Secretary
Lew F. Boyd	67	Director
Kevin Tierney	53	Director
Neil Braverman	73	Director
Dr. Aviel Faliks	37	Director
Jamie Weston	47	Director

Each director is elected for a period of one year at the annual meeting of stockholders and serves until his or her successor is duly elected by the stockholders. The holders of the 10% Convertible Preferred Stock have the right to designate three members of the Board of Directors. The officers are appointed by and serve at the discretion of the Board of Directors. All outside directors receive $5,000 per quarter as board compensation. Mr. Weston and Dr. Faliks have agreed to forgo their quarterly retainers.

We have established an Audit Committee consisting of Messrs. Tierney (Chair) and Boyd and Weston and a Compensation Committee consisting of Messrs. Boyd (Chair), Needham, Weston and Braverman. Our Board of Directors has determined that Mr. Tierney is an “audit committee financial expert” within the meaning given that term by Item 407(d)(5) of Regulation S-K.

MAURICE E. NEEDHAM has been Chairman since June 1993. From June 1993 to July 21, 1997, Mr. Needham also served as Chief Executive Officer. He has also served as a Director of Comtel Holdings, an electronics contract manufacturer since April 1999. He previously served as Chairman of Dynaco Corporation, a manufacturer of electronic components which he founded in 1987. Prior to 1987, Mr. Needham spent 17 years at Hadco Corporation, a manufacturer of electronic components, where he served as President, Chief Operating Officer and Director. We believe that Mr. Needham’s extensive business, operational and management experience, including his over 17 years with our company give him the qualifications and skills to serve as a director and member of the Compensation Committee.

LYLE JENSEN has been a Director since May 2002. On April 12, 2006, Mr. Jensen became our Chief Executive Officer. Mr. Jensen previously was Executive Vice President/Chief Operations Officer of Auto Life Acquisition Corporation, an automotive aftermarket dealer of fluid maintenance equipment. Prior to that, he was a Business Development and Operations consultant after holding executive roles as Chief Executive Officer and minority owner of Comtel and Corlund Electronics, Inc. He served as President of Dynaco Corporation from 1988 to 1997; General Manager of Interconics from 1984 to 1988; and various financial and general management roles within Rockwell International from 1973 to 1984. The Board of Directors believes Mr. Jensen has the necessary qualifications and skills to serve as Chief Executive Officer and as a director based on his financial and operational background and the management expertise he has cultivated during his nearly eight year tenure with our company.

CHARLES E. COPPA has served as Chief Financial Officer, Treasurer and Secretary since March 1998. From October 1995 to March 1998, he served as Corporate Controller. Mr. Coppa was Chief Financial Officer and Treasurer of Food Integrated Technologies, a publicly-traded development stage company from July 1994 to October 1995. Prior to joining Food Integrated Technologies, Inc., Mr. Coppa served as Corporate Controller for Boston Pacific Medical, Inc., a manufacturer and distributor of disposable medical products, and Corporate Controller for Avatar Technologies, Inc., a computer networking company. From 1985 to 1990 Mr. Coppa was as an auditor with Grant Thornton where he obtained his CPA designation. The Board of Directors believes Mr. Coppa has the necessary qualifications and skills to serve as Chief Financial Officer based on his financial and management expertise he has cultivated during his nearly fifteen year tenure with the company.

LEW F. BOYD has been a Director since August 1994. Mr. Boyd is the founder and since 1985 has been the Chief Executive Officer of Coastal International, Inc., an international business development and executive search firm, specializing in the energy and environmental sectors. Previously, Mr. Boyd had been Vice President/General Manager of the Renewable Energy Division of Butler Manufacturing Corporation and had served in academic administration at Harvard and Massachusetts Institute of Technology. We believe that Mr. Boyd’s extensive business and executive recruitment experience, including his over 16 years with our company, give him the qualifications and skills to serve as a director and Chairman of the Compensation Committee.

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KEVIN TIERNEY has been a Director since July 2009. Since 2006, Mr. Tierney has served as the President and Chief Executive Officer of Saugusbank, a $200 million, state-chartered community bank located in Saugus, Massachusetts. Prior to joining Saugusbank, he served as executive vice president and general manager of BISYS Group’s Corporate Financial Solutions Division which provided corporate banking services to Fortune 500 treasury departments as well as to the life insurance and health insurance industries. From 1999 to 2004, Mr. Tierney was executive vice president and chief operating officer of Abington Bancorp, a $1.2 billion publicly traded bank holding company. Mr. Tierney previously served as executive vice president and general manager of a division of Electronic Data Systems Inc. where he oversaw a business unit that provided emerging payment technologies to the retail and financial services industries. We believe that Mr. Tierney’s extensive business and financial services experience give him the qualifications and skills to serve as a director and Chairman of the Audit Committee.

NEIL BRAVERMAN has been a Director since April 30, 2012. Mr. Braverman is the founder of Associated Private Equity. He previously founded and was co-Chairman of Safeskin Corporation, the leading manufacturer of latex/synthetic gloves to the healthcare and electronic markets, which was sold to Kimberly Clark Corporation in 1999. Prior to Safeskin Corporation, Mr. Braverman founded Paramount Oil Corporation, a manufacturer of motor and industrial oils. During his career, Mr. Braverman founded and managed numerous real estate investments and manufacturing firms. He began his entrepreneur career founding and building the largest wig company in the U.S., which sold to U.S. Industries. We believe Mr. Braverman’s extensive business and management experience give him the qualifications and skills to serve as a director.

AVIEL FALIKS, Ph.D. has been a Director since April 30, 2012. Since April 2011, Dr. Faliks has served as Managing Director of Spring Mountain Capital, LP. From January 2009 to March 2011, he previously was a private investor, acquiring distressed consumer companies that were restructured, rebuilt, and sold to strategic investors. From May 2004 to December 2008 and prior to his private equity investment activities, Dr. Faliks was the co-founder and Managing Director of Apex Capital Management, a hedge fund based in New York and Hong Kong specializing in Greater China investments. He was previously CEO of AccuImage Diagnostic Corp. Dr. Faliks began his investment career at Bear Stearns’ Strategic Structures and Transactions Group. He received a Ph.D. in Chemical Physics from Princeton University and graduated with a B.A. with honors in Applied Mathematics from Harvard College. We believe Dr. Faliks’ extensive business and financial experience give him the qualifications and skills to serve as a director.

JAMIE WESTON has been a Director since April 30, 2012. Since April 2012, Mr. Weston has served as a Managing Director of Spring Mountain Capital. From July 1995 to October 2010, he was a Partner at The Wicks Group of Companies, a private equity firm with close to $1 billion under management, focused on selected segments of the information, education, and media industries. During his 15 years at Wicks, Mr. Weston was an integral part of its investment and management activities and served on the board of directors of many of its portfolio companies. While at Wicks, he directly structured and negotiated more than 20 acquisitions and divestitures and worked on more than 40 additional closed transactions. Prior to Wicks, Mr. Weston worked at IBJ Whitehall Bank & Trust Company and National Westminster Bancorp, where he completed leveraged financings. He received an M.B.A. from Fordham University and a B.A. in Economics from Drew University. We believe that Mr. Weston’s extensive business and financial experience give him the qualifications and skills to serve as a director.

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EXECUTIVE COMPENSATION

 Summary Compensation Table

The following table summarizes the compensation paid or accrued for services rendered during the fiscal years ended September 30, 2011 and 2010, to our Chief Executive Officer and our Chief Financial Officer. We did not grant any stock appreciation rights or make any long-term plan payouts during the fiscal years ended September 30, 2011 and 2010, respectively.

	Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (1)(2)	All Other Compensation(3)	Total
Lyle Jensen	2011	$250,000	$--	$4,800	$20,353	$275,153
Chief Executive Officer	2010	250,000	--	--	22,902	272,902

Charles E. Coppa	2011	$161,500	$--	$22,000	$17,165	$200,665
Chief Financial Officer	2010	161,500	--	25,000	16,413	202,913

____________________

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal years ended September 30, 2011 and September 30, 2010, in accordance with ASC 718 for all stock options granted in such fiscal years. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate of zero was used in the expense calculation in the financial statements.
(2)	During fiscal 2011, Mr. Jensen and Mr. Coppa were granted options to purchase 15,000 and 75,000 shares of Common Stock respectively, which vest immediately on the date of grant and have a ten-year term. During fiscal 2010, Mr. Coppa was granted options to purchase 100,000 shares of Common Stock which vest at an annual rate of 20% over a five-year period from the date of grant and have a five-year term.
(3)	Represents payments made to or on behalf of Messrs. Jensen and Coppa for health and life insurance and auto allowances.

Employment Agreements

Mr. Jensen has a five-year employment agreement pursuant to which he receives a base salary to $250,000 per year. The agreement automatically renews for one additional year upon each anniversary, unless notice of non-renewal is given by either party. We may terminate the agreement without cause on 30 days’ prior notice. The agreement provides for payment of twelve months’ salary and certain benefits as a severance payment for termination without cause. Any increases in Mr. Jensen’s base salary will be made in the discretion of the Board of Directors upon the recommendation of the Compensation Committee. Mr. Jensen’s employment agreement provides for cash incentive compensation in respect of any fiscal year of up to the lesser of (x) 20% of our audited annual profit after tax, as reported in the financial statements included in our Annual Report on Form 10-K for such fiscal year or (y) $150,000 and stock options based on (i) non-financial criteria which may be established by the Board of Directors and (ii) upon a calculation of our annual audited earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a percentage of our revenue, as follows:

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EBITDA as a
	% of Revenue	Stock Option Performance Incentive Earned
Base:	<11.0%	None
Level I:	11.1% - 11.99%	Options to purchase 20,000 shares of the Company’s Common Stock.
Level II:	12.0% - 12.99%	Options to purchase 40,000 shares of the Company’s Common Stock.
Level III:	13.0% - 13.99%	Options to purchase 60,000 shares of the Company’s Common Stock.
Level IV:	14.0% - 14.99%	Options to purchase 80,000 shares of the Company’s Common Stock.
Level V:	> 15.0%	Options to purchase 100,000 shares of the Company’s Common Stock.

Mr. Jensen did not receive any incentive compensation during fiscal 2011 or 2010.

Mr. Coppa has a two-year employment agreement pursuant to which he receives a base salary to $161,500 per year. The agreement automatically renews for two additional years upon each anniversary, unless notice of non-renewal is given by either party. We may terminate the agreement without cause on 30 days prior notice. The agreement provides for payment of twelve months’ salary and certain benefits as a severance payment for termination without cause. Any increases in Mr. Coppa’s base salary will be made in the discretion of the Board of Directors upon the recommendation of the Compensation Committee. Mr. Coppa’s employment agreement also provides for incentive compensation in respect of any fiscal year based on mutually agreed performance measures as determined by our Compensation Committee. Any increases or bonuses will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. Mr. Coppa did not receive any incentive compensation during fiscal 2011 or 2010.

Outstanding Equity Awards

The following table sets forth information concerning outstanding stock options for each named executive officer as of September 30, 2011:

		Number of Securities Underlying		Exercise	Option
		Unexercised Options		Price	Expiration
Name	Date of Grant	Exercisable	Unexercisable	Per Share	Date
Lyle Jensen	March 12, 2002 (1)	25,000	--	$1.51	March 12, 2012
	August 23, 2002 (2)	2,500	--	$1.80	August 23, 2012
	February 20, 2003 (3)	2,000	--	$1.95	February 20, 2013
	April 24, 2004 (3)	2,000	--	$1.10	April 24, 2014
	June 15, 2005 (3)	2,000	--	$0.51	June 15, 2015
	April 12, 2006 (4)	500,000	--	$0.28	April 12, 2016
	December 18, 2006 (4)	80,000	20,000	$0.35	December 18, 2016
	December 29, 2006 (5)	25,000	--	$0.36	December 29, 2016
	February 8, 2008 (5)	100,000	--	$0.34	February 8, 2018
	September 30, 2008 (5)	100,000	--	$0.33	September 30, 2018
	November 17, 2008 (4)	40,000	60,000	$0.33	November 17, 2018
	June 8, 2009 (5)	100,000	--	$0.22	June 8, 2019
	June 27, 2011 (5)	15,000	--	$0.80	June 27, 2021
Charles E. Coppa	August 23, 2002 (2)	7,500	--	$1.80	August 23, 2012
	June 6, 2006 (4)	137,000	--	$0.36	June 6, 2016
	September 28, 2007 (4)	36,000	9,000	$0.35	September 28, 2017
	November 18, 2008 (4)	40,000	60,000	$0.35	November 18, 2018
	June 8, 2009 (4)	80,000	120,000	$0.22	June 8, 2019
	March 4, 2010 (4)	20,000	80,000	$0.36	March 4, 2020
	December 16, 2010 (5)	25,000	--	$0.45	December 16, 2020
	June 27, 2011 (5)	50,000	--	$0.80	June 27, 2021

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____________________

(1)	These options are non-qualified, have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant.
(2)	These options were granted under the 1993 Stock Option Plan, have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant.
(3)	These options were granted under the 1996 Non Employee Stock Option Plan, have a ten-year term and vested immediately on the date of grant.
(4)	These options were granted under the 2005 Stock Option Plan, have a ten-year term and vest at an annual rate of 20% over a five-year period from the date of grant.
(5)	These options were granted under the 2005 Stock Option Plan, have a ten-year term and vested immediately on the date of grant.

Director Compensation

The following table sets forth information concerning the compensation of our Directors who are not named executive officers for the fiscal year ended September 30, 2011:

Name	Fees Earned or Paid in Cash or Common Stock (1)	Option Awards (2) (3)	All Other Compensation (4)	Total
Maury Needham (4)	$-	$22,000	$109,347	$131,347
Lew Boyd (5)	$20,000	$22,000	$--	$42,000
Dr. Allen Kahn	$20,000	$6,000	$--	$26,000
Kevin Tierney	$20,000	$--	$--	$20,000
Thomas Galvin	$20,000	$--	$--	$20,000

____________________

(1)	All non-employee directors receive a quarterly board fee of $5,000 per quarter.
(2)	Amounts shown do not reflect compensation actually received by the named director. The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended September 30, 2011, in accordance with ASC 718 for all stock options granted in such fiscal years. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate of 0% was used in the expense calculation in the financial statements.
(3)	During fiscal 2011, Messrs. Needham and Boyd were each granted options to purchase 75,000 shares of Common Stock at exercise prices ranging from $.45 to $.80 per share and Dr. Kahn was granted options to purchase 25,000 shares at an exercise price of $.45 per share. All options have a 10 year term and vest immediately upon date of grant.
(4)	During fiscal 2011, we paid Mr. Needham $109,347 relating to salary, health and life insurance and auto allowance.

As of September 30, 2011, each Director who is not named executive officers for the fiscal year ended September 30, 2011 holds the following aggregate number of shares under outstanding stock options:

Name	Number of Shares Underlying Outstanding Stock Options
Maury Needham	807,500
Lew Boyd	300,500
Dr. Allen Kahn	184,500
Kevin Tierney	50,000
Thomas Galvin	50,000

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Stock Option Plans

Our 1993 Stock Option Plan was established to provide options to purchase shares of Common Stock to our employees, officers, directors and consultants. The 1993 Plan expired on June 10, 2004 as it related to new grants.

As of September 30, 2011 there were 22,500 options granted and outstanding under the 1993 Plan which are exercisable at $1.80 per share.

On June 16, 2005, our shareholders approved the 2005 Stock Option Plan and in March 2010 approved an increase to the number of shares authorized under the 2005 Plan from 3,500,000 to 6,000,000 shares. Options granted under the 2005 Plan may be either options intended to qualify as incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended; or non-qualified stock options.

Incentive stock options may be granted under the 2005 Plan to employees, including officers and directors who are employees. Non-qualified options may be granted to our employees, directors and consultants. The 2005 Plan is administered by our Board of Directors, which has the authority to determine:

•	the persons to whom options will be granted;
•	the number of shares to be covered by each option;
•	whether the options granted are intended to be incentive stock options;
•	the manner of exercise; and
•	the time, manner and form of payment upon exercise of an option.

Incentive stock options granted under the 2005 Plan may not be granted at a price less than the fair market value of our Common Stock on the date of grant (or less than 110% of fair market value in the case of persons holding 10% or more of our voting stock). Non-qualified stock options may be granted at an exercise price established by our Board which may not be less than 85% of fair market value of our shares on the date of grant. Current tax laws adversely impact recipients of non-qualified stock options granted at less than fair market value; however, we do not expect to make such grants. Incentive stock options granted under the 2005 Plan must expire no more than ten years from the date of grant, and no more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.

During the year ended September 30, 2010, 425,000 options were granted under the 2005 Plan at prices ranging from $.31 to $.50 and options to purchase 50,000 shares of Common Stock at an exercise price of $.28 per share expired un-exercised.

During the year ended September 30, 2011, 280,000 options were granted under the 2005 Plan at prices ranging from $.24 to $.32. As of September 30, 2011 there were 3,861,000 options granted and outstanding under the 2005 Plan which are exercisable at prices ranging from $0.23 to $0.80.

In January 2012, we granted options to several directors, management and other individuals to purchase an aggregate of 215,000 shares of our Common Stock at an exercise price of $0.48 per share, which represented the closing price of our stock on the date of each respective grant.

Non-Employee Director Stock Option Plan

Our 1996 Non-Employee Director Stock Option Plan was intended to promote our interests by providing an inducement to obtain and retain the services of qualified persons who are not officers or employees to serve as members of our Board of Directors. During fiscal 2006, the Compensation Committee agreed to discontinue future option grants made under the Non-Employee Director Stock Option Plan.

As of September 30, 2011, options to purchase 22,000 are outstanding and exercisable at prices ranging from $0.51 to $1.95.

Employee Benefit Plan

We have implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 75% of employee compensation up to the maximum contribution allowed by law and employee contributions to the 401(k) plan are fully vested at all times. We may make discretionary contributions to the 401(k) plan, which become vested over a period of five years. We did not make any discretionary contributions to the 401(k) plan during the fiscal years ended September 30, 2011 and 2010.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of July 12, 2012:

•	by each of our directors and executive officers;
•	by all of our directors and executive officers as a group; and
•	by each person (including any “group” as used in Section 13(d) of the Securities Exchange Act of 1934) who is known by us to own beneficially 5% or more of the outstanding shares of Common Stock.

Unless otherwise indicated below, to the best of our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. As of July 12, 2012, 43,108,366 shares of our Common Stock were issued and outstanding.

Security Ownership of Management and Directors

Name (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Class (2)

Maurice Needham (3)	2,025,839	4.63%
Lyle Jensen (4)	1,793,522	4.06%
Charles E. Coppa (5)	1,104,095	2.53%
Lew F. Boyd (6)	627,678	1.45%
Kevin Tierney (7)	101,500	*
Neil Braverman (8)	7,049,869	14.06%
Aviel Faliks (9)	3,278,271	7.07%
Jamie Weston (10)	3,278,271	7.07%
All officers and directors as a group (8 persons) (11)	15,980,774	34.44%

* less than 1%

Security Ownership of Certain Beneficial Owners

Name (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Class (2)

Dr. Allen Kahn (12)	5,031,250	11.67%
Next View Capital LP (13)	5,506,666	11.33%
Associated Private Equity LLC (14)	7,024,869	14.01%
SMC Select Co-Investment Fund I, LP (15)	6,690,350	13.43%
SMC Reserve Fund II, LP (16)	10,704,561	19.89%
SMC Reserve Fund II Offshore, LP (17)	2,676,140	5.85%
SMC Employees Partnership (18)	3,278,271	7.07%
Ronald H. Muhlenkamp (19)	4,683,245	9.80%

_____________________________

(1)	Except as noted, each person’s address is care of GreenMan Technologies, Inc., 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940.
(2)	Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Under the terms of the preferred stock and warrants issued in connection with our private placement completed on April 30, 2012, Next View Capital LP, Associated Private Equity LLC and Ronald H. Muhlenkamp may not convert such preferred stock or exercise such warrants to the extent (but only to the extent) the respective stockholder or any of its affiliates would beneficially own more than 4.99% of our Common Stock unless such stockholder provides no less than 61 days prior notice to us of its election to increase the limitation on beneficial ownership. For purposes of the table above, we have disregarded these limitations.
(3)	Includes 637,500 shares of Common Stock issuable pursuant to immediately exercisable stock options. Also includes 59,556 shares of Common Stock owned by Mr. Needham’s wife.
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(4)	Includes 1,058,500 shares of Common Stock issuable pursuant to immediately exercisable stock options
(5)	Includes 525,500 shares of Common Stock issuable pursuant to immediately exercisable stock options.
(6)	Includes 261,500 shares of Common Stock issuable pursuant to immediately exercisable stock options.
(7)	Includes 30,000 shares of Common Stock issuable pursuant to immediately exercisable stock options.
(8)	Mr. Braverman is a member of Associated Private Equity, LLC, a Delaware limited liability company (“Associated”), an entity that beneficially owns 7,024,869 shares of Common Stock which includes 2,625,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock beneficially owned by Associated, 875,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock Associated has the right to acquire in accordance with an additional investment right granted by the Company to Associated in connection with Associated’s investment, 2,625,000 shares of Common Stock issuable upon exercise of warrants beneficially owned by Associated, 875,000 shares of Common Stock issuable upon exercise of warrants Associated has the right to acquire in accordance with the additional investment right and 24,869 shares of Common Stock issued to Associated on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Braverman may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by Associated. Mr. Braverman disclaims beneficial ownership with respect to any shares of Common Stock except to the extent of his pecuniary interest therein. Excludes an indeterminate number of shares of Common Stock which the Company may issue to Associated in lieu of cash dividends on the 10% Convertible Preferred Stock. Mr. Braverman’s address is 4454 Wayside Drive, Naples, FL 34119.
(9)	Dr. Faliks is a partner of SMC Employees Partnership, a New York limited partnership (“SMC EP”), an entity that beneficially owns 3,278,271 shares of Common Stock which includes 1,225,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock beneficially owned by SMC EP, 408,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock SMC EP has the right to acquire in accordance with an additional investment right granted by the Company to SMC EP in connection with SMC EP’s investment, 1,225,000 shares of Common Stock issuable upon exercise of warrants beneficially owned by SMC EP, 408,333 shares of Common Stock issuable upon exercise of warrants SMC EP has the right to acquire in accordance with the additional investment right and 11,605 shares of Common Stock issued to SMC EP on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Dr. Faliks may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by SMC EP. Dr. Faliks disclaims beneficial ownership with respect to any shares of Common Stock except to the extent of his pecuniary interest therein. Excludes an indeterminate number of shares of Common Stock which the Company may issue to SMC EP in lieu of cash dividends on the 10% Convertible Preferred Stock. Dr. Faliks’ address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.
(10)	Mr. Weston is a partner of SMC EP, an entity that beneficially owns 3,278,271 shares of Common Stock which includes 1,225,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock beneficially owned by SMC EP, 408,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock SMC EP has the right to acquire in accordance with an additional investment right granted by the Company to SMC EP in connection with SMC EP’s investment, 1,225,000 shares of Common Stock issuable upon exercise of warrants beneficially owned by SMC EP, 408,333 shares of Common Stock issuable upon exercise of warrants SMC EP has the right to acquire in accordance with the additional investment right and 11,605 shares of Common Stock issued to SMC EP on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Weston may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by SMC EP. Mr. Weston disclaims beneficial ownership with respect to any shares of Common Stock except to the extent of his pecuniary interest therein. Excludes an indeterminate number of shares of Common Stock which the Company may issue to SMC EP in lieu of cash dividends on the 10% Convertible Preferred Stock. Mr. Weston’s address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.
(11)	The shares held by SMC EP and considered to be beneficially owned by both Dr. Faliks and Mr. Weston are included once for purposes of calculating the total shares beneficially owned by all officers and directors as a group.

(12)	Includes 77,500 shares of Common Stock issuable pursuant to immediately exercisable stock options.
(13)	Includes 2,065,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 688,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock the stockholder has the right to acquire in accordance with an additional investment right granted by the Company to the stockholder in connection with the stockholder’s investment, 2,065,000 shares of Common Stock issuable upon exercise of warrants and 688,333 shares of Common Stock issuable upon exercise of warrants the stockholder has the right to acquire in accordance with the additional investment right. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder’s address is 180 Crestview Drive, Deerfield, Illinois 60015.
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(14)	Includes 2,625,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 875,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock the stockholder has the right to acquire in accordance with an additional investment right granted by the Company to the stockholder in connection with the stockholder’s investment, 2,625,000 shares of Common Stock issuable upon exercise of warrants and 875,000 shares of Common Stock issuable upon exercise of warrants the stockholder has the right to acquire in accordance with the additional investment right. Includes 24,869 shares of Common Stock issued on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder’s address is 4454 Wayside Drive, Naples, Florida 34119.
(15)	Includes 2,500,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 833,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock the stockholder has the right to acquire in accordance with an additional investment right granted by the Company to the stockholder in connection with the stockholder’s investment, 2,500,000 shares of Common Stock issuable upon exercise of warrants and 833,333 shares of Common Stock issuable upon exercise of warrants the stockholder has the right to acquire in accordance with the additional investment right. Includes 23,684 shares of Common Stock issued on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder’s address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.
(16)	Includes 4,000,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 1,333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock the stockholder has the right to acquire in accordance with an additional investment right granted by the Company to the stockholder in connection with the stockholder’s investment, 4,000,000 shares of Common Stock issuable upon exercise of warrants and 1,333,333 shares of Common Stock issuable upon exercise of warrants the stockholder has the right to acquire in accordance with the additional investment right. Includes 37,895 shares of Common Stock issued on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder’s address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.
(17)	Includes 1,000,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 333,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock the stockholder has the right to acquire in accordance with an additional investment right granted by the Company to the stockholder in connection with the stockholder’s investment, 1,000,000 shares of Common Stock issuable upon exercise of warrants and 333,333 shares of Common Stock issuable upon exercise of warrants the stockholder has the right to acquire in accordance with the additional investment right. Includes 9,474 shares of Common Stock issued on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder’s address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.
(18)	Includes 1,225,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 408,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock the stockholder has the right to acquire in accordance with an additional investment right granted by the Company to the stockholder in connection with the stockholder’s investment, 1,225,000 shares of Common Stock issuable upon exercise of warrants and 408,333 shares of Common Stock issuable upon exercise of warrants the stockholder has the right to acquire in accordance with the additional investment right. Includes 11,605 shares of Common Stock issued on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder’s address is care of Spring Mountain Capital, LLC, 65 East 55th Street, 33rd Floor, New York, New York 10022.
(19)	Includes 1,750,000 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock, 583,333 shares of Common Stock issuable upon conversion of shares of 10% Convertible Preferred Stock the stockholder has the right to acquire in accordance with an additional investment right granted by the Company to the stockholder in connection with the stockholder’s investment, 1,750,000 shares of Common Stock issuable upon exercise of warrants and 583,333 shares of Common Stock issuable upon exercise of warrants the stockholder has the right to acquire in accordance with the additional investment right. Includes 16,579 shares of Common Stock issued on June 30, 2012 in payment of a dividend on the 10% Convertible Preferred Stock in lieu of cash. Excludes an indeterminate number of shares of Common Stock which the Company may issue to the stockholder in lieu of cash dividends on the 10% Convertible Preferred Stock. The stockholder’s address is 725 Three Degree Road, Butler, Pennsylvania 16002.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On occasion we may engage in certain related party transactions. Pursuant to our Audit Committee charter, our policy is that all related party transactions are reviewed and approved by the Board of Directors or Audit Committee prior to our entering into any related party transactions.

Stock Issuances; Options Granted

In November 2008, in recognition of the company’s enhanced performance, we granted options to our Messrs. Needham, Boyd, Jensen, Kahn, DeBenedictis (who resigned in February 2009) and Coppa to purchase an aggregate of 600,000 shares of our Common Stock at an exercise price of $.33 per share, which represented the closing price of our stock on the date of each respective grant. The options were granted under the 2005 Stock Option Plan, have a ten-year term and vest equally over a five-year period from date of grant. In February 2008, 100,000 options expired un-exercised with the departure of Mr. DeBenedictis.

In June 2009, the Board of Directors approved the issuance of 250,000 shares of unregistered Common Stock, in aggregate, as restricted stock awards to Messrs. Needham, Boyd, Jensen, Kahn and Coppa. The awards were in recognition of past services, including the successful November 2008 sale of the tire recycling operations and repayment of all amounts due to our secured lender, Laurus Master Fund, Ltd., as well as future incentives. All recipients have agreed to hold the shares for a minimum of 18 months after issuance. In addition, we granted options to the directors and Mr. Coppa to purchase an aggregate of 700,000 shares of our Common Stock at an exercise price of $.23 per share, which represented the closing price of our stock on the date of each respective grant. The options were granted under the 2005 Stock Option Plan, have a ten-year term and vest equally over a five-year period from the date of grant with the exception of an option to purchase 100,000 shares granted to our Chief Executive Officer, which are immediately exercisable pursuant to the terms of his employment agreement.

In July 2009, the Board of Directors approved the issuance of 25,000 shares of unregistered Common Stock as restricted stock awards to Mr. Tierney. The award was an incentive to join the Board and Mr. Tierney has agreed to hold the shares for a minimum of 18 months after the issuance. In addition, we granted options to Mr. Tierney to purchase an aggregate of 50,000 shares of our Common Stock at an exercise price of $.32 per share, which represented the closing price of our stock on the date of each respective grant. The options were granted under the 2005 Stock Option Plan, have a ten-year term and vest equally over a five-year period from date of grant.

In March 2010, Dr. Kahn exercised options to purchase 36,000 shares of Common Stock at prices ranging from $.33 to $.40 per share.

On September 2, 2010, the Board of Directors approved the issuance of 25,000 shares of unregistered Common Stock as restricted stock awards to Mr. Galvin as future incentive and recorded a $12,500 expense (the assigned fair value based on the closing bid price) associated with the issuance of such shares during the fiscal year ended September 30, 2010.

On September 17, 2010, Dr. Kahn and Mr. Coppa loaned us $323,500 in aggregate, pursuant to the terms of a private offering of 12% unsecured, six-month notes payable. In addition, the Board of Directors approved the issuance of 161,750 shares of unregistered Common Stock in aggregate to Dr. Kahn and Mr. Coppa in conjunction with a debt offering and recorded a deferred financing expense of $72,788 (the assigned fair value based on the closing bid price). In February 2011, Mr. Boyd loaned us $20,000 under the same terms and was issued 10,000 shares of unregistered Common Stock valued at $4,700 (the assigned fair value based on the closing bid price). On March 11, 2011, Dr. Kahn and Mr. Coppa agreed to extend the maturity of their note for an additional six months after the original maturity date of their notes in return for the issuance of 161,750 shares of unregistered Common Stock valued at $84,293 (the assigned fair value based on the closing bid price).

During January 2011 Messrs. Needham, Coppa, Boyd and Dr. Kahn exercised options to purchase an aggregate of 108,667 shares of Common Stock at prices ranging from $.28 to $.45 per share.

On February 8, 2011, Messrs. Tierney and Galvin agreed to accept 41,668 shares of unregistered Common Stock (valued at $16,667) in lieu of cash for certain director’s fees due the individuals.

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On June 27, 2011, we granted options to Messrs. Needham, Jensen, Boyd and Coppa to purchase an aggregate of 165,000 shares of our Common Stock at an exercise price of $0.80 per share, which represented the closing price of our stock on the date of each respective grant.

On October 27, 2011, Messrs. Tierney and Galvin agreed to accept 60,000 shares of unregistered Common Stock (valued at $30,000) in lieu of cash for certain director’s fees due the individuals.

On January 18, 2012, we granted options to Messrs. Needham, Jensen, Boyd and Coppa to purchase an aggregate of 200,000 shares of our Common Stock at an exercise price of $0.48 per share, which represented the closing price of our stock on the date of each respective grant.

On January 31, 2012, Mr. Coppa agreed to accept 20,000 shares of unregistered Common Stock (valued at $9,000) in lieu of cash for certain wages due him.

Related Party Transactions

On November 18, 2008 we entered into a month-to-month consulting agreement at a rate of $7,500 per month with a company owned by Mr. Boyd who also serves as the Chairman of our Compensation committee. The consulting firm is currently providing assistance in the areas of due diligence support, green” market opportunity identification and evaluation, Board of Director candidate identification and evaluation and other services as our Board may determine. During the fiscal years ended September 30, 2011 and 2010 we paid $97,508 and $100,879, respectively relating to this agreement.

On June 17, 2009 we entered into an exclusive patent license agreement between our company and M & R Development Inc., formerly known as American Power Group, Inc. and currently co-owned by one of our American Power Group employees. Pursuant to the license, we acquired the exclusive worldwide right to commercialize M&R’s patented dual fuel alternative energy technology. During the fiscal years ended September 30, 2011 and 2010 we incurred license fees to M&R of $173,637 and $3,650, respectively.

In connection with the July 2009 acquisition of substantially all the American Power Group operating assets, we acquired a promissory note from the previous owners of M&R, payable to the Company, in the principal amount of $800,000. Per our agreement, 25% of any royalties due from time to time to M&R under a technology license agreement will be applied against outstanding interest and principal due under the terms of the note rather than be paid to M&R. During the fiscal year ended September 30, 2011 we applied $43,409 of license fees due against accrued interest due under the note. As of September 30, 2011, accrued interest due under the note was $51,514. The note is due in a single, lump sum payment on July 27, 2013.

On April 27, 2012, we entered into amendment to the patent license agreement. The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012 the monthly royalty amount due to M&R will be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. M&R also agreed to waive any prior defaults under the license. In addition, we amended the amended and restated promissory note dated December 1, 2009 to extend the maturity of the note until February 15, 2015 and to defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest.

During fiscal 2010, our dual fuel subsidiary rented office and warehousing space on a tenant at will basis from M&R and recorded rent expense of $74,949. On October 1, 2010 the subsidiary signed a one-year lease with M&R for additional office space and warehouse space at an annual rental of $106,968. On October 1, 2011, a new two-year lease with M&R at an annual rental of $120,000. The lease maybe renewed for an additional two-year term at a mutually agreed upon rate.

On October 12, 2011 an officer loaned us $150,000 pursuant to the terms of a 10% promissory note due November 27, 2011 (and subsequently extended to April 30, 2014).

On April 27, 2012, we entered into amendments to promissory notes in the aggregate principal amount of 473,500 held by Charles Coppa, our Chief Financial Officer; Lyle Jensen, a member of our Board of Directors and our President and Chief Executive Officer; and Dr. Allen Kahn, a member of our Board of Directors. These amendments reduced the interest rates of the promissory notes to 8% per annum and extended the maturity dates of the notes to April 30, 2014.

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In September and October 2010, in connection with a private placement of our 12% unsecured, six-month promissory notes to third parties, Dr. Kahn and Mr. Coppa loaned us $273,500 and $50,000, respectively. In addition, we issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, including 136,750 and 25,000 shares of Common Stock to the director and officer, respectively. In March 2011, the note holders agreed to extend the maturity date of the notes to the earlier of the completion of a financing of at least $3 million or six months after the original maturity date of the notes. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering, including 136,750 and 25,000 shares of Common Stock to the director and officer, respectively.

In February and March 2011, in connection with a private placement of additional promissory notes, Mr. Boyd loaned us $20,000. We issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, or 10,000 shares of Common Stock to Mr. Boyd. We repaid this note in full in May 2012.

Pursuant to our Audit Committee charter, our policy is that all transactions, including loans, between us and our officers, directors, principal stockholders, and their affiliates are approved by a majority of the independent and disinterested outside directors on the Board of Directors. Management believes these transactions were consummated on terms no less favorable to us than could be obtained from unaffiliated third parties.

Independence of the Board of Directors

The Board of Directors has adopted director independence guidelines that are consistent with the definitions of “independence” as set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 under the Securities Exchange Act of 1934. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors. In particular, the Board has carefully considered the fact that Mr. Needham serves on the board of directors of Saugusbank (of which Mr. Tierney is president and chief executive officer) and has determined that, each of Messrs. Needham, Boyd and Tierney qualifies as “independent.”

The Board of Directors has determined that each of Messrs. Needham, Boyd and Tierney are independent as defined under the NYSE Alternext US Rules, including, in the case of members of the Audit Committee, the independence requirements contemplated by Rule 10A-3, under the Exchange Act.

EXPERTS

Our consolidated financial statements for the years ended September 30, 2011 and 2010 included in this prospectus, and included in the registration statement, were audited by Schechter, Dokken, Kanter, Andrews & Selcer, Ltd., an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern) appearing with the consolidated financial statements herein and incorporated in this registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Morse Barnes-Brown & Pendleton, P.C. will pass upon the validity of the securities offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following description of our securities, including all material provisions of our Common Stock, and provisions of our Restated Certificate of Incorporation, as amended, and our By-Laws is only a summary. You should refer to our Restated Certificate of Incorporation, as amended, and our By-Laws, copies of which have been filed as an exhibit to our Quarterly Report on Form 10-Q which we filed with the SEC on May 15, 2012, and our Annual Report on Form 10-K, which we filed with the SEC on January 13, 2012, respectively. The following discussion is qualified in its entirety by reference to such exhibits.

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Authorized Capital Stock

We are authorized to issue 100,000,000 shares of Common Stock, with a par value of $0.01 per share, and 1,000,000 shares of Preferred Stock,” with a par value of $1.00 per share, and which may be issued in one or more series. On April 30, 2012, our Board of Directors designated 1,146 of such shares of preferred stock as our 10% Convertible Preferred Stock, all of which shares were issued on that date.

Capital Stock Issued and Outstanding

As of July 12, 2012, there were issued and outstanding:

•	43,108,366 shares of Common Stock;
•	821.6 shares of 10% Convertible Preferred Stock, convertible into 20,540,000 shares of Common Stock;
•	Options to purchase 3,934,000shares of our Common Stock at exercise prices ranging from $.23 to $1.95 per share;
•	Warrants to purchase 22,757,222 shares of our Common Stock at exercise prices ranging $.40 to $.61 per share
•	Investment Rights to purchase up to 273.9 units, each unit consisting of one share of 10% Convertible Preferred Stock and one warrant to purchase 25,000 shares of our Common Stock.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon our liquidation or dissolution, the holders of Common Stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future.

10% Convertible Preferred Stock

The 10% Convertible Preferred Stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. As of the date of issuance, each share of 10% Convertible Preferred Stock is convertible, at any time and at the option of the holder, into 25,000 shares of Common Stock. The conversion ratio of the 10% Convertible Preferred Stock is subject to adjustment in the event the Company issues shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the conversion price of the Preferred Stock. The conversion price of the 10% Convertible Preferred Stock is currently $0.40 per share.

The holders of the 10% Convertible Preferred Stock will vote with the Common Stock on all matters presented to the holders of the Common Stock, other than the election of certain directors, on an as converted into Common Stock basis. The holders of 10% Convertible Preferred Stock voting as a separate class are entitled to elect three members of the Board of Directors. The holders of the 10% Preferred Stock also have certain rights to elect additional members of the Board of Directors in the event we fail to make the dividend payments as required by the terms of the 10% Preferred Stock. In addition, the approval of the holders of at least 67% of the outstanding 10% Convertible Preferred Stock will be required before we may take certain actions.

The holders of the 10% Convertible Preferred Stock have priority in the event of a liquidation of our company over the outstanding shares of Common Stock. Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the Common Stock, the holders of the 10% Convertible Preferred Stock are entitled to be paid out of the assets of the company an amount equal the stated value of the 10% Convertible Preferred Stock, which is initially $10,000 per share, plus any accrued, but unpaid, dividends.

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The 10% Convertible Preferred Stock may be required to convert into shares of Common Stock at our election if the trading price of the Common Stock meets certain thresholds as set forth in the Certificate of Designations. If we fail to meet certain obligations regarding the registration of the 10% Convertible Preferred Stock or certain other matters affecting the10% Convertible Preferred Stock, the holders of 10% Convertible Preferred Stock may require the company to redeem the 10% Convertible Preferred Stock.

Preferred Stock

In addition, our Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 998,854 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of our company.

Warrants

On April 30, 2012, we issued warrants to purchase 20,540,000 shares of Common Stock to investors in a private placement. Each warrant enables the holder to purchase shares of Common Stock at an exercise price of $0.50 per share. In connection with the private placement, we also issued warrants to purchase 450,000 shares to the placement agent. The placement agent’s warrants enable the holders to purchase shares of Common Stock at an exercise price of $0.40 per share. All of the warrants are subject to adjustment in the event we issue shares of Common Stock or other securities convertible into or exchangeable for Common Stock at a price per share which is less than the exercise price and upon other customary terms, and may be exercised at any time during a five-year period beginning on the six-month anniversary of the date of issuance.

Between April 2011 and February 2012, we issued warrants to purchase 1,517,200 shares of Common Stock to purchasers of certain convertible promissory notes. These warrants enable the holders to purchase shares of Common Stock at exercise prices ranging from $.42 to $.61 per share. The warrants are subject to adjustment in the event of certain subdivisions or combinations of our Common Stock, including stock splits and stock dividends, and may be exercised at any time during a five-year period beginning on the date of issuance.

In addition, as of July 12, 2012, warrants to purchase 15,000 shares of our Common Stock were outstanding, at exercise prices ranging from $.52 to $.61 per share and expire through various dates in 2012 and 2013.

 The descriptions of the warrants are only a summary and are qualified in their entirety by the provisions of each warrant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is www.sec.gov.

45

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations

GreenMan Technologies, Inc.

7 Kimball Lane, Building A

Lynnfield, Massachusetts 01940

(781) 224-2411

Information contained on our website is not a prospectus and does not constitute a part of this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Securities and Exchange Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Pursuant to our Restated Certificate of Incorporation and Bylaws, we may indemnify our officers and directors to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

46

FINANCIAL STATEMENTS

GREENMAN TECHNOLOGIES, INC.

F-1

GreenMan Technologies, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2012 (Unaudited)	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$4,798	$153,657
Certificates of deposit, restricted	300,000	300,000
Accounts receivable, trade, less allowance for doubtful accounts of $151,840 as of March 31, 2012 and September 30, 2011	388,013	371,575
Inventory	480,201	348,179
Costs in excess of billings	90,934	143,770
Seller’s note, related party, current portion	275,000	275,000
Prepaid expenses	58,868	164,912
Other current assets	169,316	112,921
Total current assets	1,767,130	1,870,014
Property, plant and equipment, net	305,239	383,540
Other assets:
Seller’s note, related party, non-current	523,248	525,000
Long term contracts, net	366,670	391,672
Purchased technology, net	366,670	391,672
Software development costs, net	524,323	—
Other	147,790	224,898
Total other assets	1,928,701	1,533,242
	$4,001,070	$3,786,796

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,222,515	$969,424
Accrued expenses	1,128,479	917,984
Billings in excess of cost	24,865	42,707
Notes payable, current	2,102,660	2,167,285
Convertible notes payable, current	2,301,496	—
Obligations due under lease settlement, current	68,518	68,518
Notes payable, related parties, current	32,302	370,138
Total current liabilities	6,880,835	4,536,056
Notes payable, non-current	65,134	84,695
Convertible notes payable, non-current	—	1,739,460
Notes payable, related parties, non-current	473,500	—
Obligations due under lease settlement, non-current	505,540	505,540
Total liabilities	7,925,009	6,865,751

Stockholders' deficit:
Preferred stock, $1.00 par value, 1 million shares authorized	—	—
Common stock, $.01 par value, 100 million shares authorized, 35,997,494 shares and 36,173,033 issued and outstanding at March 31, 2012 and September 30, 2011	359,975	361,730
Additional paid-in capital	41,687,714	40,297,853
Common shares held as collateral	—	(20,000)
Accumulated deficit	(45,971,628)	(43,718,538)
Total stockholders’ deficit	(3,923,939)	(3,078,955)
	$4,001,070	$3,786,796

See accompanying notes to unaudited condensed interim consolidated financial statements.

F-2

GreenMan Technologies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Net sales	$572,884	$517,921	$968,901	$878,123
Cost of sales	459,308	596,681	864,603	993,127
Gross profit (loss)	113,576	(78,760)	104,298	(115,004)
Operating expenses:
Selling, general and administrative	650,338	822,142	1,373,084	1,636,371
Impairment loss	—	149,600	—	149,600
Research and development	61,083	323,566	98,421	513,533
	711,421	1,295,308	1,471,505	2,299,504
Operating loss from continuing operations	(597,845)	(1,374,068)	(1,367,207)	(2,414,508)
Non operating (expense)
Interest and financing costs	(425,251)	(158,801)	(780,014)	(263,763)
Interest income	10,963	10,848	22,053	25,077
Other, net	(34,364)	(40,206)	(64,922)	(81,913)
Non operating expense, net	(448,652)	(188,159)	(822,883)	(320,599)
Loss from continuing operations	(1,046,497)	(1,562,227)	(2,190,090)	(2,735,107)
Discontinued operations
Loss on disposal of discontinued operations	(63,000)	—	(63,000)	—
Loss from discontinued operations	—	(743,968)	—	(1,056,044)
	(63,000)	(743,968)	(63,000)	(1,056,044)
Net loss	$(1,109,497)	$(2,306,195)	$(2,253,090)	$(3,791,151)

Loss from continuing operations per share – basic and diluted	$(0.03)	$(0.05)	$(0.06)	$(0.08)
Loss from discontinued operations per share – basic and diluted	$—	$(0.02)	$—	$(0.03)
Net loss per share –basic and diluted	$(0.03)	$(0.07)	$(0.06)	$(0.11)

Weighted average shares outstanding -basic and diluted	35,700,008	33,668,195	36,150,109	33,550,782

See accompanying notes to unaudited condensed interim consolidated financial statements.

F-3

GreenMan Technologies, Inc.

Condensed Consolidated Statement of Changes in Stockholders’ Deficit

For the Six Months Ended March 31, 2012

(Unaudited)

					Common
			Additional		Shares
	Common Stock		Paid In	Accumulated	Held As
	Shares	Amount	Capital	Deficit	Collateral	Total
Balance, October 1, 2011	36,173,033	$361,730	$40,297,853	$(43,718,538)	$(20,000)	$(3,078,955)
Compensation expense associated with stock options	—	—	99,400	—	—	99,400
Common stock issued upon option exercise	22,222	222	(222)	—	—	—
Common stock issued with promissory notes	421,750	4,218	206,658	—	—	210,876
Common stock issued for services rendered	258,288	2,583	122,816	—	—	125,399
Common stock issued upon convertible debt exercise	962,069	9,621	419,136	—	—	428,757
Common stock issued for convertible debt interest	160,132	1,601	93,291	—	—	94,892
Beneficial conversion discount on convertible notes payable	—	—	325,948	—	—	325,948
Value of warrants issued for financing	—	—	122,834	—	—	122,834
Return of collateral shares	(2,000,000)	(20,000)	—	—	20,000	—
Net loss for the six months ended March 31, 2012	—	—	—	(2,253,090)	—	(2,253,090)
Balance, March 31, 2012	35,997,494	$359,975	$41,687,714	$(45,971,628)	$—	$(3,923,939)

See accompanying notes to unaudited condensed interim consolidated financial statements.

F-4

GreenMan Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,253,090)	$(3,791,151)
Adjustments to reconcile net income to net cash used in operating activities:
Impairment loss and inventory valuation allowance	—	598,479
Shares issued for services rendered	125,399	16,667
Loss on disposal of discontinued operations	63,000	—
Loss on disposal of property and equipment	22,733	—
Depreciation	55,568	100,250
Amortization of stock issued	210,875	—
Amortization of beneficial conversion feature and warrants	254,575	—
Amortization of deferred financing costs	29,944	114,435
Stock compensation expense	99,400	112,952
Amortization of patents	—	10,830
Amortization of long term contracts	25,002	114,627
Amortization of purchased technology	25,002	25,002
Amortization of software costs	3,632	—
(Increase) decrease in assets:
Accounts receivable	(16,438)	(2,906)
Inventory	(132,022)	224,340
Costs in excess of billings	52,836	(80,528)
Prepaid and other current assets	51,401	176,962
Other assets	(15,836)	(64,476)
(Decrease) increase in liabilities:
Accounts payable	253,091	201,488
Billings in excess of costs	(17,842)	(18,681)
Accrued expenses	305,387	52,925
Net cash used in operating activities	(857,383)	(2,208,785)
Cash flows from investing activities:
Purchase of property and equipment	—	(58,654)
Software development costs	(527,954)	—
Maturity of certificates of deposit	—	500,000
Net cash (used in) provided by investing activities	(527,954)	441,346
Cash flows from financing activities:
Proceeds from notes payable	—	1,222,000
Proceeds from convertible notes payable	1,185,000	500,000
Proceeds from notes payable, related party	155,000	130,000
Repayment of notes payable	(84,186)	(98,628)
Repayment of notes payable, related party	(19,336)	(121,900)
Proceeds from exercise of stock options	—	36,900
Net cash provided by financing activities	1,236,478	1,668,372
Net decrease in cash and cash equivalents	(148,859)	(99,067)
Cash and cash equivalents at beginning of year	153,657	293,550
Cash and cash equivalents at end of period	$4,798	$194,483

Supplemental cash flow information:
Shares issued as additional collateral	$—	$20,000
Shares issued with debt extensions	210,876	284,093
Shares issued in converted debt	523,649	—
Beneficial conversion feature	325,948	—
Warrants issued	122,834	2,905
Interest paid	136,595	109,755
Taxes paid	—	—

See accompanying notes to unaudited condensed interim consolidated financial statements.

F-5

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

1.    Nature of Operations, Risks, and Uncertainties

GreenMan Technologies, Inc. (together with its subsidiaries “we”, “us” or “our”) was originally founded in 1992 and has operated as a Delaware corporation since 1995. Prior to August 1, 2011, GreenMan was comprised of two business segments, the dual fuel conversion operations (American Power Group) and the molded recycled rubber products operations (Green Tech Products). As described below, our business changed substantially in August 2011, when we sold substantially all of the assets of our molded recycled rubber products operations.

Recent Developments

On April 30, 2012 we completed a private placement of 10% Convertible Preferred Stock to several institutional investors for gross proceeds of approximately $8.2 million. The preferred stock is convertible into Common Stock at an initial conversion price of $0.40 per share and the investors also received five-year warrants to purchase a number of shares of Common Stock equal to the number of shares into which the preferred stock is convertible, at an initial exercise price $0.50 per share. The investors have the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to purchase additional shares of preferred stock and warrants under the same terms. In conjunction with the close of the financing, Iowa State Bank extended the maturity of our credit facility to April 25, 2013 and increased our borrowing limits to $2.25 million. In addition, the holders of long-term convertible debentures in the aggregate principal amount of approximately $3 million converted those debentures into shares of our Common Stock in conjunction with this financing. (See Note 16.)

In March 2011, the United States Environmental Protection Agency announced that it had amended its alternative fuel conversion regulations for light, medium and heavy-duty vehicles. Under the new regulations, testing and compliance procedures differ based on the age category of the vehicle or engine that is being converted: (1) new or relatively new; (2) intermediate age (“IUL”); or (3) outside useful life (“OUL”). All conversion manufacturers seeking exemption must demonstrate compliance, but the requirements differ among age categories.

In September 2011, we were notified by the EPA that our first submission under the new regulations had been approved for the OUL Heavy Duty 2004 Caterpillar C-15 engine family. In May 2012, we were notified by the EPA of approval for an additional 55 CAT and Detroit Diesel OUL engine families.

Nature of Operations, Risks, and Uncertainties

Our American Power Group’s patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);
•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or
•	100% diesel fuel.

Our proprietary technology seamlessly displaces 40% to 70% of the normal diesel fuel consumption with various forms of natural gas and the energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate at Original Equipment Manufacturers’ (OEM) specified temperatures and pressures with no loss of horsepower. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.

By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 20% to 35%;
•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions;
•	Enhance the engine’s operating life, since natural gas is a cleaner burning fuel source; and

 Primary end market applications include both primary and back-up diesel generators as well as mid- to heavy-duty vehicular diesel engines.

F-6

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

1.     Nature of Operations, Risks, and Uncertainties – (Continued)

On August 1, 2011, we completed the sale of substantially all of our Green Tech Products’ molded recycled rubber products operations to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’ senior managers, and recorded a loss on disposal of approximately $59,000. Green Tech Products specialized in the design, development and manufacturing of branded recycled products and services that provide schools and municipalities with environmentally responsible products to create safer work and play environments.

As of March 31, 2012, we had $304,798 in cash, cash equivalents and restricted certificates of deposit and a working capital deficiency of $5,113,704. Our molded rubber products business has historically been the source of substantially all of our revenue and cash flow over the past three fiscal years and we have incurred substantial losses from operations over those fiscal years. These factors among others raise substantial doubt about our ability to continue as a going concern. Our continued existence is dependent on our ability to obtain additional funding (see Note 16), generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. The financial statements have been prepared assuming we will continue as a going concern.

In order to ensure our future viability, management has implemented or is in the process of implementing the following actions:

A. Private Placement

On April 30, 2012 we completed a private placement of 10% Convertible Preferred Stock to several institutional investors for gross proceeds of approximately $8.2 million. (See Note 16.)

B.     Iowa State Bank Credit Facility

In November 2010, American Power Group entered into a $2 million working capital line of credit with Iowa State Bank, which was due to expire April 30, 2012 but has been extended to April 25, 2013 in conjunction with our Convertible Preferred Stock financing. We may borrow up to 50% of the value of American Power Group’s eligible inventory and 70% of its eligible accounts receivable. We have guaranteed all obligations under the line of credit and have secured that guarantee by (i) issuing to the lender a security interest in a $300,000 certificate of deposit and certain additional collateral and (ii) agreeing to issue to the lender, as additional collateral 2,000,000 shares of our Common Stock. In December 2011, the lender agreed to return the 2,000,000 shares in return for our pledge to issue up to 2,000,000 shares in the event of a default. This pledge agreement will be terminated, at such time as all obligations under the credit facility have been satisfied and the lender has no further obligations to make advances under the credit facility.

C.     Short Term Promissory Notes

In September and October 2010, we issued our 12% unsecured, six-month promissory notes for gross proceeds of $573,500, including notes with aggregate gross proceeds of $323,500 issued to a director and an officer of our company. In addition, we issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, or 311,750 shares of Common Stock, including an aggregate of 161,750 shares of Common Stock to the director and officer. We also issued 25,000 shares of Common Stock as a placement fee. In March 2011, the note holders agreed to extend the maturity date of the notes for six additional months after the original maturity date of the notes. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering, or 321,750 additional shares of Common Stock, including 10,000 shares of Common Stock as a placement fee.

In February and March 2011, we issued additional six-month promissory notes for gross proceeds of $270,000, including a note with gross proceeds of $20,000 issued to a director of our company. In addition, we issued an aggregate of 135,000 shares of Common Stock, including 10,000 shares of Common Stock to the director, and paid $30,000 as a placement fee.

In October 2011, the holder of a note in the principal amount of $250,000 agreed to extend the maturity date of such note to February 8, 2012 and the remaining holders agreed to extend the maturity of their notes to March 31, 2012. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested, or an aggregate of 421,750 additional shares of Common Stock. We used $495,000 from the proceeds of the Convertible Preferred Stock financing to repay the three of these notes.

F-7

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

1.     Nature of Operations, Risks, and Uncertainties – (Continued)

D. Convertible Promissory Notes

Between October 2010 and March 2011, we issued our 10% unsecured convertible promissory notes for gross proceeds of $500,000. The convertible notes are payable 24 months after issuance and are convertible, at any time after six months from issuance, into shares of Common Stock at a conversion price of 85% of the closing price of our Common Stock on the day the notes were issued.

Between April 2011 and July 2011 we issued additional 10% unsecured convertible promissory notes for gross proceeds of $1,725,000. The convertible notes are payable 24 months after issuance. Each note is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price of $.59. In addition, each investor received a warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3. Each warrant will be exercisable for a period of five years after the date the investor subscribed for his or her note, at a price of $.65 per share.

In November 2011, we commenced a private offering of 10% convertible notes payable in an effort to raise up to $1.5 million in gross proceeds and as of March 31, 2012 we have issued $1,185,000 of notes and closed the offering. The convertible notes are payable 24 months after issuance and are convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to 85% of the closing bid price of the Common Stock on the day the notes were issued. In addition, each investor received a warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3 at a price equal to equal to 95% of the closing bid price of the Common Stock on the day the notes were issued.

All of these notes were converted into shares of our Common Stock in conjunction with the Convertible Preferred Stock financing.

E. Strategic Financial Advisor Agreement

In December 2011, we engaged Ardour Capital, LLC to serve as our new financial advisor. Ardour Capital is the leading research and investment-banking firm exclusively focused on energy technology, alternative energy and power, and clean and renewable technologies. In April 2012, we closed on an $8.2 Convertible Preferred financing with the assistance of Ardour. (See Note 16).

F. Divestiture of Molded Recycled Rubber Products Business

Based on the magnitude of Green Tech Products’ continuing operating losses ($6 million cumulative since acquisition), our Board of Directors determined it to be in the best interests of shareholders to exit the molded recycled rubber product business and to devote all of our corporate resources to advancing American Power Group’s dual fuel conversion business. On August 1, 2011 we completed the sale of substantially all of the assets of Green Tech Products to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Product’s senior managers.

G. Operating Enhancements

Since the July 2009 acquisition of American Power Group’s dual fuel conversion operations, we have invested over $7.0 million to enhance our dual fuel products and support dual fuel sales and marketing initiatives intended to promote American Power Group’s dual fuel conversion technology and establish broader market presence worldwide. As a result of these efforts, revenue for the six months ended March 31, 2012 increased 10% over the prior year’s results and revenue for fiscal year ended September 30, 2011 increased more than 430% to $1.77 million as compared to approximately $333,000 during the fiscal year ended September 30, 2010.

Our continued existence is dependent on our ability to generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. If American Power Group is unable to achieve sustained profitability and we are unable to obtain additional financing to supplement our cash position, our ability to maintain our current level of operations could be materially and adversely affected. There is no guarantee we will be able to achieve profitability.

F-8

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

2.     Basis of Presentation

The consolidated financial statements include the accounts of GreenMan Technologies, Inc. and our wholly-owned subsidiaries American Power Group, Inc. and Green Tech Products, Inc. (inactive) All significant intercompany accounts and transactions have been eliminated in consolidation. All molded rubber products assets, liabilities and results of operations have been classified as discontinued operations for all periods presented in the accompanying consolidated financial statements.

The accompanying interim financial statements at March 31, 2012 are unaudited and should be read in conjunction with the financial statements and notes thereto for the year ended September 30, 2011 included in our Annual Report on Form 10-K. The balance sheet at September 30, 2011 has been derived from the audited financial statements as of that date, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the Securities and Exchange Commission rules and regulations, although we believe the disclosures which have been made herein are adequate to ensure that the information presented is not misleading. The results of operations for the interim periods reported are not necessarily indicative of those that may be reported for a full year. In our opinion, all adjustments which are necessary for a fair statement of our financial position as of March 31, 2012 and the operating results for the interim periods ended March 31, 2012 and 2011 have been included.

3.     Certificates of Deposit

All certificate of deposit investments have an original maturity of more than three months but less than three years and are stated at original purchase price which approximates fair value. As of March 31, 2012 and September 30, 2011, we have pledged a $300,000 certificate of deposit as collateral for two loans currently outstanding with Iowa State Bank.

4.     Receivables

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Management determines the allowance for doubtful accounts by regularly evaluating past due individual customer receivables and considering a customer’s financial condition, credit history, and the current economic conditions. Individual accounts receivable are written off when deemed uncollectible, with any future recoveries recorded as income when received.

Seller’s Note Receivable, Related Party

In conjunction with the July 2009 acquisition of substantially all the American Power Group operating assets, including the name American Power Group (excluding its dual fuel patent), we acquired a promissory note from the previous owners of American Power Group (renamed M&R Development, Inc.), payable to the Company, in the principal amount of $800,000. The note bears interest at the rate of 5.5% per annum and was based on the difference between the assets acquired and the consideration given. Per our agreement, 25% of any royalties due periodically to M&R under a technology license agreement will be applied against outstanding interest and principal due under the terms of the note rather than be paid to M&R. Based on the fiscal year 2012 plan, we have classified $275,000 of the balance as the current portion. In conjunction with the Convertible Preferred Stock financing, on April 27, 2012, we amended the note to extend the maturity of the note from July 2013 to February 15, 2015 and defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest. (see Note 16)

We consider this a related party note as one of the former owners of American Power Group is now an employee of ours.

5.     Net Loss Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if potentially dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be

F-9

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

5.     Net Loss Per Share – (Continued)

issued by us relate to outstanding stock options and warrants and convertible debt. Basic and diluted net loss per share are the same for the three and six months ended March 31, 2012 and 2011, since the effect of the inclusion of all outstanding options, warrants and convertible debt would be anti-dilutive. In addition, the common shares issued as additional collateral are excluded from both these calculations due to the restrictive nature of the agreement and shares.

At the closing of the $8.2 million private placement on April 30, 2012 described in Note 16, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 had converted such principal, together with interest accrued thereon, into approximately 6,546,000 shares of Common Stock.

6.     Inventory

Raw material inventory primarily consists of dual fuel conversion components. Work in progress includes materials, labor and direct overhead associated with incomplete dual fuel conversion projects. All inventory is valued at the lower of cost or market on the first-in first-out (FIFO) method. Inventory consists of the following:

	March 31, 2012	September 30, 2011
Raw materials	$474,124	$338,594
Work in progress	4,616	8,642
Finished goods	1,461	943
Total inventory	$480,201	$348,179

7.     Long Term Deposits

In December 2007, we made a $149,600 deposit to a third party to secure the exclusive supply and distribution rights in the United States to a technology being developed in China that was intended to transform recycled scrap tires into renewable by-products. Based on significant delays in the development and commercialization of the technology and the third party’s inability to secure additional funding to complete the development, management has determined the realizability of the deposit to be impaired and therefore has recorded an impairment charge of $149,600 at March 31, 2011.

8.     Discontinued Operations

On August 1, 2011, we completed the sale of substantially all of the assets of Green Tech Products to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’ senior managers, and recorded a loss on disposal of approximately $59,000. The consideration for the purchase of the assets was (i) the assumption of substantially all of Green Tech Products’ liabilities, which were approximately $1.2 million; (ii) a $50,000 stock inventory credit toward the purchase of products and services from the buyer, which credit may be applied during the first nine months after completion of the sale; and (iii) a promissory note in the principal amount of $100,000, which is payable in increasing monthly installments over a period of 60 months.

In March 2012, Irish Knight Holdings agreed, in consideration of a $25,000 reduction in the stock inventory credit and a $38,000 reduction in the then outstanding balance of the promissory note, to pay us a total of $80,000 by December 31, 2012 in full satisfaction of the inventory credit and note. As a result, we recorded an additional loss on disposal of discontinued assets of $63,000 during the three and six months ended March 31, 2012.

F-10

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

8.     Discontinued Operations – (Continued)

Net sales and loss from our discontinued molded rubber products operations for the three and six months ended March 31 were as follows:

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011
Net sales from discontinued operations	$—	$396,366	$—	$878,123
Loss from discontinued operations	(63,000)	(743,968)	(63,000)	(1,056,044)

9.     Intangible Assets

We review intangibles for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of our intangible assets below their carrying value.

In conjunction with the American Power Group acquisition and license agreement, we recognized $500,000 associated with the execution of a long term technology license agreement and $500,000 associated with the purchase of the dual fuel conversion technology. Both values are being amortized on a straight line basis over an estimated useful life of 120 months. Amortization expenses associated with the long term technology license agreement and the purchased dual fuel conversion technology amounted to $25,000 for the three months and $50,000 for the six months ended March 31, 2012 and 2011, respectively. Accumulated amortization was $266,660 at March 31, 2012 and $216,666 at September 30, 2011.

A critical component of our dual fuel aftermarket conversion solution is the internally developed software component of our electronic control unit. The software allows us to seamlessly and constantly monitor and control the various gaseous fuels to maximize performance and emission reduction while remaining within all original OEM diesel engine performance parameters. We have developed a base software application and EPA testing protocol for both our OUL and IUL engine applications, which will be customized for each engine family approved in order to maximize the performance of the respective engine family.

During fiscal 2011, we incurred costs to develop these software applications that were recorded as research and development costs and expensed as incurred until we were able to establish technological feasibility, which we did in September 2011 with our first EPA engine family approval. As a result, we began capitalizing costs associated with our software application development. We will cease capitalization of additional costs when the product or enhancement is available for general release to customers. As of March 31, 2012, we have capitalized $527,955 of development costs associated with our OUL ($252,250) and IUL ($275,705) applications, which will be amortized on a straight line basis over an estimated useful life of 60 months for OUL applications and 84 months for IUL applications. Amortization costs for the three months and six months ended March 31, 2012 were $0 and $3,632, respectively.

Amortization expense associated with acquisition related intangibles during the next five years is anticipated to be:

Twelve months ending March 31:	Contracts	Technology	Testing Software	Total
2013	$50,000	$50,000	$89,837	$189,837
2014	50,000	50,000	89,837	189,837
2015	50,000	50,000	89,837	189,837
2016	50,000	50,000	89,837	189,837
2017	50,000	50,000	89,837	189,837
2018 and thereafter	116,670	116,670	75,138	308,478
	$366,670	$366,670	$524,323	$1,257,663

F-11

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

9.     Intangible Assets – (Continued)

On June 30, 2011, we amended the Exclusive Patent License Agreement dated as of June 17, 2009 between our company and M&R. Pursuant to the amendment:

•	The royalties payable to M&R will be reduced from 10% to 6% for sales as defined in the license from and after the date (the “Royalty Modification Date”) that the sum of all royalties paid to M&R under the license equals $15 million on a cumulative basis, and will be eliminated altogether from and after the date that the sum of all royalties paid to M&R equals $36 million on a cumulative basis (the “Technology Transfer Date”);
•	Prior to the Royalty Modification Date, neither M&R nor any of its stockholders, directors, officers or other representatives may (i) sell, license or otherwise transfer any of the patent rights licensed by us or any other proprietary technology or information owned by M&R which relate to the licensed patent rights (together, the “Technology Rights”), (ii) sell or otherwise transfer a majority of M&R’s outstanding capital stock or (iii) enter into any agreement or commitment contemplating either of the foregoing;
•	M&R has assigned all of its right, title and interest in and to the Technology Rights to us, such assignment to be effective on the Technology Transfer Date, and subject only to the prior receipt by M&R of $36 million in cumulative royalty payments on or before such date;
•	At any time during the period beginning on the Royalty Modification Date and ending on the first anniversary thereof, the Company may purchase the Technology Rights from M&R for an additional payment of $17.5 million; and
•	If we do not exercise the foregoing purchase right prior to the first anniversary of the Royalty Modification Date, and if M&R subsequently receives a bona fide offer from a third party to purchase some or all of the Technology Rights, we will have the right, exercisable at any time within 30 days after the receipt of such an offer, to purchase the Technology Rights from M&R for a purchase price equal to 110% of the price offered by such third party less the sum of all royalties paid to M&R on or before the date we give notice of our election to purchase the Technology Rights.

In conjunction with the Convertible Preferred Stock financing, on April 27, 2012, we entered into Amendment No. 3 to the Exclusive Patent License Agreement dated June 17, 2009 with M&R and GreenMan (Licensor). The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012 the monthly royalty amount due shall be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero.

10. Contracts in Progress

Contracts in progress consist of the following:

	March 31, 2012	September 30, 2011
Costs incurred on uncompleted contracts	$552,495	$549,319
Estimated earnings on contracts in progress	114,811	83,991
	667,306	633,310
Less billings on contracts in progress	601,237	532,247
	$66,069	$101,063
Costs and estimated earnings in excess of billings	$90,934	$143,770
Billings in excess of costs and estimated earnings	24,865	42,707
	$66,069	$101,063

F-12

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

11.     Property, Plant and Equipment

Property, plant and equipment consist of the following:

	March 31, 2012	September 30, 2011	Estimated Useful Lives
Machinery and equipment	$633,961	$657,155	3 – 7 years
Less accumulated depreciation	(328,722)	(273,615)
Machinery and equipment, net	$305,239	$383,540

12.     Product Warranty Costs

We provide for the estimated cost of product warranties for our dual fuel products at the time product revenue is recognized. Factors that affect our warranty reserves include the number of units sold, historical and anticipated rates of warranty repairs, and the cost per repair. We assess the adequacy of the warranty provision and we may adjust this provision if necessary.

The following table provides the detail of the change in our product warranty accrual relating to dual fuel products as of:

	March 31, 2012	September 30, 2011
Warranty accrual at the beginning of the period	$27,620	$6,188
Charged to costs and expenses relating to new sales	11,302	25,720
Costs of product warranty claims	(9,856)	(4,288)
Warranty accrual at the end of period	$29,066	$27,620

13.     Notes Payable/Credit Facilities

Credit Facilities

In November 2010, American Power Group entered into a $2,000,000 working capital line of credit with Iowa State Bank, which expired on December 1, 2011 (subsequently extended to April 25, 2013). We may borrow up to 50% of the value of American Power Group’s eligible inventory and 70% of its eligible accounts receivable. We have collateralized the obligations by: (i) granting to the lender a security interest in a $300,000 certificate of deposit and certain additional collateral and (ii) issuing to the lender, as additional collateral, 2,000,000 shares of our Common Stock. The shares, which could not be sold unless we are in default, were valued at $20,000 at November 9, 2010, representing their par value and are treated as a contra equity amount on the balance sheet at September 30, 2011. In December 2011, the lender agreed to return the 2,000,000 shares in return for our pledge to issue in the future up to 2,000,000 shares in the event of a default. This pledge agreement will be terminated at such time as all obligations under the credit facility have been satisfied and the lender has no further obligations to make advances under the credit facility. During June 2011, Iowa State Bank agreed to advance an additional $250,000 under the credit facility under the condition it was repaid by July 31, 2011 (subsequently extended to April 25, 2013). In addition, two directors and two members of management have each pledged 125,000 shares of our Common Stock as additional collateral for this $250,000 advance. As of March 31, 2012, we have $1,280,110 outstanding under the credit facility. In conjunction with the completion of our Convertible Preferred Stock financing on April 30, 2012, Iowa State Bank extended the maturity of our credit facility to April 25, 2013 and increased our borrowing limits to $2.25 million (see Note 16).

Short Term Promissory Notes (including Related Party)

In September 2010, we commenced a private offering of 12% unsecured, six-month promissory notes payable in an effort to raise up to $575,000 in gross proceeds (subsequently increased to $850,000). In addition, we agreed to issue 0.5 shares of unregistered Common Stock for each $1 invested in the offering. In September and October 2010, we issued our 12% unsecured, six-month promissory notes for gross proceeds of $573,500, including notes with aggregate gross proceeds of $323,500 issued to a director and an officer of our company. In connection with the issuance of a note for $250,000, two directors and member of management have each pledged 125,000 shares of our Common Stock as additional collateral. In addition, we issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, or 311,750 shares of Common Stock, including an aggregate of 161,750 shares of Common Stock to the director and officer. We also issued 25,000 shares of Common Stock as a placement fee. In March 2011, the note holders agreed to extend the maturity date of the notes for an six additional months after the

F-13

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

13.     Notes Payable/Credit Facilities – (Continued)

original maturity date of the notes. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering, or 161,750 additional shares of Common Stock.

In February and March 2011, we issued additional six-month promissory notes for gross proceeds of $270,000, including a note with gross proceeds of $20,000 issued to a director of our company. In addition, we issued an aggregate of 135,000 shares of Common Stock, including 10,000 shares of Common Stock to the director. We paid a placement fee of $30,000 in connection with the issuance of these notes. In connection with the issuance of the $250,000 note, two directors and member of management have each pledged 125,000 shares of our Common Stock as additional collateral.

In connection with the issuance of the $250,000 note, two directors and member of management have each pledged 125,000 shares of our Common Stock as additional collateral for this $250,000 note.

In October 2011, the holder of a note in the principal amount of $250,000 agreed to extend the maturity date of such note to February 8, 2012 and the remaining holders agreed to extend the maturity of their notes to March 31, 2012. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested, or 421,750 additional shares of Common Stock. The $250,000 note due February 8, 2012 and the remaining third party note of $225,000 were not paid as of March 31, 2012. Both holders, as well as a $20,000 related party note holder, agreed to waive any default as of March 31, 2012 in consideration of payment in conjunction with the Convertible Preferred financing. We repaid $495,000 in principal of these notes with the proceeds of the financing. Related parties holding notes in the aggregate principal amount of $473,500 agreed to a reduction in their interest rate to 8 % and extend the maturity of their notes until April 30, 2014 (see Note 16). These notes have been classified as long term as of March 31, 2012.

On October 12, 2011 an officer loaned us $150,000 pursuant to the terms of a 10% promissory note due November 27, 2011 (and subsequently extended to April 30, 2014).

Convertible Notes Payable

In October 2010, we commenced a private offering of 10% convertible notes payable and raised $500,000 in gross proceeds. The convertible notes were due 24 months after issuance and are convertible, after six months, into shares of Common Stock at a conversion price equal to 85% of the closing price of our Common Stock on the day the notes are issued. In conjunction with the issuance of these notes we recorded deferred financing costs of $29,555, including $2,905 associated with the issuance of placement agent warrants to purchase an aggregate of 15,000 shares of our Common Stock at exercise prices ranging from $.45 to $.61 per share. The warrants are immediately exercisable and have a term of two years from the date of grant. During the six months ended March 31, 2012, $325,000 of the principal and $4,479 of interest were converted into 790,839 shares of our Common Stock and the remaining $175,000 of notes were convertible into 364,741 shares of Common Stock which had a fair value of $251,671 based on the closing price of our stock on that date. All remaining notes, together with accrued interest were converted into shares of our Common Stock in April 2012 in conjunction with our Convertible Preferred Stock financing (see Note 16). Amortization of deferred financing costs was $3,639 and $10,355 during the three and six months ended March 31, 2012 and the unamortized deferred financing costs at March 31, 2012 were $8,622. In addition, the notes contained a beneficial conversion feature of $85,343 at issuance based on the intrinsic value of the shares into which the notes are convertible. The beneficial conversion discount was recorded as paid-in-capital and will be amortized to interest expense over the two-year term of the notes or ratably upon any partial conversion. Amortization of the beneficial conversion feature was $13,283 and $43,182 during the three and six months ended March 31, 2012 and the unamortized beneficial conversion feature at March 31, 2012 was $11,854. This offering was discontinued in March 2011.

In April 2011, we issued additional 10% unsecured convertible promissory notes for gross proceeds of $1,150,000. The convertible notes are payable 24 months after issuance. Each note is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to the lower of (i) 110% of the volume-weighted average price of the Common Stock April 22, 2011 (the date the first such notes were issued) or $.59 or (ii) in the event that we issue shares of our Common Stock in a financing on or before September 30, 2011, the gross proceeds of which, at a single closing, exceed $5,000,000 (a “Qualified Financing”), 110% of the price per

F-14

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

13.     Notes Payable/Credit Facilities – (Continued)

share of Common Stock paid by investors in such financing. Each note will be convertible at our option into shares of Common Stock at such conversion price if, at any time after the first anniversary of the issuance of the note and prior to the note’s maturity, the average closing price of the Common Stock, as reflected on the principal stock exchange or trading market for the Common Stock, equals or exceeds $1.60 per share (as such price may be equitably adjusted upon certain events such as stock dividends, distributions and splits) for 20 consecutive trading days. During June and July 2011, we received an additional $575,000 from investors under the same terms as the initial investors. In addition, each investor received a warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3. Each warrant will be exercisable for a period of five years after the date the investor subscribed for his or her note, at a price equal to the lower of (i) 120% of the volume-weighted average price of the Common Stock on April 22, 2011 (the date the first such notes were issued), or (ii) in the event that we issue shares of our Common Stock in a Qualified Financing, 90% of the price per share of Common Stock paid by investors in such financing. This offering was discontinued in August 2011.

In conjunction with this offering, we granted warrants to purchase an aggregate of 877,119 shares of our Common Stock at an exercise price of $.65 per share. We also incurred deferred financing cost of $51,750 associated with placement agent fees. Amortization of deferred financing costs was $8,318 and $14,841 during the three and six months ended March 31, 2012 and the unamortized deferred financing costs at March 31, 2012 were $27,250. We recorded a debt discount associated with the issuance of the warrants of $187,011. In addition, the notes contained a beneficial conversion feature of $318,367 at issuance based on the intrinsic value of the shares into which the notes are convertible. The debt discount value and the beneficial conversion feature were recorded as paid-in-capital and will be amortized to interest expense over the two year term of the notes or ratably upon any partial conversion. The discount generated a $156,000 deferred tax liability which we offset with a corresponding decrease of the valuation allowance by the same amount. Amortization of the debt discount value and beneficial conversion feature was $99,227 and $163,691 for the three and six months ended March 31, 2012 and the unamortized warrant value and beneficial conversion feature at March 31, 2012 was $267,583. During the three months ended March 31, 2012, notes in the principal amount of were converted into 169,492 shares of our Common Stock. The remaining notes, in the aggregate principal amount of $1,625,000, were convertible into 2,754,237 shares of Common Stock, which had a fair value of $1,900,424 at March 31, 2012 based on the closing price of our stock on that date. All of such remaining notes, together with accrued interest, were converted into shares of Common Stock in April 2012 in conjunction with our Convertible Preferred Stock financing (see Note 16).

In November 2011, we commenced a new private offering of 10% convertible notes payable in an effort to raise up to $1.5 million in gross proceeds. The convertible notes are payable 24 months after issuance. Each note is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to 85% of the closing bid price of the Common Stock on the day the notes were issued. Each note will be convertible at our option into shares of Common Stock at such conversion price if, at any time after the first anniversary of the issuance of the note and prior to the note’s maturity, the average closing price of the Common Stock, as reflected on the principal stock exchange or trading market for the Common Stock, equals or exceeds $1.60 per share (as such price may be equitably adjusted upon certain events such as stock dividends, distributions and splits) for 20 consecutive trading days. In addition, each investor received a warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3. Each warrant will be exercisable for a period of five years after the date the investor subscribed for his or her note, at a price equal to equal to 95% of the closing bid price of the Common Stock on the day the notes were issued.

During the period of November and December 2011, we issued $507,000 of convertible notes and granted warrants to purchase an aggregate of 341,405 shares of our Common Stock at an exercise prices ranging from $.46 to $.65 per share. During January and February 2012, we received an additional $678,000 from investors under the same terms as the initial investors and granted warrants to purchase an aggregate of 433,700 shares of our Common Stock at an exercise prices ranging from $.42 to $.61 per share. We also incurred deferred financing cost of $34,450 associated with placement agent fees. Amortization of deferred financing costs was $3,701 and 4,748 during the

F-15

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

13.     Notes Payable/Credit Facilities – (Continued)

three and six months ended March 31, 2012 and the unamortized deferred financing costs at March 31, 2012 were $29,702. We recorded a debt discount associated with the issuance of the warrants of $122,836. In addition, the notes contained a beneficial conversion feature of $325,947 at issuance based on the intrinsic value of the shares into which the notes are convertible. The debt discount value and the beneficial conversion feature were recorded as paid-in-capital and will be amortized to interest expense over the two year term of the notes or ratably upon any partial conversion. Amortization of the debt discount value and beneficial conversion feature was $37,981 and $44,717 for the three and six months ended March 31, 2012 and the unamortized warrant value and beneficial conversion feature at March 31, 2012 was $404,066. These notes were convertible into 2,583,681 shares of Common Stock, which had a fair value of $1,782,740 at March 31, 2012 based on the closing price of our stock on that date. All of these notes, together with accrued interest, were converted into shares of Common Stock in April 2012 in conjunction with our Convertible Preferred Stock financing (see Note 16).

Due to the fact all convertible notes were converted into Common Stock during April 2012, we have classified all convertible notes as current at March 31, 2012 as follows:

	Gross	Discount	Net
Balance outstanding at March 31, 2012	$ 2,985,000	$ 683,504	$ 2,301,496

14.     Stockholders’ Equity

Common Stock

In October 2011, holders of $843,500 in notes payable (including $343,500 due related parties) agreed to extend the maturity of $250,000 of the notes to February 8, 2012 and the remaining balance to March 31, 2012. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering or 421,750 additional shares of Common Stock to the holders in aggregate.

On November 3, 2011, certain convertible note holders agreed to accept 153,241 shares unregistered Common Stock (valued at $90,411) in lieu of cash for interest payments due the note holders.

In December 2011, we issued 100,000 shares of unregistered Common Stock (valued at $48,000) to Ardour Capital for services to be rendered pursuant to the Strategic Financial Advisor Agreement as of that date.

In January 2012, an employee exercised options to purchase an aggregate of 40,000 shares of Common Stock utilizing a cashless exercise feature resulting in the net issuance of 22,222 shares of Common Stock.

During the six months ended March 31, 2012, two directors and an officer agreed to accept 80,000 shares of unregistered Common of Stock (valued at $39,000) in lieu of cash for certain director’s fees and wages due the individuals.

During the six months ended March 31, 2012, several third parties agreed to accept 78,288 shares of unregistered Common Stock (valued at $38,399) in lieu of cash for consulting fees due.

Stock Options

Amortization of stock compensation expense was $67,763 and $99,401 for the three and six months ended March 31, 2012 and $41,856 and $112,952 for the three and six months ended March 31, 2011. The unamortized compensation expense at March 31, 2012 was $219,695 and will be amortized over a weighted average remaining amortizable life of approximately 2.4 years.

F-16

GreenMan Technologies, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(Unaudited)

14.     Stockholders’ Equity – (Continued)

In January 2012, we granted options to several directors, management and other individuals to purchase an aggregate of 215,000 shares of our Common Stock at an exercise price of $0.48 per share, which represented the closing price of our stock on the date of each respective grant. The options were granted under the 2005 Stock Option Plan, have a ten-year term and vest immediately on the date of grant. The fair value of the options at the date of grant in aggregate was $37,870, which was determined on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rates of approximately 1%; expected volatility based on historical trading information of 68% and expected term of 2 years.

15.     Related Party Transactions

On November 18, 2008 we entered into a four-month (extended in March 2009 on a month-to-month basis) consulting agreement at a rate of $7,500 per month with a company owned by one of our directors who also serves as the Chairman of our Compensation Committee. The consulting firm is currently providing assistance in the areas of due diligence support, “green” market opportunity identification and evaluation, Board of Director candidate identification and evaluation of candidates for nomination to the Board of Directors and other services as our Board may determine.

16.     Subsequent Events

Private Placement

On April 30, 2012 we completed a private placement of 10% Convertible Preferred Stock to several institutional investors for gross proceeds of approximately $8.2 million. The preferred stock is convertible into Common Stock at an initial conversion price of $0.40 per share and the investors also received five-year warrants to purchase a number of shares of Common Stock equal to the number of shares into which the preferred stock is convertible, exercisable at $0.50 per share. Both the preferred stock and the warrants are subject to adjustment for certain dilutive issuances and upon other customary terms, and they may be converted or exercised, at any time. The Preferred Stock has a 10% annual dividend, payable quarterly in cash or in shares of Common Stock. The terms of the preferred stock include certain liquidation preferences and other rights described in the Current Report on Form 8-K that we filed on May 3, 2012. The investors have the right, exercisable at any time before March 31, 2013, to invest up to $2.7 million to buy additional shares of preferred stock and warrants under the same terms. We are required to file a registration statement with the Securities and Exchange Commission on or before May 30, 2012, to register for resale the shares of Common Stock issuable upon the conversion of the preferred stock and the exercise of the warrants. We used approximately $475,000 of the net proceeds of approximately $7.5 million after fees and expenses from the financing to retire short term debt and intend to use the balance to advance our dual-fuel technologies business.

The holders of the preferred stock also have the right to elect three members of our Board of Directors. In conjunction with the closing, Dr. Allen Kahn and Mr. Thomas Galvin resigned from the Board of Directors and the holders of the preferred stock appointed Mr. Neil Braverman, Dr. Avi Faliks and Mr. Jamie Weston to the Board of Directors.

Amendments to Certain Related Party Promissory Notes

On April 27, 2012, we entered into amendments to the promissory notes with each of Charles Coppa, Lyle Jensen and Dr. Allen Kahn. Each amendment reduced the interest rate of the promissory notes to 8% per annum and extended the maturity date of each promissory note to April 30, 2014.

Amendment to Patent License and Note

On April 27, 2012, we entered into Amendment No. 3 to the Exclusive Patent License Agreement dated June 17, 2009 with M&R and GreenMan (Licensor). The amendment amends the royalty provisions in the license to modify the calculation of the royalty payments and to amend the timing of the royalty payments. Under the provisions of this amendment, effective April 1, 2012 the monthly royalty amount due shall be the lesser of 10% of net sales or 30% of pre-royalty EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). No royalties will be due if cumulative EBITDA is less than zero. In addition, the parties amended the Amended and Restated Promissory note dated December 1, 2009 to extend the maturity of the note until February 15, 2015 and defer all interest and principal payments due under the note during calendar 2012. Thereafter, the aggregate principal amount due under the note will be paid in eight equal quarterly payments plus interest. M&R also agreed to waive any prior defaults under the license.

Extension of Iowa State Credit Facility

On April 30, 2012, Iowa State Bank agreed to extend the maturity of American Power Group’s working capital line of credit to April 25, 2013 and increased the borrowing limits under the facility to $2.25 million. The other terms and conditions of the credit facility remain unchanged.

Convertible Debenture Conversion

As a condition to the closing of the private placement on April 30, 2012, the investors required that outstanding convertible promissory notes be converted into shares of Common Stock effective as of and immediately prior to the closing. At or prior to the closing, holders of convertible promissory notes in the aggregate principal amount of $2,985,000 converted such principal, together with interest accrued thereon, into approximately 6,546,000 shares of Common Stock.

F-17

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

GreenMan Technologies, Inc.

Lynnfield, Massachusetts

We have audited the accompanying consolidated balance sheets of GreenMan Technologies, Inc. and subsidiaries (the “Company”) as of September 30, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GreenMan Technologies, Inc. and subsidiaries as of September 30, 2011 and 2010 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has continued to incur substantial losses from operations, has not generated positive cash flows and has insufficient liquidity to fund its ongoing operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ schechter dokken kanter andrews & Selcer, ltd.

Minneapolis, Minnesota

January 13, 2012

F-18

GreenMan Technologies, Inc.

Consolidated Balance Sheets

	September 30, 2011	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$153,657	$186,104
Certificates of deposit	—	500,000
Certificates of deposit, restricted	300,000	257,500
Accounts receivable, trade, less allowance for doubtful accounts of $151,840 and $301 as of September 30, 2011 and September 30, 2010	371,575	29,913
Inventory	348,179	303,636
Costs in excess of billings	143,770	—
Seller’s note, related party, current portion	275,000	325,000
Prepaid expenses	164,912	202,566
Other current assets	112,921	151,047
Assets related to discontinued operations	—	1,780,909
Total current assets	1,870,014	3,736,675
Property, plant and equipment, net	383,540	477,500
Other assets:
Certificates of deposit, restricted	—	300,000
Long term contracts, net	391,672	441,667
Seller’s note, related party, non-current	525,000	475,000
Purchased technology, net	391,672	441,667
Other	224,898	229,685
Assets related to discontinued operations	—	758,226
Total other assets	1,533,242	2,646,245
	$3,786,796	$6,860,420

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$969,424	$571,869
Accrued expenses	917,984	649,938
Billings in excess of cost	42,707	24,450
Notes payable, current	2,167,285	92,896
Obligations due under lease settlement, current	68,518	68,518
Notes payable, related parties, current	370,138	300,873
Liabilities relating to discontinued operations	—	992,151
Total current liabilities	4,536,056	2,700,695
Notes payable, non-current	84,695	920,870
Convertible notes payable, non-current	1,739,460	—
Obligations due under lease settlement, non-current	505,540	505,540
Liabilities related to discontinued operations	—	214,919
Total liabilities	6,865,751	4,342,024

Stockholders' (deficit) equity:
Preferred stock, $1.00 par value, 1 million shares authorized	—	—
Common stock, $.01 par value, 100 million shares authorized, 36,173,033 shares and 33,300,060 issued and outstanding at September 30, 2011 and 2010	361,730	333,001
Additional paid-in capital	40,297,853	39,090,313
Common shares held as collateral	(20,000)	—
Accumulated deficit	(43,718,538)	(36,904,918)
Total stockholders’ (deficit) equity	(3,078,955)	2,518,396
	$3,786,796	$6,860,420

See accompanying notes to consolidated financial statements.

F-19

GreenMan Technologies, Inc.

Consolidated Statements of Operations

	Years Ended September 30,
	2011	2010
Net sales	$1,767,644	$332,533
Cost of sales	1,833,042	1,029,539
Gross loss	(65,398)	(697,006)
Operating expenses:
Selling, general and administrative	3,467,094	3,367,571
Impairment loss	149,600	—
Research and development	1,322,021	699,366
	4,938,715	4,066,937
Operating loss from continuing operations	(5,004,113)	(4,763,943)
Non-operating income (expense):
Interest income	53,191	167,664
Interest and financing costs	(819,475)	(88,534)
Realized loss on investments	—	(28,393)
Other, net	(188,803)	(220,302)
Non-operating income (expense)	(955,087)	(169,565)
Loss from continuing operations before income taxes	(5,959,200)	(4,933,508)
Income tax benefit	321,519	—
Loss from continuing operations	(5,637,681)	(4,933,508)
Discontinued operations:
Loss on sale of discontinued operations, net of taxes	(59,526)	—
Loss from discontinued operations, net of taxes	(1,116,413)	(708,322)
	(1,175,939)	(708,322)
Net loss	$(6,813,620)	$(5,641,830)

Loss from continuing operations per share – basic and diluted	$(0.16)	$(0.15)
Loss from discontinued operations per share – basic and diluted	(0.03)	(0.02)
Net loss per share – basic and diluted	$(0.19)	$(0.17)

Weighted average shares outstanding - basic	35,621,150	33,110,940

Weighted average shares outstanding - diluted	35,621,150	33,110,940

See accompanying notes to consolidated financial statements.

F-20

GreenMan Technologies, Inc.

Consolidated Statements of Changes in Stockholders’ (Deficit) Equity

Years Ended September 30, 2011 and 2010

					Accumulated	Common
			Additional		Other	Shares
	Common Stock		Paid In	Accumulated	Comprehensive	Held As
	Shares	Amount	Capital	Deficit	Loss	Collateral	Total
Balance, September 30, 2009	33,077,310	$330,773	$38,839,342	$(31,263,088)	$(19,849)	$—	$7,887,178
Compensation expense associated with stock options	—	—	155,611	—	—	—	155,611
Reclassification adjustment for net loss realized in income	—	—	—	—	19,849	—	19,849
Common stock issued on exercise of options	36,000	360	11,940	—	—	—	12,300
Common stock issued for services rendered	25,000	250	12,250	—	—	—	12,500
Common stock issued with promissory notes	161,750	1,618	71,170	—	—	—	72,788
Net loss for fiscal year ended September 30, 2010	—	—	—	(5,641,830)	—	—	(5,641,830)
Balance, September 30, 2010	33,300,060	$333,001	$39,090,313	$(36,904,918)	$—	$—	$2,518,396
Compensation expense associated with stock options	—	—	252,482	—	—	—	252,482
Common stock issued with promissory notes	581,750	5,817	278,276	—	—	—	284,093
Common stock issued on exercise of options	249,555	2,495	66,905	—	—	—	69,400
Common stock issued for services rendered	41,668	417	16,250	—	—	—	16,667
Common stock issued as additional collateral	2,000,000	20,000	—	—	—	(20,000)	—
Beneficial conversion discount on convertible notes payable	—	—	403,711	—	—	—	403,711
Value of warrants issued for financing	—	—	189,916	—	—	—	189,916
Net loss for fiscal year ended September 30, 2011	—	—	—	(6,813,620)	—	—	(6,813,620)
Balance, September 30, 2011	36,173,033	$361,730	$40,297,853	$(43,718,538)	$—	$(20,000)	$(3,078,955)

See accompanying notes to consolidated financial statements.

F-21

GreenMan Technologies, Inc.

Consolidated Statements of Cash Flows

	Fiscal Year Ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(6,813,620)	$(5,641,830)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss and inventory valuation allowance	448,879	—
Impairment loss on deposits	149,600	—
Loss on disposal of discontinued operations	59,526	—
Loss on sale of investments	—	28,393
Shares issued for services rendered	16,667	12,500
Shares issued for loan agreements	—	72,788
Warrants issued	2,905	—
Depreciation	187,942	206,913
Deferred financing costs	(81,305)	—
Amortization of deferred financing costs	20,198	—
Stock compensation expense	252,482	155,611
Amortization of stock issued with debt	351,313	—
Amortization of warrants and discounts issued with debt	105,182	—
Amortization of patents	10,830	21,667
Amortization of long term contracts	139,620	229,250
Amortization of purchased technology	49,995	50,000
(Increase) decrease in assets:
Accounts receivable	(194,223)	174,398
Inventory	135,304	83,614
Costs in excess of billings	(143,770)	—
Prepaid and other current assets	95,049	225,593
Other assets	(83,707)	(23,760)
(Decrease) increase in liabilities:
Accounts payable	579,076	243,955
Billings in excess of costs	18,257	—
Accrued expenses	332,092	719,220
Net cash used in operating activities	(4,361,708)	(4,880,128)
Cash flows from investing activities:
Purchase of property and equipment	(52,957)	(309,382)
Maturity of certificates of deposit	757,500	742,500
Note received in sale of Green Tech Products assets	150,000	—
Cash provided in sale of Green Tech Products assets	(120,838)	—
Proceeds from marketable investments	—	2,837,712
Net cash provided by investing activities	733,705	3,270,830
Cash flows from financing activities:
Proceeds from notes payable	2,190,372	255,420
Proceeds from convertible notes payable	2,225,000	—
Proceeds from notes payable, related party	152,302	323,500
Repayment of notes payable	(998,707)	(400,553)
Repayment of notes payable, related party	(150,257)	(48,807)
Proceeds from the exercise of stock options	69,400	12,300
Net cash provided by financing activities	3,488,110	141,860
Net increase (decrease) in cash and cash equivalents	(139,893)	(1,467,438)
Cash and cash equivalents at beginning of year, including $107,446 and $224,915 associated with discontinued operations	293,550	1,760,988
Cash and cash equivalents at end of period, including $0 and $107,446 associated with discontinued operations	$153,657	$293,550

Supplemental cash flow information:
Interest paid	$265,455	$61,202
Taxes paid	—	520,192

Non cash financing activities:
Shares issued as additional collateral	$20,000	$—
Shares issued with debt	284,093	—
Beneficial conversion feature	403,711	—
Warrants issued with debt	187,011	—
F-22

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.      Summary of Significant Accounting Policies

GreenMan Technologies, Inc. (together with its subsidiaries “we”, “us” or “our”) was originally founded in 1992 and has operated as a Delaware corporation since 1995. Prior to August 1, 2011, GreenMan was comprised of two business segments, the dual fuel conversion operations (American Power Group) and the molded recycled rubber products operations (Green Tech Products) . As described below, our business changed substantially in August 2011, when we sold substantially all of the assets of our molded recycled rubber products operations.

Recent Developments

In March 2011, we announced our intention to divest our Green Tech Products business and to devote all of our corporate resources to American Power Group’s dual fuel conversion business. On June 14, 2011 we entered into a definitive Asset Purchase Agreement with Irish Knight Holdings, L.L.C. a company co-owned by two of Green Tech’s senior managers to sell, subject to shareholder approval, substantially all of the assets of Green Tech Products. On July 29, 2011 our shareholders approved the sale and on August 1, 2011 we completed the sale and recorded a loss on disposal of approximately $59,000. The consideration for the purchase of the assets was (i) the assumption of substantially all of Green Tech Products liabilities, which were approximately $1.2 million (ii) a $50,000 stock inventory credit toward the purchase of products and services from the buyer, which credit may be applied during the first nine months after completion of the sale; and (iii) a promissory note in the principal amount of $100,000 which is payable in increasing monthly installments over a period of 60 months. Green Tech Products’ assets, liabilities and results of operations for all periods to be presented in the Form 10-K for the fiscal year ended September 30, 2011 and 2010. (See Note 2)

Nature of Operations, Risks, and Uncertainties

Our American Power Group’s patented dual fuel conversion system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility, depending on the circumstances, to run on:

•	Diesel fuel and compressed natural gas (CNG) or liquefied natural gas (LNG);
•	Diesel fuel and pipeline gas, well-head gas or approved bio-methane; or
•	100% diesel fuel.

The proprietary technology seamlessly displaces 40% to 70% of the normal diesel fuel consumption with various forms of natural gas and the energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers’ (OEM) specified temperatures and pressures with no loss of horsepower. Installation requires no engine modification, unlike the more expensive fuel injected alternative fuel systems in the market.

By displacing highly polluting and expensive diesel fuel with inexpensive, abundant and cleaner burning natural gas, a user can:

•	Reduce fuel and operating costs by 20% to 35%;
•	Reduce toxic emissions such as nitrogen oxide (NOX), carbon monoxide (CO) and fine particulate emissions;
•	Enhance the engine’s operating life, since natural gas is a cleaner burning fuel source; and
•	Minimize diesel fuel storage space by as much as 50%.

Primary end market applications include both primary and back-up diesel generators as well as mid- to heavy-duty vehicular diesel engines.

Our Green Tech Products’ molded recycled rubber products operations specialized in the design, development and manufacturing of branded recycled products and services that provide schools and municipalities with environmentally responsible products to create safer work and play environments. Green Tech’s Duromat Extended Life™ playground safety tiles are manufactured with a patented “cold-cure” process that allows high quality crumb rubber tiles to have a unique long life, even in extreme hot and cold temperatures.

As of September 30, 2011, we had $453,657 in cash, cash equivalents and restricted certificates of deposit and a working capital deficiency of $2,666,042. Our molded rubber products business has historically been the source of substantially all of our revenue and cash flow over the past three fiscal years and we have incurred substantial losses from operations over those fiscal years. These factors among others raise substantial doubt about our ability to continue as a going concern. Our continued existence is dependent on our ability to obtain additional funding, generate positive operating cash flow, achieve profitability on a sustained basis and generate improved performance. The financial statements have been prepared assuming we will continue as a going concern.

F-23

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.      Summary of Significant Accounting Policies – (Continued)

In order to ensure our future viability, management has implemented or is in the process of implementing the following actions:

A.     Iowa State Bank Credit Facility

In November 2010, American Power Group entered into a $2,000,000 working capital line of credit with Iowa State Bank, which expired on December 1, 2011 (subsequently extended to April 1, 2012). We used approximately $800,000 of the proceeds to repay a secured note with the same lender. The maximum amount American Power Group may borrow from time to time under the credit facility is the lesser of (i) $800,000, until such time as we raise additional outside capital, at which time the borrowing limit will be increased by $1.00 for each $1.50 of capital raised; (ii) $2,000,000; and (iii) the sum of 50% of the value of American Power Group’s eligible inventory and 70% of its eligible accounts receivable. In addition, Iowa State Bank agreed to reduce a certificate of deposit collateral requirement from $800,000 to $300,000 and in return we have guaranteed all obligations, and have secured that guarantee by (i) granting to the lender a security interest in a new $300,000 certificate of deposit and certain additional collateral and (ii) agreeing to issue to the lender, as additional collateral, 2,000,000 shares of our Common Stock. These shares of Common Stock will be returned to us, without consideration, at such time as all obligations under the credit facility have been satisfied and the lender has no further obligations to make advances under the credit facility.

B.     Short Term Promissory Notes

In September and October 2010, we issued our 12% unsecured, six-month promissory notes for gross proceeds of $573,500, including notes with aggregate gross proceeds of $323,500 issued to a director and an officer of our company. In addition, we issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, or 311,750 shares of common stock, including an aggregate of 161,750 shares of Common Stock to the director and officer. We also issued 25,000 shares of Common Stock as a placement fee. In March 2011, the note holders agreed to extend the maturity date of the notes to the earlier of the completion of a financing of at least $3 million or six months after the original maturity date of the notes. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering or 321,750 additional shares of Common Stock including 10,000 shares of Common Stock as a placement fee.

In February and March 2011, we issued additional promissory notes for gross proceeds of $270,000, including notes with gross proceeds of $20,000 issued to a director of our company. In addition, we issued an aggregate of 135,000 shares of Common Stock, including 10,000 shares of Common Stock to the director, and paid $30,000 as a placement fee. The maturity date of these notes is the earlier of the completion of a financing of at least $3 million or six months after the date of issuance.

In October 2011, the holder of $250,000 of notes agreed to extend the maturity date of their note to February 8, 2012 and the remaining holders agreed to extend the maturity of their notes to March 31, 2012. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering or 421,750 additional shares of Common Stock to the holders in aggregate.

C.     Convertible Promissory Notes

Between October 2010 and March 2011, we issued our 10% unsecured convertible promissory notes for gross proceeds of $500,000. The convertible notes are payable 24 months after issuance and are convertible, at any time after six months from issuance, into shares of Common Stock at a conversion price of 85% of the closing price of our Common Stock on the day the notes were issued.

Between April 2011 and July 2011 we issued additional 10% unsecured convertible promissory notes for gross proceeds of $1,725,000. The convertible notes are payable 24 months after issuance. Each note is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price of $.59. In addition, each investor received a warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3. Each warrant will be exercisable for a period of five years after the date the investor subscribed for his or her note, at a price of $.65 per share.

In November 2011, we commenced a private offering of 10% convertible notes payable in an effort to raise up to $1.5 million in gross proceeds and as of December 31, 2011 had issued $507,000 of notes. The convertible notes are payable 24 months after issuance and are convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to 85% of the closing bid price of the Common Stock on the day the notes were issued. In addition, each investor received a

F-24

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.     Summary of Significant Accounting Policies - (Continued)

warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3 at a price equal to equal to 95% of the closing bid price of the Common Stock on the day the notes were issued. (See Note 14)

D.     Strategic Financial Advisor Agreement

In December 2010, we engaged Northland Capital Markets under a one year agreement to principally provide strategic financial advice in the area of capital raising activities. In December 2011, the agreement expired and we engaged Ardour Capital, LLC to serve as our new financial advisor. Ardour Capital is the leading research and investment-banking firm exclusively focused on energy technology, alternative energy and power, and clean and renewable technologies.

E.     Divestiture of Molded Recycled Rubber Products Business

Based on the magnitude of Green Tech Products’ continuing operating losses ($6 million cumulative since acquisition), our Board of Directors determined it to be in the best interests of shareholder value to exit the molded recycled rubber product business and to devote all of our corporate resources to advancing American Power Group’s dual fuel conversion business. On August 1, 2011 we completed the sale of substantially all of the assets of Green Tech Products to Irish Knight Holdings, L.L.C., a company co-owned by two of Green Tech Products’s senior managers. (See Note 2)

F.     Operating Enhancements

Since the July 2009 acquisition of American Power Group’s dual fuel conversion operations, we have invested over $6 million to enhance our dual fuel products and support dual fuel sales and marketing initiatives intended to promote American Power Group’s dual fuel conversion technology and establish broader market presence worldwide. As a result of these efforts, revenue for the fiscal year ended September 30, 2011 was up over 430% to $1.77 million as compared to approximately $333,000 during the fiscal year ended September 30, 2010.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of GreenMan Technologies, Inc. and our wholly-owned subsidiaries American Power Group, Inc. and Green Tech Products, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. All molded rubber products assets, liabilities and results of operations have been classified as discontinued operations for all periods presented in the accompanying consolidated financial statements.

Management Estimates

The preparation of financial statements in conformity with the United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates. Such estimates relate primarily to the estimated lives of property and equipment, other intangible assets, the valuation reserve on deferred taxes, the value of our lease settlement obligation, the value of equity instruments issued and percentage of completion on contracts. The amount that may be ultimately realized from assets and liabilities could differ materially from the values recorded in the accompanying financial statements as of September 30, 2011.

Reclassification

Certain amounts in the 2010 financial statements have been reclassified to conform to the 2011 presentation. Because we operated our molded rubber products asset during only a portion of the fiscal year, we have included in this report relevant information on this business segment but have classified their respective assets, liabilities and results of operations as discontinued operations for all periods presented in the accompanying consolidated financial statements.

Cash Equivalents

Cash equivalents include short-term investments with original maturities of three months or less.

Certificates of Deposit

We invest excess cash in certificates of deposit issued by various banks. All certificate of deposit investments have an original maturity of more than three months but less than three years and are stated at original purchase price which approximates fair value. As of September 30, 2011, we have pledged a $300,000 certificate of deposit as collateral for two loans currently outstanding. (See Note 7)

F-25

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.     Summary of Significant Accounting Policies - (Continued)

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk are cash and cash equivalents. The Company maintains its bank accounts at multiple banks which at times such balances exceed FDIC insured limits. The Company has not experienced any losses as a result of this practice.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. Management determines the allowance for doubtful accounts by regularly evaluating past due individual customer receivables and considering a customer’s financial condition, credit history, and the current economic conditions. Individual accounts receivable are written off when deemed uncollectible, with any future recoveries recorded as income when received.

Inventory

Raw material inventory primarily consists of dual fuel conversion components. Work in progress includes materials, labor and direct overhead associated with incomplete dual fuel conversion projects. All inventory is valued at the lower of cost or market on the first-in first-out (FIFO) method. Inventory consists of the following:

	September 30, 2011	September 30, 2010
Raw materials	$338,594	$282,794
Work in progress	8,642	11,313
Finished goods	943	9,529
Total inventory	$348,179	$303,636

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation and amortization expense is provided on the straight-line method. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Significant improvements and major renewals that extend the useful life of equipment are capitalized.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $9,915 and $97,931 for the fiscal years ended September 30, 2011 and 2010, respectively.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs were $1,322,021 and $699,366 for the fiscal years ended September 30, 2011 and 2010.

Revenue Recognition

We have primarily two sources of revenue from each business segment. Our dual fuel conversion operations derive revenue from (1) product revenue which is earned from the sale and installation of dual fuel conversion equipment and (2) maintenance and service agreements. Revenues from fixed price and modified fixed price sales and installation contracts are recognized on the percentage of completion method based on costs incurred to date in relation to the total estimated costs for each contract. Revisions in costs and earnings during the course of the contract are reflected in the accounting period in which facts requiring revisions becomes known. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued. Revenues from product sales are recognized when the product’s installation is complete, title and risk transfer to the customer and collectability is reasonably assured. Revenues derived from maintenance and service agreements are recognized when the service has been rendered to the customer.

Our molded recycled rubber products operations derived revenue from (1) product revenue which is earned from the sale of molded rubber products and playground equipment and (2) installation revenue which is earned from the installation of molded products and playground equipment. Revenues from product sales are recognized when the products are shipped and collectability is reasonably assured. Revenues derived from installations of our products are recognized when the installation is complete.

F-26

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.     Summary of Significant Accounting Policies - (Continued)

Shipping and Handling Fees and Costs

Shipping and handling fees and costs billed to customers and incurred by the Company are reported gross in revenues and cost of sales in the consolidated statements of operations.

Income Taxes

Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the currently enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax benefit for the period represents the change in the net deferred tax asset or liability from the beginning to the end of the period. As of September 30, 2011, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company is no longer subject to U.S. Federal, state or local income tax examinations by authorities for years before fiscal 2008. At September 30, 2011, we recorded approximately $15,000 in other expenses relating to interest and penalties for certain state taxes due.

Stock-Based Compensation

Effective October 1, 2006, we adopted the provisions of ASC 718 “Stock Compensation” for our share-based compensation plans. We adopted ASC 718 using the modified prospective transition method. Under this transition method, compensation cost recognized includes (a) the compensation cost for all share-based awards granted prior to the effective date of ASC 718, but not yet vested, as of October 1, 2006, based on the grant-date fair value estimated and (b) the compensation cost for all share-based awards granted subsequent to September 30, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718. In addition, we have used the vesting term for determining expected terms on stock options for calculating expense as our stock option exercise experience does not provide a reasonable basis for an estimated expected option term. Amortization of stock compensation expense was $252,482 and $155,611 for the fiscal years ended September 30, 2011 and 2010 respectively. The unamortized compensation expense at September 30, 2011 was $281,226 and will be amortized over a weighted average remaining amortizable life of approximately 2.5 years.

The fair value of each option grant during the year ended September 30, 2010 under the 2005 Stock Option Plan were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rate of 2.3%; expected volatility based on historical trading information of approximately 87% and expected term of 5 years.

The fair value of each option grant during the year ended September 30, 2011 under the 2005 Stock Option Plan were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rate of approximately 1%; expected volatility based on historical trading information of ranging from 71% to 87% and expected term of 2 to 3 years.

Intangible Assets

We review intangibles for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of our intangible assets below their carrying value.

In conjunction with the Green Tech Products acquisition in 2007 we recognized $735,000 associated with long term contractual relationships acquired and $130,000 to acquired patents. The long term contractual relationships were being amortized on a straight line basis over an estimated useful life ranging from 48 to 60 months and the patents were being amortized on a straight line basis over an estimated useful life of 60 months. Amortization expense relating to contractual relationships and patents included in the loss from discontinued operations for the fiscal years ended September 30, 2011 and 2010 amounted to $100,418 and $200,917, respectively.

In conjunction with the American Power Group acquisition and license agreement we recognized $500,000 associated with the execution of a long term technology license agreement and $500,000 associated with the purchase of the dual fuel conversion technology. Both values are being amortized on a straight line basis over an estimated useful life of 120 months. Amortization expenses associated with the long term technology license agreement and the purchased dual fuel conversion technology amounted to $100,000 per year for the fiscal years ended September 30, 2011 and 2010, respectively. Accumulated amortization was $216,666 at September 30, 2011.

F-27

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.     Summary of Significant Accounting Policies - (Continued)

Amortization expense associated with acquisition related intangibles during the next five years is anticipated to be:

Twelve months ending September 30:	Contracts	Technology	Total
2012	$50,000	$50,000	$100,000
2013	50,000	50,000	100,000
2014	50,000	50,000	100,000
2015	50,000	50,000	100,000
2016 and thereafter	191,672	191,672	383,344
	$391,672	$391,672	$783,344

On June 30, 2011, we amended the Exclusive Patent License Agreement dated as of June 17, 2009 between our company and M & R Development Inc., (“M&R”) formerly known as American Power Group, Inc. and currently co-owned by one of our American Power Group employees. Pursuant to the license, we acquired the exclusive worldwide right to commercialize M&R’s patented dual fuel alternative energy technology. Pursuant to the amendment:

•	The royalties payable to M&R will be reduced from 10% to 6% for sales as defined in the license from and after the date (the “Royalty Modification Date”) that the sum of all royalties paid to M&R under the license equals $15 million on a cumulative basis, and will be eliminated altogether from and after the date that the sum of all royalties paid to M&R equals $36 million on a cumulative basis (the “Technology Transfer Date”);
•	Prior to the Royalty Modification Date, neither M&R nor any of its stockholders, directors, officers or other representatives may (i) sell, license or otherwise transfer any of the patent rights licensed by us or any other proprietary technology or information owned by M&R which relate to the licensed patent rights (together, the “Technology Rights”), (ii) sell or otherwise transfer a majority of M&R’s outstanding capital stock or (iii) enter into any agreement or commitment contemplating either of the foregoing;
•	M&R has assigned all of its right, title and interest in and to the Technology Rights to us, such assignment to be effective on the Technology Transfer Date, and subject only to the prior receipt by M&R of $36 million in cumulative royalty payments on or before such date;
•	At any time during the period beginning on the Royalty Modification Date and ending on the first anniversary thereof, the Company may purchase the Technology Rights from M&R for an additional payment of $17.5 million; and
•	If we do not exercise the foregoing purchase right prior to the first anniversary of the Royalty Modification Date, and if M&R subsequently receives a bona fide offer from a third party to purchase some or all of the Technology Rights, we will have the right, exercisable at any time within 30 days after the receipt of such an offer, to purchase the Technology Rights from M&R for a purchase price equal to 110% of the price offered by such third party less the sum of all royalties paid to M&R on or before the date we give notice of our election to purchase the Technology Rights.

During the fiscal years ended September 30, 2011 and 2010 we incurred $173,637 and $3,650, respectively in license fees to M&R Development. Of these amounts $43,409 and $912 were applied respectively to the accrued interest on the note for the fiscal years ended September 30, 2011 and 2010.

Product Warranty Costs

We provide for the estimated cost of product warranties for our dual fuel products at the time product revenue is recognized. Factors that affect our warranty reserves include the number of units sold, historical and anticipated rates of warranty repairs, and the cost per repair. We assess the adequacy of the warranty provision and we may adjust this provision if necessary.

The following table provides the detail of the change in our product warranty accrual relating to dual fuel products as of:

	September 30, 2011	September 30, 2010
Warranty accrual at the beginning of the year	$6,188	$715
Charged to costs and expenses relating to new sales	25,720	5,473
Costs of product warranty claims	(4,288)	—
Warranty accrual at the end of year	$27,620	$6,188

F-28

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.     Summary of Significant Accounting Policies - (Continued)

Long-Lived Assets

Long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We evaluate at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, we use future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are fully recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell.

Recent Accounting Pronouncements

ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs	This ASU supersedes most of the guidance in Topic 820, although many of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. In addition, certain amendments in ASU 2011-04 change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements. The amendments in ASU 2011-04 are effective for public entities for interim and annual periods beginning after December 15, 2011. The Company does not expect the adoption of this update will have a material effect on its consolidated financial statements.
ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income	This ASU requires all non-owner changes in stockholders’ equity to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. However, ASU 2011-12 has deferred the specific requirement within ASU 2011-05 to present on the face of the financial statements items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. Entities should continue to report reclassifications out of accumulated comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. We do not expect a material impact on our financials due to the implementation of this guidance. As ASU No. 2011-05 relates only to the presentation of Comprehensive Income, the Company does not expect the adoption of this update will have a material effect on its consolidated financial statements.
ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment	This ASU gives an entity the option in its annual goodwill impairment test to first assess revised qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect a material impact on our financials due to the implementation of this guidance.

Net Loss Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if potentially dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by us relate to outstanding stock options and warrants (determined using the treasury stock method).

F-29

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

1.     Summary of Significant Accounting Policies - (Continued)

Net loss per share for the fiscal years ended are as follows:

	September 30, 2011	September 30, 2010
Weighted average shares outstanding	35,621,150	33,310,940
Exercisable options and warrants	—	—
Weighted average shares, basic and diluted	35,621,150	33,310,940
Net loss per share – basic and diluted, continuing operations	$(0.16)	$(0.15)
Net loss per share – basic and diluted, discontinued operations	(0.03)	(0.02)
Net loss per share – basic and diluted	$(0.19)	$(0.17)

The calculation of additional exercisable options and warrants above excludes 4,922,618 and 3,962,500 options and warrants that are outstanding at September 30, 2011 and 2010 respectively. Due to our operating at a loss, these options and warrants are deemed to be anti-dilutive as their exercise price exceeds the average closing price used in the calculation of fully diluted shares.

2.     Discontinued Operations

In March 2011, we announced our intention to divest our Green Tech Product’s molded rubber products business and to devote all of our corporate resources to American Power Group’s dual fuel conversion business. Based on Green Tech Products’ significant historical annual operating losses, a 31% decline in revenue during fiscal year 2010, the current U.S. economic situation and the prolonged tightening of capital availability, management believed that a potential buyer of Green Tech Products would look to their net asset value as a starting point, and then discount it significantly in arriving at a potential valuation. As of March 31, 2011, management determined, based on several fair value determination scenarios, the estimated fair value of Green Tech Products to be below its net asset value and therefore an impairment existed. Accordingly, we recorded a non-cash impairment loss of $273,650 and a $175,229 inventory valuation allowance which is included the loss from discontinued operations for the fiscal year ended September 30, 2011.

On June 14, 2011 we entered into a definitive Asset Purchase Agreement with Irish Knight Holdings, L.L.C. a company co-owned by two of Green Tech Product’s senior managers to sell, subject to shareholder approval, substantially all of the assets of Green Tech Products. On July 29, 2011 our shareholders approved the sale and on August 1, 2011 we completed the sale and recorded a loss on disposal of approximately $59,000. The consideration for the purchase of the assets was (i) the assumption of substantially all of Green Tech Products liabilities, which were approximately $1.2 million (ii) a $50,000 stock inventory credit toward the purchase of products and services from the buyer, which credit may be applied during the first nine months after completion of the sale; and (iii) a promissory note in the principal amount of $100,000 which is payable in increasing monthly installments over a period of 60 months.

The major classes of assets and liabilities associated with discontinued molded rubber products business were:

	September 30, 2011	September 30, 2010
Assets related to discontinued operations:
Cash	$—	$107,446
Accounts receivable, net	—	703,236
Inventory	—	931,899
Other current assets	—	38,328
Total current assets related to discontinued operations	—	1,780,909
Property, plant and equipment (net)	—	497,326
Other	—	260,900
Total other assets related to discontinued operations	—	758,226
Total assets related to discontinued operations	$—	$2,539,135

Liabilities related to discontinued operations:
Accounts payable	$—	$345,793
Notes payable, current	—	245,065
Accrued expenses, other	—	401,293
Total current liabilities related to discontinued operations	—	992,151
Notes payable, non-current	—	214,919
Total liabilities related to discontinued operations	$—	$1,207,070

F-30

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

2.     Discontinued Operations – (Continued)

Net sales and loss from our discontinued molded rubber products operations for the fiscal years ended were as follows:

	September 30, 2011	September 30, 2010
Net sales from discontinued operations	$2,150,806	$2,241,981
Loss on disposal of discontinued operations	59,526	—
Loss from discontinued operations, net of taxes	1,116,413	708,321

During the year ended September 30, 2010 we recorded income from our discontinued scrap tire operations of $148,569 associated with a net refund of income taxes previously paid.

3.     Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30, 2011	September 30, 2010	Estimated Useful Lives
Machinery and equipment	$657,155	$603,738	3 – 7 years
Less accumulated depreciation	(273,615)	(126,238)
Property, plant and equipment, net	$383,540	$477,500

4.    Contracts in Progress

Contracts in progress consist of the following:

	September 30, 2011	September 30, 2010
Costs incurred on uncompleted contracts	$549,319	$57,368
Estimated earnings on contracts in progress	83,991	17,751
	633,310	75,119
Less billings on contracts in progress	532,247	99,569
	$101,063	$(24,450)

Costs and estimated earnings in excess of billings	$143,770	$—
Billings in excess of costs and estimated earnings	42,707	24,450
	$101,063	$(24,450)

5.     Seller’s Note Receivable, Related Party

In conjunction with the July 2009 acquisition of substantially all the American Power Group operating assets, including the name American Power Group (excluding its dual fuel patent), we acquired a promissory note from the previous owners of American Power Group (renamed M&R Development), payable to GreenMan, in the principal amount of $800,000. The note bears interest at the rate of 5.5% per annum and was based on the difference between the assets acquired and the consideration given. Per our agreement, 25% of any royalties due periodically to M&R under a technology license agreement will be applied against outstanding interest and principal due under the terms of the note rather than be paid to M&R. During the fiscal year ended September 30, 2011 we applied $ 43,409 of license fees due against accrued interest due under the note. As of September 30, 2011, accrued interest due under the note was $51,514. Based on the fiscal year 2012 plan, we have classified $275,000 of the balance as the current portion. The note is due in a single, lump sum payment on July 27, 2013. We consider this a related party note as one of the former owners of American Power Group is now an employee of ours.

6.     Long term deposits

In December 2007, we made a $149,600 deposit to a third party to secure the exclusive supply and distribution rights in the United States to a technology being developed in China which was intended to transform recycled scrap tires into renewable by-products. Based on significant delays in the development and commercialization of the technology and the third party’s inability to secure additional funding to complete the development management has determined the realizability of the deposit to be impaired and therefore has recorded an impairment charge of $149,600 during the fiscal year ended September 30, 2011.

F-31

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

7.     Credit Facility/Notes Payable

Credit Facility

In November 2010, American Power Group entered into a $2,000,000 working capital line of credit with Iowa State Bank, which expired on December 1, 2011 (subsequently extended to April 1, 2012). We used approximately $800,000 of the proceeds to repay a secured note with the same lender. The maximum amount American Power Group may borrow from time to time under the credit facility is the lesser of (i) $800,000, until such time as we raise additional outside capital, at which time the borrowing limit will be increased by $1.00 for each $1.50 of capital raised; (ii) $2,000,000; and (iii) the sum of 50% of the value of American Power Group’s eligible inventory and 70% of its eligible accounts receivable. In addition, Iowa State Bank agreed to reduce a certificate of deposit collateral requirement from $800,000 to $300,000 and in return we have guaranteed all obligations, and have secured that guarantee by (i) granting to the lender a security interest in a new $300,000 certificate of deposit and certain additional collateral and (ii) agreeing to issue to the lender, as additional collateral, 2,000,000 shares of our Common Stock. The shares, which cannot be sold unless we are in default, have been valued at $20,000 at November 9, 2010 representing their par value and are treated as a contra equity amount on the balance sheet at September 30, 2011. Such shares of Common Stock have no voting or dividend rights and will be returned to us, without consideration, at such time as all obligations under the credit facility have been satisfied and the lender has no further obligations to make advances under the credit facility. During June 2011, Iowa State Bank agreed to advance an additional $250,000 under the credit facility under the condition it was repaid by July 31, 2011 (subsequently extended to April 1, 2012). In addition, two directors and two members of management have each pledged 125,000 shares of our Common Stock as additional collateral for this $250,000 advance. As of September 30, 2011, we have $1,530,110 outstanding under the credit facility

During fiscal year 2010, we executed several additional secured term notes with Iowa State Bank aggregating approximately $101,000. The notes which are payable in 60 monthly installments ranging from $662 to $1,860 including interest at rates ranging from 7% to 7.7% and are secured by certain purchased equipment.

Short Term Promissory Notes (including Related Party)

In September 2010, we commenced a private offering of 12% unsecured, six-month notes payable in an effort to raise up to $575,000 in gross proceeds (subsequently increased to $850,000). In addition we agreed to issue 0.5 shares of unregistered Common Stock for each $1 invested in the offering. In September and October 2010, we issued our 12% unsecured, six-month promissory notes for gross proceeds of $573,500, including notes with aggregate gross proceeds of $323,500 issued to a director and an officer of our company. In conjunction with the issuance of the $250,000 note, two directors and member of management have each pledged 125,000 shares of our Common Stock as additional collateral for this $250,000 note. In addition, we issued 0.5 shares of unregistered Common Stock for each dollar invested in the offering, or 311,750 shares of common stock, including an aggregate of 161,750 shares of Common Stock to the director and officer. We also issued 25,000 shares of Common Stock as a placement fee. In March 2011, the note holders agreed to extend the maturity date of the notes to the earlier of the completion of a financing of at least $3 million or six months after the original maturity date of the notes. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering or 161,750 additional shares of Common Stock.

In February and March 2011, we issued additional promissory notes for gross proceeds of $270,000, including notes with gross proceeds of $20,000 issued to a director of our company. In addition, we issued an aggregate of 135,000 shares of Common Stock, including 10,000 shares of Common Stock to the director, and paid $30,000 as a placement fee. The maturity date of these notes is the earlier of the completion of a financing of at least $3 million or six months after the date of issuance. We paid a placement fee of $30,000 in connection with the issuance of these notes. In conjunction with the issuance of the $250,000 note, two directors and member of management have each pledged 125,000 shares of our Common Stock as additional collateral for this $250,000 note.

In October 2011, the holder of $250,000 of notes agreed to extend the maturity date of their note to February 8, 2012 and the remaining holders agreed to extend the maturity of their notes to March 31, 2012. In consideration of these extensions, we issued 0.5 additional shares of unregistered Common Stock for each dollar invested in the offering or 421,750 additional shares of Common Stock to the holders in aggregate.

F-32

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

7.     Credit Facility/Notes Payable – (Continued)

Notes payable consists of the following at:	September 30, 2011	September 30, 2010
Term notes payable, Iowa State Bank, secured by a $300,000 certificate of deposit and 2 million shares of common stock, with rates ranging from 5.5% to 7% and principal due April 1, 2012	$1,530,110	$799,110
Term notes payable, Iowa State Bank, secured by various American Power Group equipment with interest rates ranging from 6.4% to 7.7% and requiring monthly payments from $305 to $1,860 and with due dates ranging from August 2014 to March 2015	121,819	214,656
Term note payable, investor, secured by a 375,000 share stock pledge, requiring monthly interest payments at 12% and with principal due February 8, 2012 ………………………………………	250,000	—
Term note payable, investor, secured by a 375,000 share stock pledge, requiring monthly interest payments at 12% and with principal due March 31, 2012	250,000	—
Other unsecured term notes payable with interest rates ranging from 0% to 15%, requiring monthly payments of principal and interest with due dates ranging from February 2012 to July 2012……	100,051	—
	2,251,980	1,013,766
Less current portion	(2,167,285)	(92,896)
Notes payable, non-current portion	$84,695	$920,870

The following is a summary of maturities of carrying values of all notes payable at September 30, 2011:

Years Ending September 30,
2012	$2,167,285
2013	39,768
2014	37,430
2015	7,497
$2,251,980

Convertible Notes Payable

In October 2010, we commenced a private offering of 10% convertible notes payable in an effort to raise up to $3 million in gross proceeds. The convertible notes were due 24 months after issuance and are convertible, after six months, into shares of Common Stock at a conversion price equal to 85% of the closing price of our Common Stock on the day the notes are issued. As of September 30, 2011, we have issued $500,000 of convertible notes and recorded deferred financing costs of $29,555, including $2,905 associated with the issuance of placement agent warrants to purchase an aggregate of 15,000 shares of our Common Stock at exercise prices ranging from $.45 to $.61 per share. The warrants are immediately exercisable and have a term of two years from the date of grant. As of September 30, 2011, the $500,000 of notes were convertible into 1,148,689 shares of Common Stock which had a fair value of $918,951 based on the closing price of our stock on that date. Amortization of deferred financing costs was $10,578 during the fiscal year ended September 30, 2011 and the unamortized deferred financing costs at September 30, 2011 were $18,977. In addition, the notes contained a beneficial conversion feature of $85,343 at issuance based on the intrinsic value of the shares into which the notes are convertible. The beneficial conversion discount was recorded as paid-in-capital and will be amortized to interest expense over the two-year term of the notes or ratably upon any partial conversion. Amortization of the beneficial conversion feature was $30,306 during the fiscal year ended September 30, 2011 and the unamortized beneficial conversion feature at September 30, 2011 was $55,038. The effective interest rate on these notes was 19.8% for the fiscal year ended September 30, 2011. This type of offering was discontinued in March 2011.

In April 2011 we issued additional 10% unsecured convertible promissory notes for gross proceeds of $1,150,000. The convertible notes are payable 24 months after issuance. Each note is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to the lower of (i) 110% of the volume-weighted average price of the Common Stock April 22, 2011 (the date the first such notes were issued) or $.59 or (ii) in the event that we issue shares of our Common Stock in a financing on or before September 30, 2011, the gross proceeds of which, at a single closing, exceed $5,000,000 (a “Qualified Financing”), 110% of the price per share of Common Stock paid by investors in such financing. Each note will be convertible at our option into shares of Common Stock at such conversion price if, at any time after the first anniversary of the issuance of the note and prior to the note’s maturity, the average closing price of the Common Stock, as reflected on the principal stock exchange or trading market for the Common Stock, equals or exceeds $1.60 per share (as such price may be equitably adjusted upon certain events such as stock dividends, distributions and splits) for 20 consecutive trading days. During June and July 2011, we received an additional $575,000 from investors under the same terms as the initial investors. In addition, each investor received a warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3. Each warrant will be exercisable for a period of five years after the date the investor subscribed for his or her note, at a price equal to the lower of (i) 120% of the volume-weighted average price of the Common Stock on April 22, 2011 (the date the first such notes were issued), or (ii) in the event that we issue shares of our Common Stock in a Qualified Financing, 90% of the price per share of Common Stock paid by investors in such financing. This type of offering was discontinued in August 2011.

F-33

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

7.     Credit Facility/Notes Payable – (Continued)

As of September 30, 2011, we have issued $1,725,000 of additional convertible notes which are convertible into 2,923,729 shares of Common Stock which had a fair value of $2,338,983 based on the closing price of our stock on September 30, 2011. In addition we granted warrants to purchase an aggregate of 877,119 shares of our Common Stock at an exercise price of $.65 per share. We also incurred deferred financing cost of $51,750 associated with placement agent fees. Amortization of deferred financing costs was $9,662 during the fiscal year ended September 30, 2011 and the unamortized deferred financing costs at September 30, 2011 were $42,088. We recorded a debt discount associated with the issuance of the warrants of $187,011. In addition, the notes contained a beneficial conversion feature of $318,367 at issuance based on the intrinsic value of the shares into which the notes are convertible. The debt discount value and the beneficial conversion feature were recorded as paid-in-capital and will be amortized to interest expense over the two year term of the notes or ratably upon any partial conversion. The discount generated a $156,000 deferred tax liability which we offset with a corresponding decrease of the valuation allowance by the same amount. Amortization of the debt discount value and beneficial conversion feature was $74,876 for the fiscal year ended September 30, 2011 and the unamortized warrant value and beneficial conversion feature at September 30, 2011 was $430,502. The effective interest rate for these notes was 33.3% for the fiscal year ended September 30, 2011.

The following is a summary of maturities of all convertible notes payable at September 30, 2011:

Years Ending September 30,	Gross	Discount	Net
2012	$—	$—	$—
2013	2,225,000	485,540	1,739,460
	$2,225,000	$485,540	$1,739,460

Note Payable-Related Party- Other

Prior to the July 2009 acquisition of substantially all of American Power Group assets, a former officer of American Power Group loaned the company $93,400. In conjunction with the acquisition, we hired this former officer and executed a 24 month unsecured promissory note which bears interest at 6.5% interest per annum and is payable in monthly installments of $4,175. As of September 30, 2011 the remaining balance due was $4,336. During fiscal year 2011, M&R Development (licensor of our dual fuel technology and co-owned by an American Power Group employee) advanced us $22,302 in aggregate under three separate notes which bear interest at 10% and matured during November and December 2011.

The following is a summary of notes payable-related party at September 30, 2011:

Short term 12% promissory notes	$343,500
Other related party notes	26,638
$370,138

As of September 30, 2011, there were two employees that had unreimbursed expenses amounting to $26,829 which are bearing interest at 10% per annum until paid. At September 30, 2011, there was $1,292 recorded for accrued interest on these unpaid amounts.

8.     Commitments and Contingencies

Employment Agreements

We have employment agreements with three of our corporate officers, which provide for base salaries, participation in employee benefit programs including our stock option plans and severance payments for termination without cause.

Related Party Consulting Agreement

On November 18, 2008, we entered into a four-month (extended in March 2009 on a month-to-month basis) consulting agreement at a rate of $7,500 per month with a company owned by one of our directors who also serves as the Chairman of our Compensation committee. The consulting firm is currently providing assistance in the areas of due diligence support, “green” market opportunity identification and evaluation, Board of Director candidate identification and evaluation and other services as our Board may determine.

Rental Agreements

We rent approximately 1,100 square feet of office space in Lynnfield, Massachusetts, on a rolling six-month basis at $1,250 per month. For the years ended September 30, 2011 and 2010, total rental expense in connection with this real estate lease amounted to $15,000 per year, respectively.

F-34

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

8.     Commitments and Contingencies – (Continued)

During fiscal year 2010, our dual fuel subsidiary rented office and warehousing space on a tenant at will basis from M&R Development (“M&R”), a company co-owned by an American Power Group employee and recorded rent expense of $74,949. On October 1, 2010 they signed a one-year lease with M&R for additional office space and warehouse space at an annual rental of $106,968. On October 1, 2011, a new 2 year lease was signed with M&R at an annual rental of $120,000. The lease may be renewed for an additional 2 year term at a mutually agreed upon rate.

Lease Settlement Obligations

In 2006 we received notice from the Georgia landlord indicating that our former Georgia subsidiary was in default under the lease due to its insolvent financial condition. The landlord agreed to waive the default but required that all current and future rights and obligations under the lease be assigned to GreenMan Technologies, Inc. pursuant to a March 2001 guaranty agreement. We have the right to terminate the Georgia lease with 6 months notice but are obligated to continue to pay rent until the earlier to occur of (1) the sale by the landlord of the premises; (2) the date on which a new long term tenant takes over; or (3) three years from the date on which we vacate the property. As a result we have recorded a lease settlement obligation of $574,058 representing the net present value of the 36 month maximum obligation due under the new amended agreement. We currently sublease a portion of the property to two entities with one paying $4,250 per month under a lease agreement expiring in February 2013 and the other paying $7,500 per month on a tenant-at-will basis. During fiscal 2011 and 2010, we had rental income of $126,000 and $86,057, respectively, associated with the Georgia property and rental expense of $304,555 and $309,720 respectively.

Litigation

We received notice on January 26, 2011 that the Orland Unified School District, Orland, California had filed a complaint in the Glen County Superior Court in the State of California against Green Tech Products and its subsidiaries, GreenMan Technologies and several other unrelated parties seeking general monetary damages, exemplary damages, other statutory damages, attorneys’ fees and costs and other equitable remedies relating to their dissatisfaction with the installation of several playground equipment and tile projects during 2008. We believe the case was without merit and that we had substantial defenses against the plaintiff’s claims. To avoid further expenses of litigation, however, on August 5, 2011, we entered into a settlement agreement with the plaintiff. Under this agreement, the plaintiff agreed to dismiss its lawsuit and to release all of its claims against all of the defendants, in exchange for our agreement to pay the plaintiff $100,000, of which $50,000 was paid within seven days of the execution of the agreement and $25,000 is payable on each of the first and second anniversaries of the execution of the agreement.

9.     Stockholders’ Equity

Authorized Shares

On July 29, 2011 our shareholders approved an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million to 100 million shares.

Common Stock

In March 2010, a director exercised options to purchase 36,000 shares of common stock at prices ranging from $.33 to $.40 per share.

On September 2, 2010, the Board of Directors approved the issuance of 25,000 shares of unregistered common stock as restricted stock awards to a new director as future incentive and recorded a $12,500 expense (the assigned fair value based on the closing bid price) associated with the issuance of these shares during the fiscal year ended September 30, 2010.

On September 17, 2010, the Board of Directors approved the issuance of 161,750 shares of unregistered common stock in conjunction with a debt offering to a director and officer and recorded a deferred financing expense of $72,788 (the assigned fair value based on the closing bid price). (See Note 7).

On October 17, 2010, we issued 150,000 shares of unregistered Common Stock valued at $64,500 (the assigned fair value based on the closing bid price) in conjunction with a debt offering to a third party. During February 2011 and March 2011, we issued an additional 135,000 shares of unregistered Common Stock valued at $68,250 (the assigned fair value based on the closing bid price), including 10,000 to a director in conjunction with the debt offering. On March 11, 2011, holders of $573,500 of notes agreed to extend the maturity date of their notes to the earlier of the completion of a financing of at least $3 million or six months after the original maturity date of the notes in return for the issuance of 296,750 shares of unregistered Common Stock valued at $151,343 (the assigned fair value based on the closing bid price). (See Note 7)

During January 2011 several directors and an officer exercised options to purchase 108,667 shares of Common Stock at prices ranging from $.28 to $.45 per share.

F-35

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

9.     Stockholders’ Equity – (Continued)

On February 8, 2011, two directors agreed to accept 41,668 shares of unregistered Common Stock (valued at $16,667) in lieu of cash for certain director’s fees due the individuals.

During the three months ended June 30, 2011, third parties exercised options and warrants to purchase an aggregate of 190,000 shares of common stock with a portion utilizing a cashless exercise feature resulting in the net issuance of 140,888 shares of Common Stock.

1993 Stock Option Plan

The 1993 Stock Option Plan was established to provide stock options to our employees, officers, directors and consultants. This plan expired in June 2004 as it relates to new grants.

Stock options and activity under the Plan is summarized as follows:

	Year Ended September 30, 2011		Year Ended September 30, 2010
		Weighted Average		Weighted Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of period	72,500	$.83	72,500	$.83
Granted	—	—	—	—
Forfeited or expired	—	—	—	—
Exercised	(50,000)	.40	—	—
Outstanding at end of period	22,500	1.80	72,500	.83
Exercisable at end of period	22,500	1.80	72,500	.83
Reserved for future grants at end of period	—		—
Aggregate intrinsic value of exercisable options	$—		$3,000
Weighted average fair value of options granted during the period		$—		$—

Information pertaining to options outstanding under the plan at September 30, 2011 is as follows:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Contractual	Exercise
Prices	Outstanding	Life	Price	Exercisable	Life	Price
$1.80	22,500	1 year	$ 1.80	22,500	1 year	$ 1.80

2005 Stock Option Plans

The 2005 Stock Option Plan (the “2005 Plan”) was approved by our stockholders on June 16, 2005. The options granted under the 2005 Stock Option Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended; or non-qualified stock options. In March 2010, our stockholders approved an increase to the number of shares authorized under the 2005 Plan from 3.5 million to 6 million shares.

During fiscal year 2010, we granted options to a director and several employees to purchase an aggregate of 425,000 shares of our common stock at an exercise prices ranging from $.31 to $.50 per share, which represented the closing price of our stock on the date of each respective grant. The options granted have a ten-year term and vest equally over a five-year period from the date of grant. The fair value of the options at the date of grant in aggregate was $106,254 which was determined on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest rates ranging from 1.4% to 2.3%; expected volatility based on historical trading information ranging from 84% to 87% and expected term of 5 years.

During fiscal year 2011, we granted options to several directors and employees to purchase an aggregate of 280,000 shares of our common stock at an exercise prices ranging from $.45 to $.80 per share, which represented the closing price of our stock on the date of each respective grant. The options granted have a ten-year term and vested immediately upon the date of grant. The fair value of the options at the date of grant in aggregate was $81,295 which was determined on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield of 0%; risk-free interest

F-36

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

9. Stockholders’ Equity – (Continued)

rates ranging from ..68% to 1.05%; expected volatility based on historical trading information ranging from 74% to 81% and expected terms ranging from 2 to 3 years.

Stock options and activities under the 2005 Plan are as follows:

	Year Ended September 30, 2011		Year Ended September 30, 2010
		Weighted Average		Weighted Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of period	3,693,000	$.31	3,352,000	$.30
Granted	280,000	.68	425,000	.37
Forfeited or expired	—	—	(50,000)	.28
Exercised	(112,000)	.34	(34,000)	.34
Outstanding at end of period	3,861,000	.34	3,693,000	.31
Exercisable at end of period	2,427,800	.36	1,404,600	.32
Reserved for future grants	1,993,000		2,273,000
Aggregate intrinsic value of exercisable options	$1,073,130		$203,710
Aggregate intrinsic value of all options	$1,774,830		$563,960
Weighted average fair value of options granted during the period		$.29		$.25

Information pertaining to options outstanding under the plan at September 30, 2011 is as follows:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Contractual	Exercise
Prices	Outstanding	Life	Price	Exercisable	Life	Price
$ .23 - .80	3,861,000	7.0 years	$ .34	2,427,800	6.7 years	$ .36

The following table summarizes activity related to non-vested options:

	Year Ended September 30, 2011
		Weighted Average
		Grant Date
	Shares	Fair Value
Non-vested at beginning of period	2,288,400	$.21
Granted	280,000	.29
Forfeited, expired	—	—
Exercised	—	—
Vested	(1,135,200)	.24
Non-vested at end of period	1,433,200	.21

Non -Employee Director Stock Option Plan

Under the terms of our 1996 Non-Employee Director Stock Option Plan, on a non-employee director’s initial election to the Board of Directors, they are automatically granted an option to purchase 2,000 shares of our common stock. The exercise price per share of options granted under the Non-Employee Director Stock Option Plan is 100% of the fair-market value of our common stock on the business day immediately prior to the date of the grant and is immediately exercisable for a period of ten years from the date of the grant. During fiscal year 2006, the Compensation Committee agreed to discontinue future option grants pursuant to the Non-Employee Director Stock Option Plan.

As of September 30, 2011, options to purchase 22,000 shares of our common stock are outstanding and exercisable at prices ranging from $0.51 to $1.95 and had a weighted average exercise price of $1.26 per share and a weighted average contractual life of 2.2 years.

F-37

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

9.     Stockholders’ Equity - (Continued)

Warrants and Other Stock Options

During fiscal year 2011, we granted options to a consultant to purchase 100,000 shares of our common stock at an exercise price of $.41 per share, which represented the closing price of our stock on the date of each respective grant. The options granted have a four year term and vest 25% immediately on the date of grant with the balance vesting equally over a three year period. The fair value of the options at the date of grant in aggregate was $22,703 which was determined on the date of grant using the Black-Scholes option-pricing model with the following assumptions; dividend yield of 0%; risk-free interest rate of .05%; expected volatility based on historical trading information of 81% and expected term of 3 years.

Information pertaining to all warrants and other stock options granted and outstanding is as follows:

	Year Ended September 30, 2011		Year Ended September 30, 2010
		Weighted Average		Weighted Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of period	175,000	$.56	450,000	$.53
Granted	992,118	.62	—	—
Forfeited, expired, repurchased	—	—	(275,000)	.51
Exercised	(150,000)	.40	—	—
Outstanding at end of period	1,017,118	.65	175,000	.56
Exercisable at end of period	1,017,118	.65	175 000	.56
Aggregate intrinsic value of exercisable options/warrants	$173,688		$9,000
Aggregate intrinsic value of all options/warrants	$173,688		$9,000
Weighted average fair value of options granted during the period		$.21		$—

	Warrants/Options Outstanding			Warrants/Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Remaining	Average
Exercise	Number	Contractual	Exercise	Number	Contractual	Exercise
Prices	Outstanding	Life	Price	Exercisable	Life	Price
$ 0.41 - $1.51	1,017,118	4.9 years	$ .65	1,017,118	4.9 years	$ .65

Common Stock Reserved

We have reserved common stock at September 30, 2011 as follows:

Stock option plans	3,905,500
Other stock options	125,000
Other warrants	892,118
Shares issuable upon conversion of notes payable	4,072,418
8,995,036

10.     Employee Benefit Plan

We have implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 75% of employee compensation up to the maximum contribution allowed by law and employee contributions to the 401(k) plan are fully vested at all times. We may make discretionary contributions to the 401(k) plan which become vested over a period of five years. There were no corporate contributions to the 401(k) plan during the years ended September 30, 2011 and 2010, respectively.

11.     Major Customers

During the fiscal year ended September 30, 2011 there were four dual fuel customers who accounted for 72% of consolidated net sales with no one individual customer representing more than 35% of the total. During the fiscal year ended September 30, 2010 there were four dual fuel customers who accounted for 75% of consolidated net sales with one individual customer representing 35% of the total.

F-38

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

12.     Fair Value of Financial Instruments

At September 30, 2011 and 2010, our financial instruments consisted of marketable investments, accounts receivable, accounts payable, notes payable and convertible notes payable. These instruments approximate their fair values as these instruments are either due currently or were negotiated currently and bear interest at market rates. The fair value of the $2,225,000 of convertible note payable is $3,257,934 at September 30, 2011 based upon the intrinsic value of the conversion feature on that date (see Note 7).

13.     Income Taxes

The (benefit) for income taxes was comprised of the following amounts for the years ended:

	September 30,	September 30,
	2011	2010
Current:
Federal	$(317,000)	$(36,000)
State	(5,000)	(113,000)
	(322,000)	(149,000)
Deferred:
Federal	—	—
State	—	—
	—	—
Change in valuation reserve	—	—
Total (benefit) for income taxes included in discontinued operations	$(322,000)	$(149,000)

In the course of preparing our September 30, 2010 (2009 Tax Year) income tax returns, it was determined that, pursuant to the provisions of The Worker, Homeownership, and Business Assistance Act of 2009 (“WHBAA”), we were eligible for a refund of $316,707 relating to federal taxes paid in the prior year. The WHBAA is a very specific and narrowly focused act which provided for a net operating loss (“NOL”) carry back of up to five years for NOLs (including Alternative Minimum Tax NOLs) incurred in taxable years beginning or ending in either 2008 or 2009 (but not both). Use of the Alternative Minimum Tax NOL is limited to 90% of the alternative minimum taxable income, however the WHBAA legislation suspended the 90% limitation on the use of any AMT NOL for the carry back period. The entire refund relates entirely to federal Alternative Minimum Tax paid in prior years and has been recorded as an income tax benefit along with $5,686 of state refundable income taxes in the accompanying financial statements for the fiscal year ended September 30, 2011.

Historically we have provided a valuation reserve equal to 100% of our potential deferred tax benefit due to the uncertainty of our ability to realize the anticipated benefit given our historical losses.

The difference between the statutory federal income tax rate of 34% and the effective rate is primarily due to net operating losses incurred by us and the provision of a valuation reserve against the related deferred tax assets.

The following differences give rise to deferred income taxes:

	September 30,	September 30,
	2011	2010
Net operating loss carry forwards	$8,556,302	$6,425,712
Differences in fixed asset basis	(69,199)	(78,735)
Alternative Minimum Tax amounts	14,923	331,630
State NOL amounts	892,250	657,300
Other, net	57,770	129,007
	9,452,046	7,464,914
Valuation reserve	(9,452,046)	(7,464,914)
Net deferred tax asset	$—	$—

The following differences between the U.S. federal statutory income tax rate and our effective tax rate are:

	September 30,	September 30,
	2011	2010
Statutory U.S. tax rate	34.0%	34.0%
State taxes, net of federal benefit	0.1	2.0
Amortization	0.7	1.3
All others, net	3.9	1.9
U.S. business credits	(0.5)	(0.5)
Valuation allowance	(33.7)	(36.1)
Effective Tax Rate	4.5%	2.6%

F-39

GreenMan Technologies, Inc.

Notes To Consolidated Financial Statements

13.     Income Taxes – (Continued)

As of September 30, 2011, we had net operating loss carry forwards of approximately $25.2 million. The Federal and state net operating loss carry forwards expire in varying amounts beginning in 2011 and 2013, respectively. In addition, we have Federal tax credit carry forwards of approximately $60,000 available to reduce future tax liabilities. The Federal tax credit carry forwards expire beginning in 2013. Use of net operating loss and tax credit carry forwards maybe subject to annual limitations based on ownership changes in our common stock as defined by the Internal Revenue Code.

14.     Subsequent Events

Convertible Debenture Offering

In November 2011, we commenced a private offering of 10% convertible notes payable in an effort to raise up to $1.5 million in gross proceeds. The convertible notes are payable 24 months after issuance. Each note is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion price equal to 85% of the closing bid price of the Common Stock on the day the notes were issued. Each note will be convertible at our option into shares of Common Stock at such conversion price if, at any time after the first anniversary of the issuance of the note and prior to the note’s maturity, the average closing price of the Common Stock, as reflected on the principal stock exchange or trading market for the Common Stock, equals or exceeds $1.60 per share (as such price may be equitably adjusted upon certain events such as stock dividends, distributions and splits) for 20 consecutive trading days. In addition, each investor received a warrant to purchase that number of shares of Common Stock which is equal to the number of shares of Common Stock into which the principal amount of the note subscribed for by the investor is convertible, multiplied by 0.3. Each warrant will be exercisable for a period of five years after the date the investor subscribed for his or her note, at a price equal to 95% of the closing bid price of the Common Stock on the day the notes were issued. As of January 11, 2012, we had issued $507,000 of these convertible notes payable.

F-40

GREENMAN TECHOLOGIES, INC.

11,553,282 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Prospectus is July 25, 2012